UNITED STATES
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Lockheed Martin Corporation

2021 Proxy Statement & Notice of Annual Meeting of Stockholders

Thursday, April 22, 2021
8:00 a.m. EDT

LOCKHEED MARTIN

March 12, 2021
Dear Fellow Stockholders:
It is my pleasure to invite you to Lockheed Martin's 2021 Annual Meeting of Stockholders on Thursday, April 22, 2021, at 8:00 a.m. EDT. The meeting will once again be held virtually via live webcast to facilitate full stockholder participation while protecting health and safety. Information on how to participate in the Annual Meeting can be found on page 85.
Resiliency Through a Global Pandemic
The global pandemic has presented unprecedented business challenges and continues to inflict personal loss for so many, including within the Lockheed Martin family. Throughout the crisis, our priorities have been to ensure the health and welfare of our employees and their families, continue to perform and deliver for our customers and our national security, and use our resources and leadership as a company to assist our communities, our country and our allies. We took swift action early in the pandemic to address the threat and have continued to do so since, including maintaining robust health and safety protocols in the workplace, delivering personal protective equipment to frontline workers and supporting our communities and suppliers. Despite the challenges presented by COVID-19, we continued to hire through the pandemic, welcoming more than 11,000 new employees in 2020.
Strong 2020 Financial Performance
Despite the challenges of 2020, we’re proud to report that the resiliency of our employees to adapt and continue to deliver for our customers resulted in another year of strong financial results, including record sales and earnings per share from continuing operations and increased backlog. We continued our strong cash performance, generating $8.2 billion in cash from operations after discretionary pension contributions of $1.0 billion. And we returned $3.9 billion in cash to stockholders through dividends and share repurchases. For more detailed information on our financial results, please review our proxy statement and the enclosed 2020 Annual Report.
Leadership Transitions
Following a remarkable 38-year career at Lockheed Martin, Marillyn A. Hewson ended her service as Executive Chairman and as a member of the Board on March 1, 2021. We are extremely grateful for her many valuable contributions to our company and the Board and she leaves behind a legacy as one of Lockheed Martin's most successful and respected leaders. In addition to my transition to the role of President and CEO in June 2020, several other executives were also elevated to new executive leadership positions as part of a disciplined leadership transition, reflecting the Corporation’s deliberate and thorough succession planning. The board and the executive leadership team also want to acknowledge the unfortunate passing of Michele Evans, former EVP, Aeronautics in early 2021. Michele was an exceptional leader and a champion for diversity and inclusion and has left a great legacy of future leaders she inspired.
On behalf of the entire board of directors, I want to thank you for your continued investment in Lockheed Martin. Your vote is important. I urge you to promptly cast your vote in accordance with the board's recommendations.
Sincerely,

James D. Taiclet Chairman, President and Chief Executive Officer

www.lockheedmartin.com	2021 Proxy Statement	1

Notice of 2021 Annual Meeting of Stockholders

	Agenda	Board Recommendation

Item 1	Election of 11 directors	FOR each of the director- nominees
Virtual Annual Meeting
When:
Thursday, April 22, 2021, 8:00 a.m. EDT
Live Webcast Access:
Online audio webcast at: www.meetingcenter.io/266927146
Password: LMT2021 (if prompted for one)
Who Can Vote:
Stockholders of record at the close of business on February 26, 2021 are entitled to vote. Whether or not you plan to attend the Annual Meeting, we encourage you to vote and submit your proxy in advance of the meeting by one of the methods described below. See pages 85-89 for additional information regarding accessing the Annual Meeting and how to vote your shares.

Item 2	Ratification of the appointment of Ernst & Young LLP as our independent auditors for 2021	FOR
Item 3	Advisory vote to approve the compensation of our named executive officers (Say-on-Pay)	FOR
Item 4	Consideration of a stockholder proposal to adopt written consent, if properly presented	AGAINST
Item 5	Consideration of a stockholder proposal to issue a report on human rights due diligence, if properly presented	AGAINST
Consideration of any other matters that may properly come before the meeting

The 2021 Annual Meeting will be conducted online only through a live audio webcast via the Internet. We have adopted this format to assist in protecting the health and safety of the Corporation's stockholders and employees in light of continued public health concerns regarding COVID-19 and to facilitate stockholder attendance and to enable stockholders to participate fully and equally, regardless of size, resources, or physical location.
We have enclosed our 2020 Annual Report to Stockholders. The report is not part of the proxy soliciting materials for the 2021 Annual Meeting. The Proxy Materials or a Notice of Internet Availability were first sent to stockholders on or about March 12, 2021.
Your vote is extremely important. Please vote at your earliest convenience to ensure the presence of a quorum at the meeting. Promptly voting your shares in accordance with the instructions you receive will save the expense of additional solicitation.
Sincerely,
Maryanne R. Lavan
Senior Vice President, General Counsel
and Corporate Secretary
March 12, 2021
How to Vote in Advance:

Via the Internet: At the website listed on the proxy card or voting instruction form you received.

By Telephone: Call 1-800-652-8683 in the United States, Canada and Puerto Rico, 1-781-575-2300 for other locations, or the numbers provided on your voting instruction form.
By Mail: Mark, date and sign your proxy card or voting instruction form and return it in the accompanying postage prepaid envelope.

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting: The 2021 Proxy Statement and 2020 Annual Report are available at www.edocumentview.com/LMT.

2

Table of Contents

ABOUT LOCKHEED MARTIN	4	Sustainability Highlights	34
		Climate & Environmental Stewardship	35
IMPACTS OF COVID-19	5	Supplier Engagement	35

PROXY STATEMENT SUMMARY	6	AUDIT MATTERS	36

PROPOSAL 1: ELECTION OF DIRECTORS	11	PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	36
Board Composition, Qualifications and Diversity	11
Board Attendance	11	Audit Committee Report	38
Summary of Directors-Nominees' Core Competencies	12
Director-Nominees	13	EXECUTIVE COMPENSATION	39
Board Effectiveness, Evaluations and Refreshment	17
		PROPOSAL 3: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NEOs (SAY-ON-PAY)	39
CORPORATE GOVERNANCE	19
Independent Lead Director	19	Compensation Committee Report	39
Message from Independent Lead Director	20	Compensation Discussion and Analysis (CD&A)	40
Board Leadership Structure	20	Summary Compensation Table	58
Executive Sessions	21	2020 Grants of Plan-Based Awards	62
Committees of the Board of Directors	21	Outstanding Equity Awards at 2020 Fiscal Year-End	65
Board Role and Responsibilities	23	Option Exercises and Stock Vested During 2020	66
Board Role in Strategic Planning	23	2020 Pension Benefits	66
Enterprise Risk Management	24	2020 Nonqualified Deferred Compensation	68
Cybersecurity	24	Potential Payments Upon Termination or Change in Control	71
Talent Management and Succession Planning	24	CEO Pay Ratio	75
Board Oversight of People Strategy	25
Human Rights	27	DIRECTOR COMPENSATION	76
Stockholder Engagement and Responsiveness	28
Board Policies and Processes	29	SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	79
Corporate Governance Guidelines	29
Director Overboarding Policy	29
Director Independence	30	PROPOSAL 4: STOCKHOLDER PROPOSAL TO ADOPT STOCKHOLDER ACTION BY WRITTEN CONSENT	81
Related Person Transaction Policy	30
Certain Relationships and Related Person Transactions of Directors, Executive Officers and 5 Percent Stockholders	31
		PROPOSAL 5: STOCKHOLDER PROPOSAL TO ISSUE A REPORT ON HUMAN RIGHTS DUE DILIGENCE	83
Accountability to Stockholders	31
Majority Voting Policy for Director Elections	31
Stockholder Right to Amend Bylaws	32	ANNUAL MEETING QUESTIONS AND ANSWERS	85
Proxy Access	32
Stockholder Right to Call Special Meeting	32	ADDITIONAL INFORMATION AND OTHER MATTERS	92
No Poison Pill	32	Appendix A: Definition of Non-GAAP (Generally Accepted Accounting Principles) Measures	92

ENTERPRISE RISK AND SUSTAINABILITY	33	Disclosure Regarding Forward-Looking Statements	94
Enterprise Risk Management Highlights	33
Beyond 2020 Sustainability Priorities	34

www.lockheedmartin.com	2021 Proxy Statement	3

About Lockheed Martin
Lockheed Martin is a global security and aerospace company that employs 114,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. Our mission is to solve complex challenges, advance scientific discovery and deliver innovative solutions to help our customers keep people safe.
OUR BUSINESS
We have four business segments, each of which is dedicated to specific products and services.

Aeronautics, 40%
Engaged in the research, design, development, manufacture, integration, sustainment, support and upgrade of advanced military aircraft, including combat and air mobility aircraft, unmanned air vehicles and related technologies

$26.3B

Missiles and Fire Control, 17%
Provides air and missile defense systems; tactical missiles and air-to-ground precision strike weapon systems; logistics; fire control systems; mission operations support, readiness, engineering support and integration services; manned and unmanned ground vehicles; and energy management solutions

$11.3B

Rotary and Mission Systems, 25%
Designs, manufactures, services and supports various military and commercial helicopters, surface ships, sea and land-based missile defense systems, radar systems, sea and air-based mission and combat systems, command and control mission solutions, cyber solutions, and simulation and training solutions

$16.0B

Space, 18%
Engaged in the research, design, development, engineering and production of satellites, space transportation systems, and strategic, advanced strike and defensive systems; provides network-enabled situational awareness and integrates complex space and ground global systems to help our customers gather, analyze and securely distribute critical intelligence data

$11.9B

2021 STRATEGIC FRAMEWORK
Enhance defense, security and scientific discovery by delivering reliable, innovative and affordable solutions to our customers’ most daunting challenges

LEAD	INNOVATE	DRIVE	GROW

the defense industry and our customers in building a superior 21st Century Warfare capability	to provide cutting edge solutions to our customers at every level from product to Joint All-Domain Operations	operational excellence throughout the Corporation and efficiency throughout the industry	organically and through capital and acquisition investments to benefit our stakeholders

4

Support for Our Employees, Suppliers and Communities Impacted by COVID-19
Lockheed Martin continues to support the critical security needs of our nation and its allies during the COVID-19 global pandemic while also providing support to industrial base suppliers, front-line medical workers and local communities to help with relief and response efforts. We recognize that the rapid spread of COVID-19 and its wide-ranging impacts have caused severe disruption across society and tragic loss of life around the world. Managing the impacts of COVID-19 on our employees, suppliers and communities has been a key priority for the Corporation and our Board in 2020. In response to this crisis, the Corporation is guided by and operates with three clear priorities: (i) we will continue to protect the health and safety of our men and women on the job and their families; (ii) we will continue to perform and deliver for our customers because what they do for our national security, global communities, and infrastructure is critical to our nation and our allies; and (iii) we will do our part to use our innovation, resources, and leadership as a company to assist our communities and our country.
Employee Health and Safety
Recognizing that our workforce is our most valuable asset in supporting our national security mission, we have taken action to protect its health and safety:
•We have fulfilled our pledge to cover 100% of medical expenses related to COVID-19 for those employees and their families participating in company health plans.
•We employed a number of methods to reduce the concentration of employees in office and production environments who are doing work deemed essential by the U.S. government. We implemented teleworking, minimum staffing and social distancing policies for our employees consistent with current federal guidance as they continued to support national security.
•We provided employees with personal protective equipment, instituted new cleaning procedures including how tools are handled and, in some places, how areas are cleaned between shifts, restricted travel and implemented strict rules governing who can visit our facilities.
•We enacted enhanced contingency plans in our factories to reduce the likelihood of an interruption in production of critical security programs.
Supply Chain Commitment
•Throughout the pandemic, we helped ensure a healthy supply base, accelerating payments to more than 10,100 suppliers, including nearly 6,200 small businesses across all 50 states, the District of Columbia, Puerto Rico, and 47 nations.
•During 2020, the Department of Defense announced it would increase progress payment rates to large businesses from 80 percent to 90 percent, accelerating payments for the completion of work in recognition of the challenges posed by COVID-19. During 2020, Lockheed Martin flowed all of the accelerated payments it received from the Department of Defense to its supply chain with a focus on small businesses and those at-risk.
•We have continued in 2021 to monitor COVID-19 impacts and to accelerate cash to at-risk suppliers and small businesses, working with our U.S. government partners and suppliers, to meet commitments vital to national security.

Aid to Our Communities and International Partners

We made nearly $22 million in charitable contributions, as well as donations of meals for local communities surrounding Lockheed Martin locations, and personal protective equipment for doctors, nurses, and first responders.	We supported COVID-19 related initiatives around the world including in 16 different countries other than the U.S.

We donated the use of our facilities for crisis-related activities including critical medical supply storage, distribution, and COVID-19 testing, where needed and practical.	We have continued to recruit and hire new employees to fill key roles around the country, often virtually, to advance technologies that will shape the future and keep us an employer of choice.

We provided corporate air support to the U.S. Department of Health and Human Services and the National Marrow Donor Program.	We donated more than 1,400 iPhones to local hospitals and community organizations across the country.

www.lockheedmartin.com	2021 Proxy Statement	5

Proxy Statement Summary
The Board of Directors (the Board) of Lockheed Martin Corporation (the Corporation) is providing the Notice of 2021 Annual Meeting of Stockholders, this Proxy Statement and proxy card (the Proxy Materials) in connection with the Corporation's solicitation of proxies for the 2021 Annual Meeting (the Annual Meeting) to be held virtually on April 22, 2021, at 8:00 a.m. EDT.
This proxy summary highlights information contained elsewhere in our Proxy Statement. The summary does not contain all the information that you should consider, and we encourage you to read the entire Proxy Statement carefully.
Voting Matters and Board Recommendations

Proposal 1	Election of 11 Director-Nominees The Board recommends a vote FOR each of the director-nominees.
See pages 11-16 for further information.

Proposal 2	Ratification of the Appointment of Ernst & Young LLP as our Independent Auditors for 2021 The Board recommends a vote FOR ratification of Ernst & Young LLP for 2021.
See pages 36-37 for further information.

Proposal 3	Advisory Vote to Approve the Compensation of our Named Executive Officers (Say-on-Pay) The Board recommends a vote FOR our Say-on-Pay proposal.
See page 39 for further information.

Proposal 4	Stockholder Proposal to Adopt Stockholder Action by Written Consent The Board recommends a vote AGAINST proposal 4.
See pages 81-82 for further information.

Proposal 5	Stockholder Proposal to Issue a Report on Human Rights Due Diligence The Board recommends a vote AGAINST proposal 5.
See pages 83-84 for further information.

Stockholder Outreach	40+ Engagements 30+ Stockholders 26% Outstanding Stock (as of December 31, 2020)
Lockheed Martin engages with a broad range of stockholders, including index funds, unions and public pension funds, actively-managed funds and socially-responsible investment funds, and proxy advisory firms. During 2020, we extended invitations to some of our largest investors, representing approximately 40 percent of our outstanding shares, and other significant stakeholders and invited them to engage on various topics including our 2020 leadership changes, board and workforce diversity, human capital management, executive compensation, and sustainability matters, including climate change. We engaged by telephone conference or written correspondence over 40 times with these investors and other stakeholders, including stockholders representing approximately 26 percent of our outstanding shares. Investors welcomed our year-round global outreach and expressed appreciation for our ongoing engagement.

6

Proxy Statement Summary
Corporate Governance Highlights
Board Composition, Committees, Skills and Qualifications

The Board carefully reviews its composition to ensure it has the right mix of people with diverse perspectives, business and professional experiences as well as professional integrity, sound judgment and collegiality. The Board seeks to identify candidates with knowledge or experience that will expand or complement its existing expertise to ensure the Board is aligned to the Corporation's future strategic challenges and opportunities.

Lockheed Martin Committees
Name, Age, Independence, Position and Other Public Boards	A	CBS	MDC	NCG
Daniel F. Akerson, 72, Independent Lead Director Retired Chairman & CEO, General Motors Company
David B. Burritt, 65, Independent President & CEO, United States Steel Corporation (U.S. Steel) - Director at U.S. Steel
Bruce A. Carlson, 71, Independent Retired United States Air Force General - Director at Benchmark Electronics Inc. (Audit)
Joseph F. Dunford, Jr., 65, Independent Retired United States Marine Corps General; Former Chairman of the Joint Chiefs of Staff
James O. Ellis, Jr., 73, Independent Retired President & CEO, Institute of Nuclear Power Operations - Director at Dominion Energy, Inc. (Finance & Risk Oversight; Audit)
Thomas J. Falk, 62, Independent Retired Chairman & CEO, Kimberly-Clark Corporation

Ilene S. Gordon, 67, Independent
Retired Chairman & CEO, Ingredion Incorporated
- Director at International Paper Company (Presiding Director; Governance Chair; Management Development & Compensation); International Flavors & Fragrances, Inc. (Compensation)

Vicki A. Hollub, 61, Independent President & CEO, Occidental Petroleum Corporation - Director at Occidental Petroleum Corporation
Jeh C. Johnson, 63, Independent Partner at Paul, Weiss, Rifkind, Wharton & Garrison LLP; Former Secretary of Homeland Security - Director at U.S. Steel (Audit; Corporate Governance & Sustainability)
Debra L. Reed-Klages, 64, Independent Retired Chairman, President & CEO, Sempra Energy - Director at Chevron Corporation (Audit); Caterpillar Inc. (Compensation & Human Resources)
James D. Taiclet, 60 Chairman, President & CEO, Lockheed Martin Corporation

A CBS MDC NCG	Audit Classified Business and Security Management Development and Compensation Nominating and Corporate Governance	Member	Chair

www.lockheedmartin.com	2021 Proxy Statement	7

Proxy Statement Summary
Our Alignment with Governance Standards
In 2018, Lockheed Martin became a signatory to the Commonsense Principles 2.0, a series of corporate governance principles for public companies, their boards and their institutional stockholders, which are intended to provide a basic framework for sound, long-term oriented governance. These Principles recognize that not every principle will be applied in the same fashion (or at all) by every company or board. In addition, our corporate governance practices comply with the Investor Stewardship Group (ISG) Corporate Governance Principles for U.S. Listed Companies that went into effect in 2018. Below we identify each of the ISG's corporate governance principles and how our specific practices are aligned.

BOARDS ARE ACCOUNTABLE TO STOCKHOLDERS
✓ Annual election of directors
✓ Majority voting standard for uncontested director elections
✓ Directors not receiving majority support tender resignation to Board for consideration
✓ Market-standard proxy access right for stockholders
✓ No poison pill
✓ Fully disclose corporate governance practices

BOARDS SHOULD ADOPT STRUCTURES AND PRACTICES THAT ENHANCE THEIR EFFECTIVENESS
✓ 10 of 11 directors are independent
✓ 3 of our directors are women
✓ Significant Board refreshment
✓ Directors reflect a diverse mix of skills and experience
✓ All Board committees are fully independent
✓ Annual Board and committee self-assessments
✓ Board access to officers and employees
✓ 2020 Board attendance greater than 97%
✓ Overboarding policy ensures Board members can devote sufficient time to the Corporation

BOARDS SHOULD BE RESPONSIVE TO STOCKHOLDERS AND BE PROACTIVE IN ORDER TO UNDERSTAND THEIR PERSPECTIVES
✓ Proactive, year-round engagement with stockholders, including participation of independent Lead Director
✓ Engagement topics included 2020 leadership changes, board and workforce diversity, human capital management, executive compensation, and environmental, social and governance (ESG) matters, including climate change

BOARDS SHOULD HAVE STRONG, INDEPENDENT LEADERSHIP ✓ Empowered independent Lead Director ✓ Annual review of Board leadership structure ✓ Independent chairs of all Board committees	STOCKHOLDERS SHOULD BE ENTITLED TO VOTING RIGHTS IN PROPORTION TO THEIR ECONOMIC INTEREST ✓ One class of voting stock ✓ “One share, one vote” standard
BOARDS SHOULD DEVELOP MANAGEMENT INCENTIVE STRUCTURES THAT ARE ALIGNED WITH THE LONG-TERM STRATEGY OF THE COMPANY
✓ Compensation programs actively reviewed by the Board and include short- and long-term goals tied to the long-range plan and that underpin our long-term strategy

Board Effectiveness
Our Board takes a multi-faceted approach to continually assess Board composition and evaluate effectiveness.

PRACTICES CONTRIBUTING TO BOARD EFFECTIVENESS	SKILLS ENHANCED IN THE PAST 5 YEARS:

✓ Identification of Diverse Board Candidates ✓ Rotation of Board Committee Assignments ✓ Annual Performance Assessments ✓ Robust Onboarding and Continuing Education ✓ Tenure and Overboarding Guidelines	Enterprise risk management

Environment, safety and health, and sustainability expertise

Global organization experience

Innovation, information technology and cybersecurity

MEANINGFUL REFRESHMENT The Board has added 6 new directors in the past 5 years.

Industry and customer experience

8

Proxy Statement Summary
Executive Compensation Highlights
2020 CEO Transition and Pay Decisions
On March 12, 2020, the Board elected James D. Taiclet to succeed Marillyn A. Hewson as President and Chief Executive Officer (CEO) of the Corporation, effective June 15, 2020. Following the recommendation of the Management Development and Compensation Committee (Compensation Committee), the Board of Directors approved the 2020 compensation arrangements for Mr. Taiclet as President and CEO, which was comprised of an annual base salary of $1,700,000, an annual incentive target of 175% of salary for 2020 under the Lockheed Martin Corporation Amended and Restated 2006 Management Incentive Compensation Plan (MICP), to be prorated based on time in the role; and an annual long-term incentive (LTI) award opportunity for 2020 of $14.0 million, allocated 50% in Performance Stock Units (PSUs), 30% in Restricted Stock Units (RSUs) and 20% in the cash-based Long-Term Incentive Performance award (LTIP). Additionally, the Board approved a replacement award of RSUs to offset forfeited unvested incentive equity awards from his former employer. These arrangements are further detailed on pages 42 and 43.
Mr. Taiclet has served as a member of the Board since 2018, with his tenure beginning prior to his appointment as President and CEO. Upon the commencement of his employment with the Corporation, Mr. Taiclet did not receive any additional compensation for serving as a member of the Board and his unvested equity awards under the Lockheed Martin Corporation Amended and Restated Directors Equity Plan were forfeited.
2020 Pay and Performance
A substantial portion of compensation paid to our named executive officers (NEOs) is performance-based. We use the 50th percentile of our comparator group to set target compensation but allow for payments to exceed or fall below the target level based upon actual performance. This outcome is consistent with our pay-for-performance philosophy to set pay and targets at market levels, but pay incentive compensation to reflect actual performance.

Based on our strong short- and long-term financial and operational performance, as manifested in record sales, segment operating profit, and earnings per share from continuing operations for the year, our 2020 annual and 2018-2020 LTI plans paid out above their respective target levels. The Board did not make any modifications to our compensation programs or positive adjustments in response to COVID-19.

1-, 3- and 5-Year Total Stockholder Returns	2020 Annual Incentive Component Weightings and Achievements

2018-2020 Long-Term Incentive Component Weightings and Achievements

*    See Non-GAAP terms in Appendix A for an explanation of “Segment Operating Profit,” “Return on Invested Capital (ROIC),” and “Performance Cash” and our forward-looking statements concerning future performance or goals for future performance.

www.lockheedmartin.com	2021 Proxy Statement	9

Proxy Statement Summary

Enterprise Risk and Sustainability
Sustainability Governance Structure
We take an integrated approach to managing corporate culture, ethics and business integrity, governance, and sustainability issues through a risk management lens. Oversight of ESG matters follows our formal sustainability governance structure. This structure includes our Nominating and Corporate Governance Committee (Governance Committee), the executive leadership team and a working group of key functional leaders who partner to implement sustainability policies and processes across our operations. The Governance Committee is chartered by the Board of Directors to lead its oversight responsibilities relating to the Corporation’s ethical conduct, human rights, environmental stewardship, corporate culture, philanthropy, workforce diversity, health and safety.
Relevant Issues and Strategic Priorities
Through 2020, we have focused on five core sustainability issues and objectives, which are set forth below. These five core issues include ESG topics that represent stakeholder priorities and drivers of long-term value creation. The independent directors who serve on the Governance Committee review performance against the Sustainability Management Plan, a set of targets that correspond to objectives associated with our five core sustainability issues. The Governance Committee also approves the Corporation’s Code of Conduct (www.lockheedmartin.com/en-us/who-we-are/ethics/code-of-ethics.html) and annual Sustainability Report (sustainability.lockheedmartin.com).

Sustainability Mission
Our sustainability mission is to foster innovation, integrity and security to protect the environment, strengthen communities and propel responsible growth.

Our Sustainability Governance Structure

In 2019-2020, we underwent a core issues assessment and surveyed our stakeholders to inform our next generation of sustainability priorities. This updated core issue model, previewed on page 34, focuses our efforts in the areas that provide the greatest value to our stakeholders and our business. Our 2020 Sustainability Report will include the revised goals and key performance indicators (KPIs) that reflect the stakeholder feedback we have received, internal and external trends, and the continued evolution of our business to create value well into the future.

10

Proposal 1	Election of Directors
•    Diverse slate of directors with broad leadership and customer experience.
•    Ten of our eleven director-nominees are independent.
•    Average director tenure is six years with six new directors in five years.
The Board unanimously recommends a vote FOR each of the director-nominees.

Board Composition, Qualifications and Diversity
We have no agreements obligating the Corporation to nominate a particular candidate as a director, and none of our directors represents a special interest or a particular stockholder or group of stockholders.

At Lockheed Martin, we recognize diversity and inclusion as a business imperative and strategic asset to our investors. We believe that our business accomplishments are a result of the efforts of our employees around the world, and that a diverse employee population will result in a better understanding of our customers’ needs. Our success with a diverse workforce also informs our views about the value of a board of directors that has persons of diverse skills, experiences and backgrounds. To this end, the Board seeks to identify candidates with areas of knowledge or experience that will expand or complement the Board’s existing expertise in overseeing a technologically advanced global security and aerospace company. While the Corporation does not have a formal policy on Board diversity, our Governance Guidelines place a great emphasis on diversity, and our Governance Committee actively considers diversity in recruitment and nominations of director candidates. The current composition of our Board reflects those efforts and the importance of diversity to our Board. Diversity in skills and backgrounds ensures that the widest range of options and viewpoints are expressed in the boardroom.

Board Attendance
In 2020, the Board met a total of 11 times. All directors on the Board during 2020 attended more than 75 percent of the total Board and committee meetings to which they were assigned and overall attendance was greater than 97 percent. Board members are encouraged to attend the annual meeting of stockholders and all incumbent directors attended the 2020 virtual annual meeting.

www.lockheedmartin.com	2021 Proxy Statement	11

Proposal 1: Election of Directors
Summary of Director-Nominees’ Core Competencies
We consider current Board skills, background, experience, tenure and anticipated retirements to identify gaps that may need to be filled through the Board refreshment process. The following chart summarizes the core competencies that the Board considers valuable to effective governance and successful oversight of our corporate strategy, and illustrates how the current Board members individually and collectively represent these key competencies. The lack of an indicator for a particular item does not mean that the director does not possess that qualification, skill or experience, rather, the indicator represents that the item is a core competency that the director brings to the Board.

SKILLS AND EXPERIENCE

CEO LEADERSHIP EXPERIENCE CEO public company leadership that contributes to the understanding and oversight of large complex organizations
	✓	✓				✓	✓	✓		✓	✓

ENVIRONMENTAL, SAFETY & SUSTAINABILITY
Strengthens the Board's oversight and assures that strategic business imperatives and long-term value creation are achieved in accordance with our environmental, safety and sustainability initiatives

		✓				✓	✓	✓		✓

HUMAN CAPITAL MANAGEMENT Contributes to our ability to attract, motivate and retain a highly qualified workforce, including executives
	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

FINANCIAL EXPERT Meets the Securities and Exchange Commission's (SEC) criteria as an independent “audit committee financial expert”
	✓	✓				✓	✓	✓		✓

MANUFACTURING Contributes to the understanding of the challenges of complex manufacturing
	✓	✓	✓			✓	✓	✓		✓	✓

SENIOR GOVERNMENT / MILITARY EXPERIENCE Contributes to an understanding of our customers and the ability to understand policy issues
	✓		✓	✓	✓				✓		✓

GLOBAL EXPERIENCE Contributes to the understanding of operations and business strategy abroad
	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

ENGINEERING, TECHNOLOGY & INNOVATION Contributes to the understanding of key technology imperatives
					✓		✓	✓		✓	✓

RISK MANAGEMENT Contributes to the identification, assessment and mitigation of risks facing the Corporation
	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

CYBERSECURITY / INFORMATION TECHNOLOGY Contributes to the understanding and oversight of cybersecurity threats and digital transformation
				✓	✓				✓		✓

OTHER BOARD DEMOGRAPHICS

Caucasian/White	✓	✓	✓	✓	✓	✓	✓	✓		✓	✓
African American/Black									✓
Veterans of the U.S. Armed Forces	✓		✓	✓	✓						✓
Gender (Male/Female)	M	M	M	M	M	M	F	F	M	F	M
Age	72	65	71	65	73	62	67	61	63	64	60
Tenure (rounded years)	7	13	6	1	16	11	5	3	3	1	3

12

Proposal 1: Election of Directors

Director-Nominees

Biography
Vice Chairman of The Carlyle Group from March 2014 to December 2015. Mr. Akerson was Chairman of the Board of Directors and Chief Executive Officer of General Motors Company from January 2011 until his retirement in January 2014. Prior to joining General Motors, he was a Managing Director of The Carlyle Group, serving as the Head of Global Buyout from July 2009 to August 2010 and as Co-Head of U.S. Buyout from June 2003 to June 2009. Mr. Akerson serves as Chairman of the U.S. Naval Academy Foundation. He previously served on the board of directors of KLDiscovery Inc. from December 2019 until January 2020 and CommScope Holding Company, Inc. from April 2019 until December 2020.

Daniel F. Akerson Age 72 Director since 2014 Independent Lead Director Other Current Boards None
Skills, Qualifications and Core Competencies

•    Core leadership skills and experience with the demands and challenges of the global marketplace
•    Extensive operating, marketing and senior management experience in a succession of major companies in challenging, highly competitive industries
•    Enterprise risk management, financial, investment and mergers and acquisitions expertise

Biography
President and Chief Executive Officer of United States Steel Corporation (U.S. Steel) since May 2017. Mr. Burritt also was named to U.S. Steel's board of directors at that time. Mr. Burritt previously served as President and Chief Operating Officer of U.S. Steel from February 2017 to May 2017; Chief Financial Officer from September 2013 to May 2017; and Executive Vice President from September 2013 to February 2017. Prior to joining U.S. Steel, Mr. Burritt served as Chief Financial Officer of Caterpillar Inc. until his retirement in 2010, after more than 32 years with the company.

David B. Burritt Age 65 Director since 2008 Independent Director Other Current Boards U.S. Steel
Skills, Qualifications and Core Competencies

•    Expertise in public company accounting, risk management, disclosure, financial system management, manufacturing and commercial operations and business transformation from roles as CEO and CFO at U.S. Steel and CFO and Controller at Caterpillar Inc.
•    Over 40 years’ experience with the demands and challenges of the global marketplace from his positions at U.S. Steel and Caterpillar Inc.

Biography
Retired U.S. Air Force General, Mr. Carlson has been chairman of Utah State University's Space Dynamics Laboratory Guidance Council since June 2013 and chairman of its board of directors since 2018. Previously, Mr. Carlson served as the 17th Director of the National Reconnaissance Office from 2009 until 2012. He retired from the U.S. Air Force in 2009 after more than 37 years of service, including service as Commander, Air Force Materiel Command at Wright-Patterson AFB, Ohio, Commander, Eighth Air Force at Barksdale AFB, Louisiana; and Director for Force Structure, Resources and Assessment (J-8) for the Joint Staff.

Bruce A. Carlson Age 71 Director since 2015 Independent Director Other Current Boards Benchmark Electronics Inc.
Skills, Qualifications and Core Competencies

•    Industry-specific expertise and knowledge of our core customer, including aircraft and satellite development and acquisition experience from his service in senior leadership positions with the military
•    Experience with the demands and challenges associated with managing large organizations from his service as a Commander and Joint Staff Director of the Joint Chiefs and the National Reconnaissance Office
•    Skilled in executive management, logistics and military procurement

www.lockheedmartin.com	2021 Proxy Statement	13

Proposal 1: Election of Directors

Biography
Retired U.S. Marine Corps General, Mr. Dunford served as the 19th Chairman of the Joint Chiefs of Staff from 2015 until his retirement in September 2019. His previous assignments include serving as the 36th Commandant of the Marine Corps and the Commander of all U.S. and NATO Forces in Afghanistan. He is a Senior Fellow at the Belfer Center, Harvard University, and Chairman of the Board of the Semper Fi and America’s Fund.

Joseph F. Dunford, Jr. Age 65 Director since 2020 Independent Director Other Current Boards None
Skills, Qualifications and Core Competencies

•    Industry-specific expertise and knowledge of our core customer from his service in senior leadership positions with the military
•    Experience with the demands and challenges associated with managing large organizations from his service as a Commander and Chairman of the Joint Chiefs of Staff
•    Skilled in executive management, logistics, military procurement and cybersecurity threats

Biography
Admiral Ellis has served as an Annenberg Distinguished Fellow at the Hoover Institution at Stanford University since 2014. Previously, he served as President and Chief Executive Officer of the Institute of Nuclear Power Operations from May 2005 until his retirement in May 2012. Mr. Ellis retired from active duty in July 2004 after serving as Admiral and Commander, United States Strategic Command, Offutt Air Force Base, Nebraska. He formerly served as a director of Level 3 Communications, Inc. from March 2005 to November 2017.

James O. Ellis, Jr. Age 73 Director since 2004 Independent Director Other Current Boards Dominion Energy, Inc.
Skills, Qualifications and Core Competencies

•    Industry-specific expertise and knowledge of our core customers from his service in senior leadership positions with the military and the private sector
•    Expertise in aeronautical and aerospace engineering, information technology and emerging energy issues
•    Skilled in enterprise risk management
•    Over 40 years’ experience in managing and leading large and complex technology-focused organizations, in large part as a result of serving for 35 years as an active duty member of the United States Navy

Biography
Executive Chairman of Kimberly-Clark Corporation from January 2019 through December 2019. Having served 36 years at Kimberly-Clark Corporation, Mr. Falk was Chairman of the Board and Chief Executive Officer from 2003 until December 2018; Chief Executive Officer from 2002 and President and Chief Operating Officer from 1999 to 2002.

Thomas J. Falk Age 62 Director since 2010 Independent Director Other Current Boards None
Skills, Qualifications and Core Competencies

•    Experience with the demands and challenges associated with managing global organizations from his experience as Chairman and Chief Executive Officer of Kimberly-Clark Corporation
•    Knowledge of financial system management, public company accounting, disclosure requirements and financial markets
•    Manufacturing, human capital management, compensation, governance and public company board experience

14

Proposal 1: Election of Directors

Biography
Executive Chairman of the Board of Ingredion Incorporated from January 2018 through July 2018. Previously, Ms. Gordon was Chairman of the Board, President and Chief Executive Officer of Ingredion Incorporated from May 2009 through December 2017. Ingredion Incorporated is a publicly-traded corporation manufacturing food ingredients globally.

Ilene S. Gordon Age 67 Director since 2016 Independent Director Other Current Boards International Paper Company; International Flavors & Fragrances, Inc.
Skills, Qualifications and Core Competencies

•    Experience with the demands and challenges associated with managing global organizations from her experience as Chairman, President and Chief Executive Officer of Ingredion Incorporated
•    Knowledge of financial system management, public company accounting, disclosure requirements and financial markets
•    Marketing, human capital management, compensation, governance and public company board experience

Biography
President and Chief Executive Officer of Occidental Petroleum Corporation (Occidental), an international oil and gas exploration and production company since April 2016. Having served more than 30 years at Occidental, Ms. Hollub served as President and Chief Operating Officer from 2015 to 2016; Senior Executive Vice President, Occidental and President, Oxy Oil and Gas - Americas from 2014 to 2015, and Executive Vice President, Occidental and Executive Vice President, U.S. Operations and Oxy Oil and Gas from 2013 to 2014.

Vicki A. Hollub Age 61 Director since 2018 Independent Director Other Current Boards Occidental
Skills, Qualifications and Core Competencies

•    Broad insight and experience with the demands and challenges associated with managing global organizations from her experience as President and Chief Executive Officer of Occidental and more than three decades in executive and operational roles
•    Expertise in the Middle East region and Latin America
•    Skilled in enterprise risk management, environmental, safety and health, and sustainability

Biography
Partner at the international law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP since January 2017. Previously, Mr. Johnson served as U.S. Secretary of Homeland Security from December 2013 to January 2017; and as General Counsel of the U.S. Department of Defense and as General Counsel of the U.S. Department of the Air Force. Mr. Johnson is presently a director of the Council on Foreign Relations, and formerly served as a director of PG&E Corporation from May 2017 to March 2018.

Jeh C. Johnson Age 63 Director since 2018 Independent Director Other Current Boards U.S. Steel
Skills, Qualifications and Core Competencies

•    Expertise in national security, leadership development and organizational preparedness from his service as U.S. Secretary of Homeland Security
•    Industry-specific expertise and insight into our core customers, including requirements for acquisition of products and services, from prior senior leadership positions with the military
•    Experience with large organization management and assessing human resources, equipment, cybersecurity, and financial requirements, as well as reputational risks

www.lockheedmartin.com	2021 Proxy Statement	15

Proposal 1: Election of Directors

Biography
Retired in December 2018 as Executive Chairman of Sempra Energy. She served as Chairman, President and Chief Executive Officer of Sempra Energy from March 2017 to May 2018, Chairman and Chief Executive Officer of Sempra Energy from December 2012 to March 2017 and Chief Executive Officer of Sempra Energy from June 2011 to December 2012. Previously, Ms. Reed-Klages served as an Executive Vice President of Sempra Energy and as President and Chief Executive Officer of SDG&E and SoCalGas, Sempra Energy’s regulated California utilities. She was also previously President, Chief Operating Officer and CFO of SDG&E and SoCalGas. She previously served on the boards of directors of Halliburton Company from January 2001 to September 2018 and Oncor Electric Delivery Company LLC during 2018.

Debra L. Reed-Klages Age 64 Director since 2019 Independent Director Other Current Boards Chevron Corporation Caterpillar Inc.

Skills, Qualifications and Core Competencies

•    Experience with the demands and challenges associated with managing global organizations from her experience as Chairman, President and Chief Executive Officer of Sempra Energy
•    Skilled in enterprise risk management, environmental, safety and health, and sustainability
•    Knowledge of financial system management, compensation, governance and public company board experience

Biography
Chairman since March 2021 and President and Chief Executive Officer of Lockheed Martin since June 2020. Previously, Mr. Taiclet served as Chairman, President and Chief Executive Officer of American Tower Corporation from February 2004 until March 2020 and Executive Chairman from March 2020 to May 2020. Previously, Mr. Taiclet served as President of Honeywell Aerospace Services, a unit of Honeywell International and Vice President, Engine Services at Pratt & Whitney, a unit of United Technologies Corporation.

James D. Taiclet Age 60 Director since 2018 Chairman, President and CEO Other Current Boards None
Skills, Qualifications and Core Competencies

•    Effective leadership and executive experience as Chairman, President and CEO of American Tower Corporation
•    Expertise in management at large-scale, multinational corporations, including regulatory compliance, corporate governance, capital markets and financing, strategic planning and investor relations
•    Industry-specific expertise from service as a U.S. Air Force officer and pilot and as an executive at Honeywell Aerospace Services and Pratt & Whitney

16

Proposal 1: Election of Directors

Board Effectiveness, Evaluations and Refreshment
Board composition is a critical area of focus for the Board. Having the right mix of people who bring diverse perspectives, business and professional experiences and competencies as well as professional integrity, sound judgment and collegiality, provides a foundation for robust dialogue, informed advice and collaboration in the boardroom. The Board strives to ensure an environment that encourages diverse critical thinking and values innovative, strategic discussions to achieve a higher level of success for the Corporation and its stockholders. The Governance Committee screens and recommends candidates for nomination by the full Board. The Governance Committee uses a variety of methods to help identify potential board candidates with the desired skills and background needed for the Corporation’s business, including informal networks, internal resources and other channels.
The Governance Committee reviews both the short- and long-term strategies of the Corporation to determine what current and future skills and experience are required of the Board in exercising its oversight function and in the context of our strategic priorities. Our internal executive search team compiles a list of prospective director candidates reflecting the Board's criteria, qualifications and experience, keeping in mind its commitment to diversity. Candidates are identified from this source pool by the Chairman and the Governance Committee and may be interviewed by the Chairman and independent Lead Director, who also chairs the Governance Committee. While there is no formal Board policy with regard to the consideration of diversity in identifying director nominees, the source pool intentionally includes candidates with diverse backgrounds to further enhance the Board's diversity. Our Board believes that a balance of director diversity and tenure is a strategic asset to our investors. The range of our Board's tenure encompasses directors who have historic institutional knowledge of Lockheed Martin and the competitive environment, complemented by newer directors with varied backgrounds and skills and fresh perspectives.

Board Refreshment Elements

Governance Committee Review of Board Candidates
The Board seeks a diverse group of candidates who, at a minimum, possess the background, skills, expertise, competencies and time to make a significant contribution to the Board. The Governance Guidelines (available at www.lockheedmartin.com/corporate-governance) list criteria against which candidates may be judged. In addition, the Governance Committee considers, among other things:
•    input from the Board’s self-assessment process to prioritize areas of expertise that were identified;
•    investor feedback and perceptions;
•    the candidates’ skills and competencies to ensure they are aligned to the Corporation’s future strategic challenges and opportunities;
•    the needs of the Board in light of Board retirements; and
•    a balance between public company and government customer-related experience.
During the process of identifying and selecting director nominees, the Governance Committee screens and recommends candidates for nomination by the full Board. For incumbent directors, the Governance Committee also considers attendance, past performance on the Board and contributions to the Board and their respective committees. The Bylaws currently provide that the size of the Board may range from 10 to 14 members.
Director candidates also may be identified by stockholders and will be evaluated under the same criteria applied to other director nominees and considered by the Governance Committee. Information on the process and requirements for stockholder nominees may be found in Sections 1.10 and 1.11 of our Bylaws on the Corporation’s website at www.lockheedmartin.com/corporate-governance.

Board Committee Assignments
In February of each year, the Governance Committee reviews the membership, tenure, leadership and commitments of each of the committees and considers possible changes given the qualifications and skill sets of members on the Board or a desire for committee rotation or refreshment. The Governance Committee also takes into consideration the membership requirements and responsibilities set forth in each of the respective committee charters and the Governance Guidelines as well as any upcoming vacancies on the Board due to our mandatory retirement age. The Governance Committee recommends to the Board any proposed changes to committee assignments and leadership to be made effective at the next annual meeting of stockholders. The Governance Committee also reviews the operation of the Board generally, and based on its recommendation and based on Board feedback, effective September 25, 2020, the Executive Committee, which was not being used, was eliminated.

www.lockheedmartin.com	2021 Proxy Statement	17

Proposal 1: Election of Directors

Annual Performance Assessment
The Board conducts a self-assessment of its performance and effectiveness as well as that of its committees on an annual basis. The self-assessment helps the Governance Committee to track progress in certain areas targeted for improvement from year-to-year and to identify ways to enhance the Board’s and its committees’ effectiveness. The evaluation process includes the following steps:

1	Annual Written Questionnaire
Open-ended questions to solicit candid feedback. Topics covered include:
•Board meeting content and virtual format
•Board culture
•Board leadership structure and CEO transition
•Board composition, selection and diversity
•Potential skills gaps for identifying board candidates
•Committee effectiveness
•Evaluation of risks, including COVID-19 response
•Peer assessment to elicit feedback on the performance of individual directors

2	One-on-One Discussions with Independent Lead Director	Every few years, including in 2019 and 2020, the independent Lead Director conducts separate, one-on-one discussions with each director to discuss any additional feedback or perspectives.
3	Committee/Board Private Sessions	The Governance Committee and each other committee and the full board review the results of the evaluations in private session. The board discussion is led by the independent Lead Director.
4	Feedback Incorporated
•Continued streamlining Board committee structure by eliminating the Executive Committee
•Added additional site visit of classified programs
•Added additional directors with cybersecurity, CEO and senior military experience

Robust Onboarding and Continuing Education
New directors are provided a comprehensive orientation about the Corporation, including our business operations, strategy and governance. New directors have one-on-one sessions with the CEO, other directors and other members of senior management. Members of our senior management regularly review with the Board the operating plan of each of our business segments and the Corporation as a whole. Although disrupted beginning in March 2020 by COVID-19, the Board also conducts periodic site visits to our facilities as part of its regularly scheduled Board meetings and directors are encouraged to visit sites on an ad hoc basis and meet one-on-one with members of senior management and other employees. Directors are encouraged to attend outside director continuing education programs sponsored by educational and other institutions to assist them in staying abreast of developments in corporate governance and critical issues relating to the operation of public company boards.

Our Director Tenure Guidelines

Mandatory Retirement Age	A director must retire at the annual meeting following his or her 75th birthday.
Term Limits	We do not have term limits for directors as we believe implementing term limitations may prevent the Board from taking advantage of insight that longer tenure brings.
Employment Change	Directors should expect to resign upon any significant change in principal employment or responsibilities.
Failed Election	Directors must offer to resign as a result of a failed stockholder vote under majority voting policy.

18

Corporate Governance
Lockheed Martin believes good governance is integral to achieving long-term stockholder value. The Board’s primary role is to oversee management and represent the interests of stockholders. Directors are expected to attend Board meetings, the meetings of the committees on which they serve and the annual meeting of stockholders. The Board and its committees regularly schedule and hold executive sessions without any members of management present. Between meetings, directors interact with the Chairman, President and CEO, the independent Lead Director and other members of management and are available to provide advice and counsel to management.
Independent Lead Director
The Board believes that having a strong, independent Lead Director role is important to sound corporate governance. In accordance with our Bylaws and Governance Guidelines, the independent members of the Board annually elect one of the independent directors to serve as the Lead Director by the affirmative vote of a majority of the directors who have been determined to be "independent" for purposes of the New York Stock Exchange (NYSE) listing standards. Daniel F. Akerson has served as the independent Lead Director since April 2019. The Board has structured the role of the independent Lead Director to further enhance the functioning of the Board and with sufficient authority to serve as a counterbalance to management. The responsibilities of the role, as specified in the Bylaws include to:
•    preside as chair at Board meetings while in executive sessions of the non-management members of the Board or executive sessions of the independent directors or if the Chairman is not present;
•    determine the frequency and timing of executive sessions of non-management directors and report to the Chairman and CEO on all relevant matters arising from those sessions, and invite the Chairman and CEO to join the executive session for further discussion as appropriate;
•    consult with the Chairman and committee chairs regarding the topics for and schedules of the meetings of the Board and committees and approve the topics for and schedules of Board meetings;
•    review and approve all Board and committee agendas (in addition to each committee chair) and provide input to management on the scope and quality of information sent to the Board;
•    assist with recruitment of director candidates and, along with the Chairman, extend invitations to potential directors to join the Board;
•    act as liaison between the Board and management and among the directors and the committees of the Board;
•    serve as an ex-officio member of each committee if not otherwise a member of the committee;
•    serve as the point of contact for stockholders and others to communicate with the Board;
•    recommend to the Board and committees the retention of advisors and consultants who report directly to the Board;
•    call a special meeting of the Board or of the independent directors at any time, at any place and for any purpose; and
•    perform all other duties as may be assigned by the Board from time to time.

www.lockheedmartin.com	2021 Proxy Statement	19

Corporate Governance

Message from the Independent Lead Director
I have served as Lead Director since April 2019 and in that role also chair the independent Nominating and Corporate Governance Committee. Since 2019 we have added two new independent directors to the Board. In 2019, Debra L. Reed-Klages became a director, bringing valuable chief executive officer experience as well as expertise in risk management and environmental sustainability. In early 2020, Retired Chairman of the Joint Chiefs of Staff General Joseph F. Dunford, Jr. joined our Board bringing additional valuable insight of our core customer, including customer experience with our programs and technologies. They have both already been tremendous assets to the Board. Ensuring that we continue to benefit from diverse perspectives in the boardroom continues to be an important element of our corporate governance framework.

Daniel F. Akerson, Independent Lead Director
Leadership Transition
One of the Board's most important responsibilities is succession planning and choosing the right CEO to lead the Corporation. A great deal of Board focus and attention went into the selection of James D. Taiclet as the Chairman, President and CEO to lead the Corporation following Marillyn Hewson's decision to retire. I have worked closely with Jim and Marillyn during the transition and we have received positive feedback from employees, investors and other key stakeholders on the transition.

Board Response to COVID-19
During 2020, the Board has been actively engaged in overseeing management's response to COVID-19. The Board receives updates at least monthly and it has been a recurring discussion topic at Board meetings. The Board approved an increase to the Corporation's 2020 charitable contributions budget in support of COVID-19 efforts. The Audit Committee has been closely monitoring potential risks related to COVID-19, including ensuring management had the resources needed for a successful year-end audit, and the Nominating and Corporate Governance Committee has continued to review the effect of COVID-19 on employee safety and health.

Continued Independent Oversight and Engagement
Each year, our Bylaws and Corporate Governance Guidelines mandate that the independent members of the Board elect an independent director to serve as the Lead Director by the affirmative vote of a majority of the independent directors, meaning those who have been determined to be “independent” for purposes of the New York Stock Exchange listing standards. I am honored to have been selected again to serve in this role for 2021. I look forward to continuing to work closely with our Chairman, President and CEO and contributing to our Board’s strong oversight as Lead Director and to engagement with stockholders. I welcome your comments. Stockholders and other interested parties may communicate with me by email at Lead.Director@lmco.com.

Board Leadership Structure
The Board believes that it must be independent and must provide strong and effective oversight. The Board also believes that the independent Board members should have the flexibility to respond to changing circumstances and choose the board leadership structure that best fits the then-current situation. As a result, the roles of the Chairman and the CEO have been split from time to time to facilitate leadership transitions, while at other times the roles have been combined.
In consultation with the Board, on March 12, 2020, Ms. Hewson announced her plans to step down as President and CEO of the Corporation, subject to approval of the Board. Ms. Hewson expressed her willingness to serve as Executive Chairman of the Board to assist in the transition. The Board reviewed its leadership structure in connection with Ms. Hewson's announcement to step down as President and CEO. The Board determined that the transition to the new President and CEO would be best accomplished by having Ms. Hewson serve as Executive Chairman to assist in the transition effective June 15, 2020. This resulted in a separation of the roles of Chairman and CEO during 2020. Ms. Hewson served in the Executive Chairman role until March 1, 2021, when she retired from the Board.
Effective March 1, 2021, the independent directors elected President and CEO James D. Taiclet as Chairman, President and CEO. As it does annually, the Board of Directors reviewed the Corporation's leadership structure, including benchmarking data of the leadership structure of other large companies and industry peers and stockholder proposal trends for separating the roles. At present, the Board believes that the combination of the roles, along with the robust authority given to the experienced independent Lead Director, Dan Akerson, effectively maintains independent oversight of management. The Board consists entirely of independent directors, other than Mr. Taiclet, and exercises a strong, independent oversight function through frequent executive sessions, independent Board committees and having a strong independent Lead Director with clearly delineated and comprehensive duties. The Board believes there is value in presenting a single face to our customers through the combined Chairman and CEO role and that this structure and having the Board and management operate under the unified leadership of the highly experienced Mr. Taiclet best positions the Corporation to successfully implement its strategy.

20

Corporate Governance
The independent directors will continue to review the leadership structure on an ongoing basis, at least annually, to provide effective risk management and to ensure that it continues to meet the needs of the Corporation and supports the generation of stockholder value over the long-term. Information regarding the CEO transition is provided under the caption "Talent Management and Succession Planning" on page 24.
Executive Sessions
Generally, each meeting agenda of the Board and each committee includes an executive session of the non-management directors. The Governance Guidelines require that at least three Board meetings per year will include an executive session of the non-management directors. In each case, these sessions include a discussion of the performance of the CEO. The independent Lead Director presides during the executive sessions of the Board, and will report the results to the Chairman and CEO on all relevant matters, or invite the Chairman and CEO to join the executive session for further discussion, as appropriate. If the group of non-management directors includes directors who are not independent directors, at least one executive session including only independent directors will be scheduled each year. The respective chairman of each committee presides during the committee executive sessions.
Committees of the Board of Directors
The Board has four standing committees: Audit, Classified Business and Security (CBS Committee), Management Development and Compensation (Compensation Committee) and Nominating and Corporate Governance (Governance Committee). Based on Board feedback and the recommendation of the Governance Committee, effective September 25, 2020, the Executive Committee, which was not being used, was eliminated. The Board considered survey data which showed that four standing committees is most prevalent among our peer companies. Charters for each committee are available on the Corporation’s website at www.lockheedmartin.com/corporate-governance. In addition to these committees, the Board may establish other standing or special committees as may be necessary to carry out its responsibilities. Descriptions of each of the standing Committees are set forth below.
Audit Committee

Members:
Thomas J. Falk, Chair
David B. Burritt
James O. Ellis, Jr.
Ilene S. Gordon
Debra L. Reed-Klages
All Audit Committee members are independent within the meaning of the NYSE listing standards, applicable SEC regulations and our Governance Guidelines and each has accounting and related financial management expertise sufficient to be considered financially literate within the meaning of the NYSE listing standards. The Board has determined that Messrs. Burritt and Falk and Mss. Gordon and Reed-Klages are qualified audit committee financial experts within the meaning of applicable SEC regulations.
2020 Focus Areas	Meetings in 2020: 8
•Monitoring and Assessing Potential Accounting and Financial Reporting Impacts from COVID-19 •Enterprise Risk Management and 2020 Audit Plan •Oversight of Capital Allocation

Roles and Responsibilities of the Committee
The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the financial condition of the Corporation, the integrity of the financial statements and compliance with legal and regulatory requirements. The Audit Committee has oversight of the Corporation’s internal audit plan and reviews risks and opportunities to management's long-term strategy as identified by the Corporation's enterprise risk management processes. It is directly responsible for the appointment, compensation, retention, oversight and termination of the Corporation's independent auditors, Ernst & Young LLP (Ernst & Young). The Audit Committee also reviews the allocation of resources, the Corporation’s financial condition and capital structure and policies regarding derivatives. The Audit Committee meets privately with management, the Senior Vice President, Ethics and Enterprise Assurance, and Ernst & Young. The functions of the Audit Committee are further described in the “Audit Committee Report” on page 38.

www.lockheedmartin.com	2021 Proxy Statement	21

Corporate Governance
Classified Business and Security Committee

Members[1]:
James O. Ellis, Jr., Chair
Bruce A. Carlson
Joseph F. Dunford, Jr.
Jeh C. Johnson
All members of the CBS Committee are independent within the meaning of the NYSE listing standards and our Governance Guidelines and hold high-level security clearances.
	2020 Focus Areas	Meetings in 2020: 3

•Supply Chain Cybersecurity Risk Mitigation and Technical Solutions
•Oversight of Risks Related to Classified Programs
•Security of Personnel, Facilities and Data (including classified cybersecurity matters)

Roles and Responsibilities of the Committee
The CBS Committee assists the Board in fulfilling its oversight responsibilities relating to the Corporation’s classified business activities and the security of personnel, facilities and data (including classified cybersecurity matters). The CBS Committee consists of directors who possess the appropriate security clearance credentials, at least one of whom must be a member of the Audit Committee, none of whom are officers or employees of the Corporation and all of whom are free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a member of the CBS Committee.

1Mr. Taiclet served on the Committee until March 2020; and Mr. Dunford joined in February 2020.
Management Development and Compensation Committee

Members[1]:
Ilene S. Gordon, Chair
Thomas J. Falk
Vicki A. Hollub
Debra L. Reed-Klages

All members of the Compensation Committee are independent within the meaning of the NYSE listing standards, applicable SEC regulations and our Governance Guidelines.
	2020 Focus Areas	Meetings in 2020: 3
•CEO Transition and Other Leadership Changes •Talent Management and Succession Planning •Human Capital Governance and Workforce Diversity

Roles and Responsibilities of the Committee
The Compensation Committee reviews and approves the corporate goals and objectives relevant to the compensation of the CEO and other elected officers, evaluates the performance of the CEO and, either as a committee or together with the other independent members of the Board, determines and approves the compensation philosophy and levels for the CEO and other executive officers. The Compensation Committee does not delegate its responsibilities with respect to compensation that is specific to the executive officers.  For other employees and for broad-based compensation plans, the Compensation Committee may delegate authority to the CEO or the Senior Vice President, Human Resources, subject to certain annual limits.
Additional information regarding the role of the Compensation Committee and our compensation practices and procedures is provided under the captions “Compensation Committee Report” on page 39, “Compensation Discussion and Analysis (CD&A)” beginning on page 40 and “Other Compensation Matters” on page 55.

1Mr. Taiclet served on the Committee until March 2020.

22

Corporate Governance
Nominating and Corporate Governance Committee

Members[1]:
Daniel F. Akerson, Chair
David B. Burritt
Bruce A. Carlson
Joseph F. Dunford, Jr.
Vicki A. Hollub
Jeh C. Johnson
All members of the Governance Committee are independent within the meaning of the NYSE listing standards, applicable SEC regulations and our Governance Guidelines.
	2020 Focus Areas	Meetings in 2020: 4
•Oversight of Environmental, Social and Governance Matters •COVID-19 Efforts Related to Crisis Management, Business Continuity and Employee Safety and Health •Revisions to Code of Conduct

Roles and Responsibilities of the Committee
The Governance Committee develops and implements policies and practices relating to corporate governance, including our Governance Guidelines. The Governance Committee assists the Board by selecting candidates to be nominated to the Board, making recommendations concerning the composition of Board committees and overseeing the annual evaluation of the Board and its committees.
The Governance Committee reviews and recommends to the Board the compensation of directors. Our executive officers do not play a role in determining director pay other than to gather publicly available information.
The Governance Committee assists the Board in fulfilling its oversight efforts in corporate responsibility, corporate culture, human rights, environmental stewardship, political contributions, ethical business practices, community outreach, philanthropy, diversity, inclusion and equal opportunity, sustainability, and employee safety and health. The Governance Committee monitors compliance and recommends changes to our Code of Conduct.

1Mr. Dunford joined in February 2020.
Board Role and Responsibilities
Board Role in Strategic Planning
The Board is involved in strategic planning and review throughout the year. Every September the Board meets in a half-day session dedicated to a discussion of the Corporation’s strategy, one-year plan and three-year long-range plan. The President and CEO regularly reviews developments against the Corporation’s strategic framework at Board meetings and provides updates between regularly scheduled sessions as necessary. This schedule corresponds to management’s annual schedule for developing the long-range plan and provides the Board with the opportunity to provide input while the long-range plan is being developed and to monitor progress on the plan. In addition:
•the Board (or the appropriate committee) reviews the progress and challenges to the Corporation’s strategy and approves specific initiatives, including acquisitions and divestitures over a certain monetary threshold;
•the Board (or the appropriate committee) reviews trends identified as significant risks and topical items of strategic interest such as human capital strategy and cybersecurity on a regular basis;
•generally, at least annually, the Board meets at a Corporation facility where directors can tour the operations and engage directly with employees and experience first-hand the Corporation's culture; and
•each business segment executive vice president presents an operations review to the Board and each business segment financial officer presents a financial review to the Audit Committee on a rotating basis.

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Corporate Governance
Enterprise Risk Management
Our risk management philosophy is to balance risk and reward within the risk tolerance of management and the Board, taking into account the Corporation's operations and long-term strategy. This is accomplished through risk management practices, our core values and our Code of Conduct, each of which reinforces a risk transparent culture. The Board and its committees receive risk updates throughout the year. Executive management provides updates on risks managed at the Enterprise level. Business segment management provides updates on risks to individual business segment objectives. Additional information regarding the Board's role in enterprise risk management is provided on page 33.
Cybersecurity
Cybersecurity is included in the Corporation’s enterprise risk management process and is overseen by the Board. The Board receives a briefing from senior leadership on cybersecurity and information security twice a year or more frequently as needed (either orally or in writing). The Classified Business and Security Committee also is briefed by senior management on the security of classified cyber data and information and the security of suppliers and the global supply chain within the Corporation’s classified business. Lockheed Martin takes a variety of precautions to protect our systems and data, including that of our customers and third parties, which includes threat detection and cybersecurity mitigation plans. Lockheed Martin provides annual training for our employees on the protection of sensitive information and on how to identify and prevent a successful “phishing” attack. We also have a corporate-wide counterintelligence and insider threat detection program to proactively identify external and internal threats and mitigate these threats in a timely manner. Lockheed Martin maintains an enterprise ISO 27001 certification which undergoes annual surveillance auditing and recertification every three years. We are prepared to obtain an independent, third party Cybersecurity Maturity Model Certification (CMMC), which is a requirement for companies doing business with the U.S. Department of Defense, as soon as the auditing bodies are available.
Talent Management and Succession Planning
Management has established semi-annual talent reviews. During these reviews, the executive leadership team discusses succession plans for key positions and identifies top talent for development in future leadership roles. Our Board is actively engaged in management succession planning. CEO succession planning discussions are led by the independent Lead Director and the Board members have direct access to and interaction with members of senior management and high potential future leaders as part of this succession planning. This includes informal and one-on-one settings to enable directors to personally assess potential candidates and cultivate future leaders.
CEO Transition. In consultation with the Board, in March 2020, Ms. Hewson announced her plans to step down from the position of President and CEO, subject to the approval of a successor by the Board. After a review of the possible candidates previously discussed by the Board over the past several years and taking into account the recommendation of Ms. Hewson, the Board, under the leadership of the independent Lead Director, elected James D. Taiclet to succeed Ms. Hewson as President and Chief Executive Officer of the Corporation, effective June 15, 2020. The Board also appointed Ms. Hewson to serve as Executive Chairman of the Board, effective June 15, 2020, to ensure a smooth and disciplined transition. Mr. Taiclet had been a Board member since 2018 and was an experienced chief executive, Gulf War veteran and military pilot, and the Board viewed him as the best candidate to lead the Corporation. Effective March 1, 2021, Ms. Hewson stepped down as Executive Chairman and the Board elected Mr. Taiclet Chairman, President and CEO.
COO Appointment. Upon the recommendation of Ms. Hewson and taking into account prior Board reviews of management talent and development opportunities, in March 2020, the Board under the leadership of the independent Lead Director also elected Frank A. St. John, who was serving as Executive Vice President, Rotary and Mission Systems, as Chief Operating Officer (COO) of the Corporation and Stephanie C. Hill, who was serving as Senior Vice President, Enterprise Business Transformation, as Executive Vice President, Rotary and Mission Systems. The Board agreed that these executives had the potential to be strong and successful leaders for the Corporation. The appointments were effective on June 15, 2020.
The Board of Directors maintains a succession plan for the CEO and other key members of management and has a contingency plan if the CEO were to depart unexpectedly.
The Corporation has a corporate policy imposing a mandatory retirement age of 65 for all executive officers other than the CEO. The CEO’s tenure is at the discretion of the Board, which is free to consider all relevant factors.

24

Corporate Governance

Board Oversight of People Strategy
Our People Strategy
Human capital is a critical business asset at Lockheed Martin. Due to the specialized nature of our business, our performance depends on identifying, attracting, developing, motivating, and retaining a highly skilled workforce in multiple areas, including: engineering, science, manufacturing, information technology, cybersecurity, business development and strategy and management.
The Board of Directors is actively engaged in the oversight of human capital management and strategy. Our human capital management strategy, which we refer to as our people strategy, is tightly aligned with our business needs and technology strategy. In order to ensure that we achieve our human capital objectives, we regularly conduct an employee engagement survey to gauge employee satisfaction and to understand the effectiveness of our employee and compensation programs. The Board reviews these survey results. The Senior Vice President, Human Resources, updates the Board on the Corporation’s people strategy on an annual basis. Board members also are active partners in the development of our workforce, engaging and spending time with our high-potential leaders at Board meetings and other events.
During 2020, our human capital efforts were focused on accelerating the transformation of our technology for workforce management through investments in upgraded systems and processes, and continuing to increase our agility to meet the quickly changing needs of the business, considering the challenges of the global pandemic and social and political unrest. We use a variety of human capital measures in managing our business, including: workforce demographics; diversity metrics with respect to representation, attrition, hiring, promotions and leadership; and talent management metrics including retention rates of top talent and hiring metrics.
We streamlined the people strategy in 2020 to focus on three key priorities: Maximize Talent; Advance Technology; and Optimize Culture. We have developed a scalable strategy that endures the unprecedented past year of COVID-19 and social unrest. In 2021 and beyond, we will continue to execute on the Lockheed Martin people strategy and its three strategic imperatives to accelerate transformation.

Maximize Talent	Advance Technology	Optimize Culture
•Acquire and Retain Top Diverse Talent at All Levels
•Upskill Technical Talent to Match Strategic Shift To 21st Century Warfare
•Increase Executive Successor Pipeline and Leader Readiness
•Advance University Partnerships and Outreach

•Upgrade Systems to Improve HR Process Efficiency
•Enhance People Analytics and Data Driven Solutions
•Utilize Artificial Intelligence to Transform Hiring Experience
•Leverage Technology to Eliminate Repetitive Tasks

•Strengthen Inclusive Engagement, Diversity and Belonging
•LMForward the Workplace (a multi-faceted initiative for long-term work solutions for 2021 and beyond)
•Drive a Flexible Employee Experience as a Brand Discriminator
•Advance Culture of Collaboration to Drive Business Transformation

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Corporate Governance
Workforce Diversity and Inclusion
At Lockheed Martin, we recognize that corporate diversity, including gender, race and ethnicity, is of importance to our employees, our investors, and our broader stakeholders. Diversity and inclusion is not only a legal and social imperative, but a business imperative that we believe is a key to our future success. We believe that building a workplace where every voice is heard and every idea is welcome through fostering diversity and inclusion, we build more effective teams, encourage innovation and can better attract and retain top talent, all of which make us more competitive.
Annually, the Board meets to review our succession strategy and leadership pipeline for key roles, including the CEO, taking into account the Corporation’s long-term corporate strategy. More broadly, the Board is regularly informed on key talent indicators for the overall workforce, including performance against diversity metrics with respect to representation, hiring, promotions, and leadership. Talent management and employee engagement metrics and goals are included in the strategic and operational performance measures in management's annual incentive program.
We have focused our diversity and inclusion initiatives on employee recruitment, including investments in minority serving institutions and outreach, employee training and development, such as efforts focused on expanding the diverse talent pipeline, and employee engagement, including through participation in our Business Resource Groups. Our Business Resource Groups are voluntary, employee-led groups that foster a diverse and inclusive workplace aligned with our organizational mission, values, goals and business practices. Through these and other focused efforts, we have improved the diversity of our overall U.S. workforce and within leadership positions, specifically in the representation of women, people of color and people with disabilities.
Employee Profile (as of December 31, 2020):

	Women*	People of Color*	Veterans*	People with Disabilities*
Overall	23%	28%	22%	9%
Executives**	22%	14%	21%	9%

*Based on employees who self-identify. Includes only U.S. employees and expatriates except for Women, which also includes local country nationals. Excludes casual workers, interns/co-ops and employees of certain subsidiaries and joint ventures.
**Executive is defined as director-level (one level below vice president) or higher.
In addition to these diversity metrics, we also intend to make our Consolidated EEO-1 Report information available on our website beginning with 2020 data, which we expect to be available later in 2021. Our 2020 achievements include:

Recruiting Top Talent:	Fostering an Inclusive Workplace:	Supporting STEM Education:

• Improved the diversity of the workforce, specifically in the representation of women and People of Color, through focused hiring and partnerships with Minority Serving Institutions (MSIs) and external organizations
• Ranked #1 Top Supporters of Historically Black College & University (HBCU) Engineering Institutions for 6th consecutive year
• Ranked #2 Top 50 Employers in Women Engineer Magazine

• Increased employee participation in Corporation-sponsored diversity and inclusion initiatives, including Business Resource Groups, and Leadership Forums
• Recognized as a Best Place to Work for LGBT Equality after scoring 100% on the Human Rights Campaign’s Corporate Equality Index for 11th consecutive year
• Recognized by Disability:IN
with a score of 100 on the
Disability Equality Index

• $1.182 million contributed to MSIs to support student development, research, summer bridge programs, STEM, pre-college programs and curriculum development
• Invested $1.391 million in education equality programs, including the National Society of Black Engineers, Advancing Minorities Interests in Engineering, Girls Inc, Black Engineer of the Year Awards, Ron Brown Fund and INROADS

26

Corporate Governance

Human Rights

Our Human Rights Policy and Principles:
As outlined in our Good Corporate Citizenship and Respect for Human Rights Policy, at Lockheed Martin, we believe that respect for human rights is an essential element of being a good corporate citizen. Our commitment to respecting human rights underlies Setting the Standard, the Lockheed Martin Code of Ethics and Business Conduct, and our stated values—Do What’s Right, Respect Others, and Perform with Excellence. This commitment applies to all employees, the Board, and others who represent or act for us.
Our Human Rights Policy includes the following principles:
•Support human rights by treating employees with respect, promoting fair employment practices, providing fair and competitive wages and prohibiting harassment, bullying, discrimination, use of child or forced labor and trafficking in persons for any purpose.
•Uphold the laws applying to our business, wherever we operate.
•Seek to minimize the negative consequences of our business activities and decisions on our stakeholders, including by minimizing harm to the environment and conserving natural resources, promoting workplace safety, ensuring accuracy and transparency in our communications and delivering high-quality products and services.
•Contribute to economic and social well-being by investing our resources in innovative products and services, supporting charitable, philanthropic, and social causes, participating appropriately in political affairs and public debate to advance and advocate our values (including engaging our customers to balance appropriately the sale and use of our technology against national and international interests) and promoting efforts to stop corrupt practices that interfere with markets, inhibit economic development and limit sustainable futures.
Board Oversight of Human Rights:
The Board, through the Governance Committee, reviews and monitors the Corporation’s policies and procedures regarding corporate responsibility and human rights and our compliance with related laws and regulations. Business Integrity is one of the core issues in our Sustainability Management Plan and the Governance Committee receives regular reports from our Senior Vice President, Ethics and Enterprise Assurance on how we are implementing our Sustainability Management Plan, which includes goals with respect to human rights.

Our Human Rights Due Diligence Approach:
Our human rights due diligence processes are embedded within our operating and decision-making practices and procedures and do not exist as a stand-alone procedure.
•We have robust procedures to ensure that new contracts meet our standards and values. Prospective commitments are reviewed to ensure that they fit our strategic direction, will uphold our reputation, and are structured for successful technical and financial performance. Each business area has implemented proposal review and approval procedures that evaluate risks, and which can result in a decision not to bid at all. Proposals that involve the pursuit of an opportunity related to certain types of products or programs that carry increased reputational risks require review of a multi-disciplinary corporate review committee that is chaired by our CFO and COO and includes our Senior Vice President, Ethics and Enterprise Assurance, who reports to the Governance Committee. In 2020, we also formed a Weapons Review Council at our Missiles and Fire Control business area. This Council thoroughly reviews products and activities that may potentially raise human rights issues.
•We conduct risk-based anti-corruption due diligence, which may be subject to audits, before entering into relationships with third parties, including consultants. We require international consultants to undergo training on our Code of Conduct and associated business conduct and anti-corruption policies. We will walk away from business rather than risk violating anti-corruption laws and our corporate values.
•Our robust trade compliance program is designed to ensure that sales of our products are conducted in accordance with all international trade laws and regulations of the U.S. and each foreign country in which we operate.
•We provide oversight of our standards and controls by providing mandatory training to our employees and trusted grievance mechanisms, providing resources and support to our suppliers, and aligning the interests of employees and suppliers within established frameworks. Formal and informal stakeholder engagement is an integral part of our business. We continue to encourage our employees, suppliers and the general public to report potential human rights violations through our anonymous ethics helpline. We also communicate our expectations to suppliers that they implement supply chain due diligence processes related to conflict minerals in their products.

Responsible Sales
All of our sales – domestic, international, commercial and governmental – are subject to our Code of Ethics and Business Conduct and all applicable U.S. and foreign laws and regulations, including those related to anti-corruption, import-export control, taxation, repatriation of earnings, exchange controls and the anti-boycott provisions of the U.S. Export Controls Reform Act of 2018. We have procedures to mitigate corruption risks in all international and domestic dealings.

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Corporate Governance
Stockholder Engagement and Responsiveness
The Board of Directors places great importance on regularly communicating with our stockholders to better understand their viewpoints and inform discussions in the boardroom. The Governance Committee oversees our stockholder engagement efforts on behalf of the Board. We recognize the value of building informed and meaningful relationships with our investors that promote increased transparency and accountability. Our Governance Guidelines outline our stockholder engagement program.
Accountability to our stockholders continues to be an important component of the Corporation’s success. At the 2020 annual meeting, an advisory, non-binding stockholder proposal to adopt the right for stockholders to act by written consent received support of more than 47 percent of the votes cast. While the majority of our stockholders rejected the proposal (for the sixth time in the past 10 years, all by the same stockholder proponent), the Board carefully considered the voting results and continued to seek investor feedback as we have done in prior years and continues to believe stockholders have an effective suite of rights to express their views, effect change between annual meetings and ensure Board accountability (see the Board of Directors Statement in Opposition to Proposal 4 on page 82).
Our integrated investor outreach team, led by our Corporate Secretary's office and representatives from Sustainability and Human Resources, engages proactively with our stockholders and other key stakeholders, maintaining a year-round governance schedule as shown below. Stockholders' views are communicated to the Board throughout the year and are instrumental in the development of our governance, compensation and sustainability policies and inform our business strategy. In particular, the Board recognizes the importance of ESG topics to our stockholder base, and will continue to seek stockholder input on a range of ESG issues and practices in furtherance of enhancing long-term stockholder value.
Below is a summary of the feedback we received during 2020 off-season engagements:
•Positive feedback on the Corporation's response to COVID-19 to protect the well-being of our employees and support for our communities, suppliers and partners;
•Continued focus on Board refreshment and appreciation of diversity of ethnic background, gender, and experiences as well as the importance of maintaining alignment of directors' skillsets with our long-term strategy;
•Continued interest in how we determine our sustainability priorities, including climate change risks and measure progress;
•Understanding our people strategy, approach to human capital management and our workforce diversity efforts;
•Continued interest in how sustainability and diversity goals are linked to our annual incentive program with pre-set metrics and goals; and
•Discussion of CEO transition and succession planning.
These investor and stakeholder discussions yielded valuable feedback that was incorporated into the Board's deliberations.

Stockholder Engagement Cycle

Year-Round Engagement with Stockholders
•Solicit feedback on governance best practices and trends, Board composition and refreshment, executive compensation, human capital management, ESG matters and other topics of interest to stockholders
•Discuss stockholder proposals with proponents, if any
•Respond to investor inquiries and requests for information or engagement

Annual Meeting of Stockholders
•Publish Annual Report, Proxy Statement and Sustainability Report
•Specific engagements with stockholders about the voting matters to be addressed at the annual meeting in April
•Receive and publish voting results for management and stockholder proposals

Board Response
•Board responds, as appropriate, with continued discussions with stockholders and enhancements to policies, practices and disclosures
•Board uses stockholder feedback to enhance our disclosures, governance practices and compensation programs

Evaluate Annual Meeting Results
•Discuss and evaluate voting results from annual meeting of stockholders
•Stockholder input informs our Board’s ongoing process of continually enhancing governance and other practices

28

Corporate Governance
Board Policies and Processes
Corporate Governance Guidelines
The Board has adopted Governance Guidelines that describe the framework within which the Board and its committees oversee the governance of the Corporation. The current Governance Guidelines are available on the Corporation’s website at www.lockheedmartin.com/corporate-governance.
The Governance Committee regularly assesses our governance practices considering emerging trends and practices and implements best governance practices that it believes enhance the operation and effectiveness of the Board.
Our Governance Guidelines cover a wide range of subjects, including:

•    The role of the Board and director responsibilities;
•    The role and responsibilities of the independent Lead Director;
•    Application of our Code of Ethics and Business Conduct (the Code of Conduct) to the Board;
•    Director nomination procedures and qualifications;
•    Director independence standards;
•    Director overboarding limits;
•    Policies for the review, approval and ratification of related person transactions;
•    Director orientation and continuing education;
•    Review by the Governance Committee of any change in job responsibilities of directors;

•    Procedures for annual performance evaluations of the Board and its committees;
•    Director stock ownership guidelines;
•    Clawback policy for executive incentive compensation;
•    Policy prohibiting hedging and pledging of Corporation stock;
•    Majority voting for the election of directors and resignation procedures for directors who fail to receive a majority vote;
•    Process for director compensation review, specifically use of competitive data and input from independent compensation consultant; and
•    Stockholder engagement program; our independent Lead Director will consider requests to speak to investors and will designate (in consultation with the Senior Vice President, General Counsel and Corporate Secretary) a director to engage with the requesting investors, if appropriate.

Director Overboarding Policy
The Board recognizes that its members benefit from service on the boards of other companies and it encourages such service. The Board also believes, however, that it is critical that directors are able to dedicate sufficient time to their service on the Corporation’s Board. Therefore, the Governance Guidelines provide that, without obtaining the approval of the Governance Committee:

Directors	A director may not serve on the boards of more than four other public companies.
Public Company CEO or Equivalent	Active CEOs or equivalent may not serve on the boards of more than two other public companies.
Audit Committee	Audit Committee members may not serve on more than two other public company audit committees.
Compensation Committee	Compensation Committee members may not serve on more than three other public company compensation committees.
Directors must notify the CEO, independent Lead Director and Senior Vice President, General Counsel and Corporate Secretary before accepting an invitation to serve on the board of any other public company. The Governance Committee reviews and determines whether the position would affect the director’s ability to serve on the Corporation’s Board.

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Corporate Governance
Director Independence
All of our directors are independent under applicable NYSE listing standards, except Mr. Taiclet. Under the NYSE listing standards and our Governance Guidelines, a director is not independent if the director has a direct or indirect material relationship with the Corporation. The Governance Committee annually reviews the independence of all directors and reports its findings to the full Board. To assist in this review, the Board has adopted director independence guidelines that are included in our Governance Guidelines, which are available on the Corporation’s website at www.lockheedmartin.com/corporate-governance.
Our director independence guidelines set forth certain relationships between the Corporation and directors and their immediate family members or affiliated entities, which the Board, in its judgment, has deemed to be material or immaterial for purposes of assessing a director’s independence. In the event a director has a relationship with the Corporation that is not addressed in the independence guidelines, the independent members of the Board determine whether the relationship is material.
The Board has determined that the following directors are independent: Daniel F. Akerson, David B. Burritt, Bruce A. Carlson, Joseph F. Dunford, Jr., James O. Ellis, Jr., Thomas J. Falk, Ilene S. Gordon, Vicki A. Hollub, Jeh C. Johnson, and Debra L. Reed-Klages. The Board determined that James D. Taiclet, who was elected President and CEO effective June 15, 2020 and Chairman effective March 1, 2021, was independent prior to his election as President and CEO but as an employee he is no longer independent under the NYSE listing standards or our Governance Guidelines. Mr. Taiclet stopped serving on the CBS and Compensation Committees at the time of the Board's decision to elect him President and CEO in March 2020. Former Chairman, President and CEO Marillyn A. Hewson was also determined by the Board not to be independent while she served on the Board. In determining that each of the non-management directors is independent, the Board considered the relationships described under “Certain Relationships and Related Person Transactions of Directors, Executive Officers and 5 Percent Stockholders,” on page 31, each of which were determined to be immaterial to each individual’s independence.
The Governance Committee and Board considered that the Corporation, in the ordinary course of business, purchases products and services from, or sells products and services to, companies or subsidiaries or parents of companies at which some of our directors (or their immediate family members) are or have been directors or officers and to other institutions with which some of these individuals have or have had relationships. These relationships included: Mr. Akerson (CommScope Holding Company, Inc. and Northrop Grumman Corporation (family member’s employer)); Mr. Carlson (Benchmark Electronics Inc., the Charles Stark Draper Laboratory and Utah State Space Dynamics Laboratory); Mr. Dunford (K&L Gates LLP (family member’s employer)); Mr. Ellis (Blue Origin, LLC (family member’s employer), Dominion Energy Inc., the Economist Group (family member’s employer) and Stanford University (fellow at Hoover Institution and family member’s employer)); Ms. Gordon (The Conference Board and International Paper Company); Mr. Johnson (KANTAR LLC (family member’s employer)); and Ms. Reed-Klages (The Boeing Company (family member’s employer), Caterpillar Inc. and the University of Southern California). In determining that these relationships did not affect the independence of those directors, the Board considered that none of the directors had any direct or indirect material interest in, or received any special compensation in connection with, the Corporation’s business relationships with those entities. In addition to their consideration of these ordinary course of business transactions, the Governance Committee and the Board relied upon the director independence guidelines included in our Governance Guidelines to conclude that contributions to a tax-exempt organization by the Corporation did not create any direct or indirect material interest for the purpose of assessing director independence.
The Governance Committee also concluded that all members of each of the Audit Committee, the Compensation Committee and the Governance Committee are independent within the meaning of our Governance Guidelines and NYSE listing standards, including the additional independence requirements applicable to members of the Audit Committee and Compensation Committee.
Related Person Transaction Policy
The Board has approved a written policy and procedures for the review, approval and ratification of transactions among the Corporation and its directors, executive officers and their related interests. A copy of the policy is available on the Corporation’s website at www.lockheedmartin.com/corporate-governance. Under the policy, all related person transactions (as defined in the policy) are to be reviewed by the Governance Committee. The Governance Committee may approve or ratify related person transactions at its discretion if deemed fair and reasonable to the Corporation. This may include situations where the Corporation provides products or services to related persons on an arm’s length basis on terms comparable to those provided to unrelated third parties. Any director who participates in or is the subject of an existing or potential related person transaction may not participate in the decision-making process of the Governance Committee with respect to that transaction.

30

Corporate Governance
Under the policy, and consistent with applicable SEC regulations and NYSE listing standards, a related person transaction is any transaction in which the Corporation was, is or will be a participant, where the amount involved exceeds $120,000, and in which a related person had, has, or will have a direct or indirect material interest. A related person includes any director or director-nominee, any executive officer of the Corporation, any person who is known to be the beneficial owner of more than five percent of any class of the Corporation’s voting securities, or an immediate family member of any person described above.
Our policy requires each director and executive officer to complete an annual questionnaire to identify his or her related interests and persons, and to notify the Corporation of changes in that information. Based on that information, the Corporation maintains a master list of related persons for purposes of tracking and reporting related person transactions.
Because it may not be possible or practical to pre-approve all related person transactions, the policy contemplates that the Governance Committee may ratify transactions after they commence or pre-approve categories of transactions or relationships. If the Governance Committee declines to approve or ratify a transaction, the related person transaction is referred to management to make a recommendation to the Governance Committee concerning whether the transaction should be terminated or amended in a manner that is acceptable to the Governance Committee.
Certain Relationships and Related Person Transactions of Directors, Executive Officers and 5 Percent Stockholders
The following transactions or relationships are considered to be “related person” transactions under our corporate policy and applicable SEC regulations and NYSE listing standards. We currently employ approximately 114,000 employees and have an active recruitment program for soliciting job applications from qualified candidates. We seek to hire the most qualified candidates and consequently do not preclude the employment of family members of current directors or executive officers. William J. Drennen, III, the brother-in-law of our chief accounting officer, is employed by the Corporation as a senior staff systems engineer. Mr. Drennen’s 2020 base salary was $169,478 and he received an annual cash incentive award of $13,558. His base salary was increased to $174,562 for 2021 and he is eligible to earn an incentive award applicable to employees at his level. Bruce Carlson's son, Dr. Scott Carlson, is employed by the Corporation as a senior staff aeronautical engineer. Dr. Carlson's 2020 base salary was $148,026 and he received an annual cash incentive award of $11,842. His base salary was increased to $152,467 for 2021 and he may be eligible to earn an incentive award applicable to employees at his level. Mr. Drennen and Dr. Carlson may participate in other employee benefit plans and arrangements that generally are made available to other employees at the same level (including health, welfare, vacation, and retirement plans). Their respective compensation was established in accordance with the Corporation’s employment and compensation practices applicable to employees with equivalent qualifications, experience, and responsibilities and the Board and executive officers of the Corporation did not have any direct involvement in setting their individual compensation. Neither Mr. Drennen nor Dr. Carlson served as an executive officer of the Corporation during 2020.
From time to time, the Corporation has purchased services in the ordinary course of business from financial institutions that beneficially own five percent or more of our common stock. In 2020, the Corporation paid approximately $10,006,174 to State Street Corporation and its affiliates (including State Street Bank and Trust Company) (collectively, State Street) for investment management, custodial, benefit plan administration and credit facility fees; approximately $1,061,953 to BlackRock, Inc. and its affiliates for investment management fees; approximately $983,803 to Capital Guardian, an affiliate of Capital World Investors, for investment management fees; and approximately $277,137 to The Vanguard Group, Inc., for investment management fees. A portion of the fees included in the amounts paid to State Street, BlackRock, Inc., Capital Guardian and The Vanguard Group are estimated based on a percentage of net asset value under management.
Accountability to Stockholders
Majority Voting Policy for Director Elections
The Corporation’s Charter and Bylaws provide for simple majority voting. Pursuant to the Governance Guidelines, in any uncontested election of directors, any incumbent director who receives more votes “AGAINST” than votes “FOR” is required to offer his or her resignation for Board consideration.

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Corporate Governance
Upon receipt of a resignation of a director tendered as a result of a failed stockholder vote, the Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action is recommended. In considering the tendered resignation, the Board will consider the Governance Committee’s recommendation as well as any other factors it deems relevant, which may include:
•the qualifications of the director whose resignation has been tendered;
•the director’s past and expected future contributions to the Corporation;
•the overall composition of the Board and its committees;
•whether accepting the tendered resignation would cause the Corporation to fail to meet any applicable rule or regulation (including NYSE listing standards and the federal securities laws); and
•the percentage of outstanding shares represented by the votes cast at the annual meeting.
The Board will act on a tendered resignation within 90 days following certification of the stockholder vote for the annual meeting and will promptly disclose its decision and rationale as to whether to accept the resignation (or the reasons for rejecting the resignation, if applicable) in a press release, in a filing with the SEC, or by other public announcement, including a posting on the Corporation’s website.
If a director’s resignation is accepted by the Board, or if a nominee for director who is not an incumbent director is not elected, the Board may fill the resulting vacancy or may decrease the size of the Board pursuant to the Corporation’s Bylaws. The Board may not fill any vacancy so created with a director who was nominated but not elected at the annual meeting by the vote required under the Corporation’s Bylaws.
Stockholder Right to Amend Bylaws
Following a dialogue with many of our largest investors and a deliberative review of the issue, the Board proactively changed the Bylaws in December 2017 to give the Corporation’s stockholders the right to amend the Bylaws. The authority of the stockholders and the Board to amend the Bylaws is subject to the provisions of the Corporation’s Charter and applicable statutes. Our Bylaws can be found on the Corporation’s website at www.lockheedmartin.com/corporate-governance.
Proxy Access
Our Bylaws permit a stockholder or a group of up to 20 stockholders who together have owned at least three percent of the Corporation’s outstanding common stock continuously for three years to nominate for election by the Corporation’s stockholders and include in the Corporation’s proxy solicitation materials for its annual meeting up to the greater of two directors or 20 percent of the number of directors in office at the time of the proxy access deadline described on page 91.
Stockholder Right to Call Special Meeting
Any stockholder who individually owns 10 percent, or stockholders who in the aggregate own 25 percent, of the outstanding common stock may demand the calling of a special meeting to consider any business properly brought before the stockholders. Our Bylaws do not restrict the timing of a request for a special meeting. The only subject matter restriction is that the Corporation is not required to call a special meeting to consider a matter that is substantially the same as a matter voted on at a special meeting within the preceding 12 months unless requested by stockholders entitled to cast a majority of the votes at the special meeting.
No Poison Pill
The Corporation does not have a Stockholder Rights Plan, otherwise known as a “Poison Pill.” Through our Governance Guidelines, the Board has communicated that it has no intention of adopting one at this time and if it were to adopt a Stockholder Rights Plan, the Board would seek stockholder ratification within 12 months of the date of adoption.

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Enterprise Risk and Sustainability
As a leader in developing and delivering innovative engineering solutions, Lockheed Martin helps to enable the growth, safety, and resiliency of communities and economies around the world. The core sustainability issues we focus on and the corresponding actions we take are designed to address some of the most pressing ESG issues facing society today and in the future.
To build integrated assurance, enterprise risk and sustainability are managed under one department and mutually reinforced through the following processes:
•Risk Identification: We monitor a dynamic risk universe that includes ESG topics prevalent in voluntary frameworks, mandatory regulations, and internally identified sources.
•Risk Assessment: We prioritize and evaluate assumptions from a diverse set of risk topics that are relevant to strategic and operational objectives. This includes examining environmental and social factors applicable to risk topics in our business.
•Risk Controls and Mitigation: Through the Risk Audit Strategy Board (a periodic, rigorous examination of the intersection between our Enterprise Risk matrix and our internal audit plan) we strive to mitigate risk related to several ESG factors, and we track, measure and report our performance for greater transparency. This process also informs how we evaluate the effectiveness of controls for risk elements identified through our enterprise risk assessments, corporate policies, and internal audits.
Enterprise Risk Management Highlights
A prominent oversight responsibility of the Board concerns the management of corporate risk-taking to achieve strategic objectives and monitoring of risk mitigation effectiveness. The Audit Committee reviews the state of enterprise risk governance, as well as the assessments of risks that may impact the Corporation’s ability to achieve strategic business objectives. The Audit Committee also reviews risk disclosures and reporting and management evaluations of risk mitigation performance. Other Board committees also supervise management's execution of additional subject-specific risks relevant to their function’s compliance with laws and regulations. Examples of this are cybersecurity and ethics and business conduct.

Risk Governance

Board Committee	Risk Mitigation Purview
Audit	Financial and compliance risks and risk identification process; risks related to business strategy and identified enterprise risk
Classified Business and Security	Classified programs and security of personnel, facilities and data-related risks including classified cybersecurity
Nominating and Corporate Governance	Board composition, corporate governance, employee safety and health, ethical conduct, human rights, corporate culture, human capital and environmental risks
Management Development and Compensation	Talent, workforce and incentive compensation risks
Our enterprise risk management process involves providing the Board with regular, periodic reports on:
•A clear governance structure guiding our risk management process across the Corporation;
•The categories of risks the Corporation faces, including significant drivers posing potential impacts to meeting strategic objectives or compliance standards;
•A clear framework for accountability that illustrates mitigating measures and action plans, and how the CEO and the executive leadership team are involved in reviewing and executing such activities;
•The ways in which risks are measured on an enterprise basis, the setting of aggregate and subject-specific risk indicators, and related policies and procedures in place to control risks; and
•The analysis underpinning the prioritization of key risks and the tools for risk observation to ensure that new or shifting risks are readily identified and addressed by management. This includes understanding risks inherent in the Corporation’s strategic plans, risks arising from the competitive landscape and the potential for technology and other ESG developments to impact profitability and prospects for sustainable, long-term value creation.

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Enterprise Risk and Sustainability
Beyond 2020 Sustainability Priorities
As described on page 10, our core sustainability issues represent stakeholder priorities and drivers of long-term value creation. Since the goals associated with these core issues came to a close at the end of 2020, we have reviewed and updated our sustainability strategy, using what we have learned while delivering on our Sustainability Management Plan objectives through 2020. Our updated sustainability priorities, previewed here, reflect the stakeholder feedback we’ve received, internal and external trends, and the continued evolution of our business to create value well into the future. We ultimately identified four sustainability priorities consisting of 14 core issues (as outlined below) for our next Sustainability Management Plan that will guide us from 2021 to 2025.

Advancing Resource Stewardship •Counterfeit Parts Prevention •Energy Management •Total Cost of Ownership •Hazardous Chemicals and Materials •Resource and Substance Supply Vulnerability	Elevating Digital Responsibility •Data Privacy and Protection •Artificial Intelligence •IP Rights

Fostering Workforce Resiliency •Workplace Safety •Inclusion and Equity •Harassment Free Workplace	Modeling Business Integrity •Anti-Bribery and Corruption •Ethical Business Practices •Safe Products

Sustainability Highlights
Lockheed Martin's commitment to addressing business-related climate change risks while delivering stockholder value is illustrated by our actions, progress, and the associated recognition we have received. In 2020, Lockheed Martin:
•Released its ninth annual Sustainability Report in April
•Published its first Sustainability Accounting Standards Board (SASB) report
•Published its first Task Force On Climate-related Financial Disclosures (TCFD) report
•Received an “A” CDP Climate Change score and made CDP's 2020 Climate A List
•Was named as an industry leader by Forbes and JUST Capital within the JUST 100, representing America’s most JUST Companies
•Earned, as the only North American prime defense contractor to do so, a ranking on the Dow Jones Sustainability World Index based on best-in-class sustainability practices. This is Lockheed Martin's seventh consecutive year on the Dow Jones Sustainability World Index, and its eighth consecutive year on the North American Index
•Received the United States Environmental Protection Agency’s Energy Star Partner of the Year Award
•Achieved $4 billion in annual product sales with direct, measurable benefits to energy and advanced infrastructure resiliency and more than $700 million in cumulative corporate cost and supply chain efficiencies since 2015.

34

Enterprise Risk and Sustainability

Climate & Environmental Stewardship
At Lockheed Martin, climate risks and opportunities impact our long-term resiliency as a leader in global security and aerospace. It is our responsibility to understand, and actively address climate risks while leveraging opportunities to foster a strong business model for the future. In 2020, we issued our first climate-related risk assessment in alignment with the TCFD recommendations, which demonstrates our responsibility to our global community of stakeholders.
Go Green Goals
Our Go Green initiative promotes environmental stewardship through reductions in carbon emissions, energy and waste which yields operational efficiency and cost avoidance. Since the inception of the Go Green program in 2007, Lockheed Martin has been able to reduce energy consumption by 19%, carbon emissions by 47%, and waste to landfill by 51%. We are pursuing ambitious climate-related targets to reduce our carbon emissions and increase our renewable energy procurement enterprise-wide. We also emphasize energy efficiency efforts, water reduction projects, and waste minimization activities at our facilities. In 2020, Lockheed Martin experienced some adverse impacts to the initiative as a result of COVID-19. We continue to analyze these impacts on our Go Green goals in order to re-evaluate and determine the most appropriate path forward for the program.

REDUCE CARBON EMISSIONS PER $ GROSS PROFIT BY		REDUCE ENERGY PER OCCUPANT BY		REDUCE WASTE PER OCCUPANT BY

70% •2015 baseline		14% •2016 baseline		11% •2016 baseline

2020 PERFORMANCE	39%		14%		9%

Supplier Engagement
Lockheed Martin works closely with suppliers to strengthen our communities and foster responsible growth. Lockheed Martin's efforts and accomplishments in these areas during the year-long measuring period from October 1, 2019 to September 30, 2020 included the following:

>21.9 percent of suppliers selected were small businesses
Earned a “very good” rating from the Defense Contract Management Agency for small business performance on Department of Defense Contracts with a strategic focus on advancing STEM education and supporting military and veteran causes

>$6.2 billion spent with over 7,500 small businesses

>$1.2 billion spent with woman-owned businesses	>$681.4 million spent with nearly 800 veteran-owned businesses	>$68 million spent with Alaskan Native and Tribally Owned Corporations	>$333.9 million spent with over 200 service-disabled, veteran-owned small businesses

Our Global Supply Chain Operation’s team conducted its first-ever Human Trafficking Supply Chain Assessment based on the U.S. Department of State Trafficking in Persons Report in 2019. Since then, we expanded the input sources and have developed a visual dashboard that maps Lockheed Martin’s human trafficking risk across its supply chain. We will continue monitoring emerging global legislation as we advance our preventative approaches and are working to integrate Transparency International’s Corruption Perception Index, and Conflict Mineral data from our annual due diligence process, to provide additional perspectives.

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Audit Matters

Proposal 2	Ratification of Appointment of Independent Auditors
•    Independent accounting firm with the breadth of knowledge, support and expertise of its national office.
•    Significant industry and government contracting expertise.
•    Periodic mandated rotation of the audit firm’s lead engagement partner.
The Board unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young as independent auditors for 2021.

The Audit Committee has appointed Ernst & Young LLP (Ernst & Young), an independent registered public accounting firm, as the independent auditors to perform an integrated audit of the Corporation’s consolidated financial statements and internal control over financial reporting for the year ending December 31, 2021. The services provided to the Corporation by Ernst & Young for the last two fiscal years are described under the caption “Fees Paid to Independent Auditors” on the following page.
The Audit Committee is directly responsible for the appointment, compensation, retention, oversight and termination of the Corporation’s independent auditors in accordance with the NYSE listing standards. The Audit Committee also is responsible for the audit fee negotiations associated with the retention of Ernst & Young. The Audit Committee and its Chairman are involved in the selection of Ernst & Young’s lead engagement partner. The Audit Committee regularly meets with Ernst & Young without management present.
Ernst & Young has served as the Corporation’s independent auditors since 1994. The Audit Committee reviews the engagement of Ernst & Young annually following completion of Ernst & Young’s audit of the prior year’s financial statements. The Audit Committee also conducts a mid-year assessment of the quality of Ernst & Young’s work. As part of its annual and mid-year assessment of Ernst & Young, the Audit Committee has considered:
•the materials on independence provided by Ernst & Young;
•work quality;
•management’s level of satisfaction with its services;
•the adequacy of Ernst & Young’s staffing;
•the breadth of knowledge, support and expertise of its national office;
•the length of time Ernst & Young has been engaged;
•external data regarding Ernst & Young’s audit quality and performance, including recent Public Company Accounting Oversight Board (PCAOB) reports on Ernst & Young and its peer firms;
•Ernst & Young’s institutional knowledge and expertise with respect to the Corporation’s business and government contracting practices, quality and cost-effective services;
•familiarity with the Corporation’s account;
•level of expertise in accounting issues relating to government contracts; and
•Ernst & Young’s performance in providing independent analysis of management positions.

36

Audit Matters
Stockholder approval of the appointment is not required. However, the Board believes that obtaining stockholder ratification of the appointment is a sound corporate governance practice. If the stockholders do not vote on an advisory basis in favor of Ernst & Young, the Audit Committee will reconsider whether to hire the firm and may retain Ernst & Young or hire another firm without resubmitting the matter for stockholders’ approval. The Audit Committee retains the discretion at any time to appoint a different independent auditor.
Representatives of Ernst & Young are expected to be present at the Annual Meeting, and such representatives will be available to respond to appropriate questions and will have the opportunity to make a statement if they desire.
Pre-Approval of Independent Auditors Services
The Audit Committee pre-approves all audit, audit-related, tax and other services performed by the independent auditors. The Audit Committee pre-approves specific categories of services up to pre-established fee thresholds. Unless the type of service has previously been pre-approved, the Audit Committee must approve that specific service before the independent auditors may perform such service. In addition, separate approval is required if the amount of fees for any pre-approved category of service exceeds the fee thresholds established by the Audit Committee. The Audit Committee also has delegated to the Committee Chairman or any member pre-approval authority with respect to permitted services up to $500,000, provided that the Committee Chairman or any committee member must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.
Fees Paid to Independent Auditors
The following table sets forth the fees billed by Ernst & Young, the Corporation’s independent auditors, for audit services, audit-related services, tax services and all other services rendered for 2020 and 2019. All fees were pre-approved in accordance with the Audit Committee’s pre-approval policy. The Audit Committee considered and concluded that the provision of these services by Ernst & Young was compatible with the maintenance of the auditor’s independence.

	2019	2020
	($)	($)
Audit Fees(a)	22,775,000	23,500,000
Audit-Related Fees(b)	195,000	310,000
Tax Fees(c)	2,300,000	2,600,000
All Other Fees	0	0
(a)Audit fees are for services related to the annual audit of the Corporation’s consolidated financial statements, including the audit of internal control over financial reporting, the interim reviews of the Corporation’s quarterly financial statements, statutory audits of the Corporation’s foreign subsidiaries and consultations on accounting matters.
(b)Audit-related fees are primarily related to audits of the Corporation’s employee benefit plans and due diligence services in connection with acquisitions.
(c)Tax fees are for domestic and international tax compliance and advisory services. Tax compliance fees were $1.7 million and $1.3 million in 2020 and 2019, respectively, and fees for advisory services were $0.9 million and $1.0 million in 2020 and 2019, respectively.

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Audit Matters
Audit Committee Report
The Audit Committee of the Board of Directors is responsible for overseeing the Corporation’s accounting, auditing and financial reporting process, financial risk assessment and management process and for monitoring compliance with certain regulatory and compliance matters, on behalf of the Board of Directors.
The Corporation’s management is responsible for preparing the quarterly and annual consolidated financial statements, the financial reporting process, and maintaining and evaluating disclosure controls and procedures and a system of internal control over financial reporting.
In addition to its oversight of the Corporation’s internal audit organization, the Audit Committee is directly responsible for the appointment, compensation, retention, oversight and termination of the Corporation’s independent auditors, Ernst & Young, an independent registered public accounting firm. The independent auditors are responsible for performing an independent audit of the Corporation’s annual consolidated financial statements and internal control over financial reporting and expressing an opinion on the material conformity of those consolidated financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Corporation’s internal control over financial reporting.
In connection with the preparation of the Corporation’s consolidated financial statements as of and for the year ended December 31, 2020, the Audit Committee reviewed and discussed with management and Ernst & Young the Corporation’s audited consolidated financial statements, including discussions regarding critical accounting policies, financial accounting and reporting principles and practices, the quality of such principles and practices, the reasonableness of significant judgments and estimates, and the effectiveness of internal control over financial reporting. The Audit Committee also discussed with Ernst & Young, with and without management, the quality of the financial statements, clarity of the related disclosures, effectiveness of internal control over financial reporting and other items required by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. Additionally, the Audit Committee received and reviewed the written disclosures and letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young's communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence.
Based on the Audit Committee’s reviews and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements as of and for the year ended December 31, 2020 be included in Lockheed Martin Corporation’s Annual Report on Form 10-K for 2020 for filing with the SEC. The Audit Committee also reappointed Ernst & Young to serve as the Corporation’s independent auditors for 2021, and requested that this appointment be submitted to the Corporation’s stockholders for ratification at the Annual Meeting. The Board of Directors approved the Audit Committee’s recommendations.

Thomas J. Falk Chairman	David B. Burritt	James O. Ellis, Jr.	Ilene S. Gordon	Debra L. Reed-Klages

38

Executive Compensation

Proposal 3	Advisory Vote to Approve the Compensation of Our NEOs (Say-on-Pay)
•    Pay-for-performance alignment is built into the design of our annual and long-term incentive programs.
•    Executive compensation targets are set by reference to 50th percentile of peers with actual payouts dependent on performance outcomes.
•    More than 94% of votes cast at the 2020 annual meeting approved Say-on-Pay and we continue to engage with our stockholders on an on-going basis.
The Board unanimously recommends that you vote FOR the advisory vote to approve the compensation of our named executive officers.

As required by Section 14A of the Securities Exchange Act of 1934, as amended, we ask our stockholders to vote annually to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (NEOs) as described in detail in the Compensation Discussion and Analysis (CD&A) and the accompanying tables in the Executive Compensation section of this Proxy Statement. This vote is commonly known as Say-on-Pay.
Stockholders should review the entire Proxy Statement and, in particular, the CD&A beginning on page 40 and the Executive Compensation Tables beginning on page 58, for information on our executive compensation programs and other important items.
We believe that the information provided in this Proxy Statement demonstrates that our executive compensation programs are designed to link pay to performance. Accordingly, the Board recommends that stockholders approve the compensation of our NEOs by approving the following Say-on-Pay resolution:
RESOLVED, that the stockholders of Lockheed Martin Corporation approve, on an advisory basis, the compensation of the named executive officers identified in the “Summary Compensation Table,” as disclosed in the Lockheed Martin Corporation 2021 Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the accompanying footnotes and narratives. This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures related to the NEOs. Although the results of the Say-on-Pay vote do not bind the Corporation, the Board will, as it does each year, continue to review the results carefully and plans to continue to seek the views of our stockholders throughout the year.
Compensation Committee Report
The Management Development and Compensation Committee makes recommendations to the Board of Directors concerning the compensation of the Corporation’s NEOs. We have reviewed and discussed with management the Compensation Discussion and Analysis that will be included in the Corporation’s Schedule 14A Proxy Statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended. Based on that review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement. The Board approved our recommendation.

Ilene S. Gordon Chairman	Thomas J. Falk	Vicki A. Hollub	Debra L. Reed-Klages

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Executive Compensation
Compensation Discussion and Analysis (CD&A)
This CD&A discusses the compensation decisions for the NEOs listed in the Summary Compensation Table on page 58.
2020-2021 Leadership Changes
In 2020 and early 2021, there were the following leadership changes affecting the NEOs:
•James D. Taiclet  was elected President and Chief Executive Officer effective June 15, 2020, succeeding Ms. Hewson, and was elected Chairman effective March 1, 2021;
•Marillyn A. Hewson transitioned to Executive Chairman effective June 15, 2020, after serving as President and Chief Executive Officer since January 2013 and Chairman of the Board since January 2014. Effective March 1, 2021, Ms. Hewson became Strategic Advisor to the CEO and is expected to serve in that role through February 28, 2022;
•Frank A. St. John was promoted to Chief Operating Officer effective June 15, 2020, after serving as Executive Vice President, Rotary and Mission Systems since August 26, 2019; and
•Michele A. Evans, Executive Vice President, Aeronautics, passed away on January 1, 2021 and was succeeded by Gregory M. Ulmer effective February 1, 2021.

NEO	Title	Years of Service At End of 2020 (rounded)
James D. Taiclet	Chairman, President and Chief Executive Officer	6 months
Marillyn A. Hewson	Strategic Advisor to the CEO; Former Chairman, President and Chief Executive Officer	38 years
Kenneth R. Possenriede	Chief Financial Officer	34 years
Frank A. St. John	Chief Operating Officer	34 years
Richard F. Ambrose	Executive Vice President, Space	20 years
Michele A. Evans	Former Executive Vice President, Aeronautics	34 years

To assist stockholders in finding important information in the CD&A, sections are highlighted as follows:	Page(s)
	41	Our 2020 Performance
	43	2020 CEO Compensation
	45	2020 Comparator Group Companies
	47	2020 Compensation Elements
	48-50	2020 Annual Incentive
	50-53	2020 Long-Term Incentive Compensation
	53	2018-2020 LTIP and PSU Awards
	54-55	2021 Incentives
	55-57	Other Compensation Matters

2020 Say-on-Pay Vote
At our 2020 annual meeting, more than 94% of the votes cast by our stockholders approved our Say-on-Pay proposal and more than 95% of the votes cast approved our new equity plan. We meet with our key investors throughout the year to understand the topics that matter most to them as they relate to executive compensation. We sought the views of our stockholders with respect to our existing policies and practices. (Please see “Stockholder Engagement and Responsiveness” on page 28 for more specific details). Investors we engaged with during 2020 reacted positively to our pay governance and executive compensation programs. We consider the input of our stockholders, along with emerging best practices, to ensure alignment with our executive pay programs. We welcome feedback regarding our executive compensation programs and will continue to engage with our stockholders in 2021.

40

Executive Compensation
Executive Summary
Our 2020 Performance

Record Sales of $65.4B	Record Segment Operating Profit* of $7.2B	Year-End Backlog of $147.1B	Record Earnings per Share from continuing operations of $24.50

In 2020, Lockheed Martin demonstrated agility, resilience, and resolve in the face of the year’s unprecedented geopolitical, business, and public health challenges. We continued to exhibit strong growth across our diverse portfolio, as manifested in our financial and operational results. In 2020, the Corporation achieved records for sales, segment operating profit* and earnings per share. Lockheed Martin’s net sales and segment operating profit in 2020 both increased 9% compared to 2019 and we generated cash from operations of $8.2 billion after $1.0 billion of discretionary pension contributions. In addition, we ended 2020 with orders of $68.1 billion, adding to our strong year-end backlog of $147.1 billion.
Despite COVID-19 supplier challenges that impacted aircraft deliveries, the F-35 fifth generation fighter program worked with our customers and partners to mitigate risks brought on by the pandemic and continued to achieve unmatched combat capability. In 2020, we delivered 120 F-35s and remained on track to meet the joint government and industry recovery commitments over the coming years. In total, the program has surpassed 600 aircraft deliveries and more than 350,000 flight hours. The F-35 program also celebrated several international milestones with Poland and Singapore joining the program and several other nations expressing interest in joining as well.
The Corporation also had strategic and operational accomplishments across our other business segments in 2020. In April, we were awarded a contract valued at more than $6 billion to supply PAC-3 Missile Segment Enhancement interceptors, launcher modification kits, and associated equipment to support the United States and international customers. Early in the year, we celebrated the launch of the sixth and final Advanced Extremely High Frequency satellite. Notably, the satellite was the first in orbit for the newly formed U.S. Space Force. We also received a $2 billion Performance-Based Logistics contract for sustainment services on the MH-60 SEAHAWK® platform for the U.S. Navy. Strategically, Lockheed Martin continued to invest in emerging technologies in the areas of autonomy, hypersonics, and artificial intelligence to better serve our customers in an increasingly volatile and unpredictable threat environment.
We also continued our efforts to return cash to stockholders through dividends and share repurchases. During 2020, we returned $3.9 billion of cash from operations to our stockholders, with $1.1 billion in share repurchases and $2.8 billion paid in cash dividends. Lockheed Martin's total stockholder returns have outperformed the S&P 500 Aerospace & Defense Index over the past one-, three-, and five-year periods, reflecting these financial, strategic and operational accomplishments.
*See Appendix A for an explanation of Non-GAAP terms.
1-Year TSR

3-Year TSR

5-Year TSR

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Executive Compensation
Compensation Overview
Our executive compensation programs covering our NEOs are designed to attract and retain critical executive talent, to motivate behaviors that align with stockholders’ interests and to pay for performance. The majority of our NEOs’ pay is variable and contingent on performance with over two-thirds in the form of long-term incentives (LTI). To ensure pay is competitive with market practices, we conduct a benchmarking analysis each year when establishing base salary, annual incentive target opportunities and LTI target opportunities. Each element of compensation is evaluated against the 50th percentile, which we refer to as “market rate,” of our comparator group of companies, as shown on page 45. Although target incentive opportunities are set by reference to the market rate, incentive plan terms provide for actual payouts to be based upon actual performance that can result in payouts above or below targeted levels. Based on actual results relative to our pre-established goals under our incentive programs, the 2020 annual incentive program paid out at 177% of target and the 2018-2020 Long-Term Incentive Performance awards (LTIP) and Performance Stock Units (PSUs) paid out at 200% of target for all NEOs.
We have not made any modifications to our compensation programs or to our targets or goals in response to COVID-19 or the Coronavirus Aid, Relief and Economic Security (CARES) Act. However, in September 2020, the Compensation Committee approved amendments to outstanding long-term incentive award agreements to ensure that the ultimate payouts are not impacted to a participant’s benefit or detriment by government stimulus and assistance programs enacted in response to COVID-19 or by pension risk transfer transactions (please see “Setting Performance Goals for PSUs and LTIP” on page 52 for more specific details).
CEO Transition
Effective June 15, 2020, Ms. Hewson transitioned from Chairman, President and CEO to Executive Chairman and Mr. Taiclet was elected President and CEO. Effective March 1, 2021, Mr. Taiclet was elected Chairman and Ms. Hewson became Strategic Advisor to the CEO. Ms. Hewson is expected to serve in this role until February 28, 2022.
The Corporation maintains and has regularly adhered to a compensation philosophy of providing target total compensation opportunities consistent with the market rate. This policy is consistently applied to all NEOs. The table below illustrates the annualized value of Mr. Taiclet’s approved 2020 target total compensation opportunity:

Approved 2020 Compensation
Element	Salary ($)	Target Annual Incentive %	Target Total Cash ($)	Long-Term Incentives* ($)	Target Total Compensation ($)
Annualized Target Pay	1,700,000	175	4,675,000	14,000,000	18,675,000
*    2020 LTI grant excludes equity replacement grant with an approximate value of $5.55 million.
The annual and long-term incentive opportunities represent target and grant date values respectively. These opportunities can be earned subject to subsequent performance and service. The annual cash compensation elements—salary and annual incentive—were pro-rated based on the number of days employed for 2020. The long-term incentive award was not pro-rated reflecting both the longer term nature of the award and that Mr. Taiclet would have otherwise received a full long-term incentive award for 2020 from his prior employer if he had continued to be its CEO. Mr. Taiclet's long-term incentive award, as with all other NEOs, was comprised of 70% performance-based awards (50% PSUs and 20% cash based LTIP) and 30% time-based Restricted Stock Units (RSUs).
Upon his termination of employment with his prior employer, Mr. Taiclet forfeited portions of performance-based equity awards covering two separate performance cycles (2018-2020 and 2019-2021) and his opportunity to earn an annual cash incentive award for 2020. The Board, with the assistance of its outside compensation consultant, estimated that Mr. Taiclet was forfeiting approximately $5.55 million in value that he would have otherwise earned at this prior employer. To induce Mr. Taiclet to accept employment with the Corporation by covering the estimated value of these forfeited awards, Mr. Taiclet was granted a replacement award, which was allocated between two tranches of RSUs as follows:
•7,689 RSUs ($2.87 million) that vest one year from the date of grant to replace the foregone annual cash incentive opportunity and the forfeited 2018-2020 performance-based award; and
•7,180 RSUs ($2.68 million) that vest two years from the date of grant to replace the forfeited 2019-2021 performance-based award.

42

Executive Compensation
The vesting periods of these two tranches were structured to approximately parallel the time periods over which the original forfeited awards would have been earned/vested and the number of RSUs was determined based on dividing the estimated forfeited value by the closing stock price of the Corporation's common stock on the NYSE on June 15, 2020, which was the effective date of Mr. Taiclet's appointment as President and CEO. RSUs were chosen to create immediate alignment with Lockheed Martin stockholders and further Mr. Taiclet’s equity ownership in the Corporation.
No adjustments were made to Ms. Hewson's previously approved 2020 compensation in connection with her transition to Executive Chairman. Consistent with the policy of not providing Board compensation to employee directors, Ms. Hewson did not receive separate director compensation for her service on the Board during 2020. For her service as Strategic Advisor to the CEO, effective March 1, 2021 through February 28, 2022, Ms. Hewson's annual base salary will be reduced from $1,855,000 to $900,000. Ms. Hewson will not be eligible for an annual incentive for 2021 performance and will not receive any equity or long-term incentive performance awards in 2021. While she remains an employee of the Corporation, Ms. Hewson will continue to participate in the savings, health, disability and life insurance benefit plans and programs in which she has been a participant and will continue to be eligible for an annual executive physical, home office support, professional memberships, continued use of corporate aircraft and continued security based on assessed risk to her. Consistent with past practice, to the extent personal security is necessary and taxable, Ms. Hewson will receive a tax gross-up sufficient to make her whole.
2020 CEO Compensation

2020 CEO Target Pay Mix. We believe that the compensation opportunities of our CEO should be predominantly variable, and the variable elements of the compensation package should tie to the Corporation’s long-term success and the achievement of sustainable long-term total returns to our stockholders. As shown in the chart to the right, a significant portion of our CEO’s target compensation is variable and in the form of LTI with more than half of total target pay in the form of equity-based incentives.
Base Salary. In 2020, Mr. Taiclet’s annual base salary was set at $1,700,000.
2020 Annual Incentive. Mr. Taiclet’s target annual incentive amount for 2020 was 175% of salary, or $1,636,250 after proration based on his start date.
2020-2022 Long-Term Incentives. In 2020, Mr. Taiclet was granted an annual LTI award of approximately $14.0 million, which was allocated 50% in PSUs, 30% in RSUs, and 20% in the cash-based LTIP. RSUs will cliff-vest after three years, while the payout of PSUs and LTIP will be based upon our results at the end of the three-year performance period relative to the three-year performance goals that were established in the beginning of 2020. This does not include the one-time replacement award of approximately $5.55M to offset forfeited incentives at his previous employer.
Benefit and Retirement Plans. Mr. Taiclet is eligible for benefit and retirement programs, similar to other salaried employees. None of our NEOs received additional years of service credits or other forms of formula enhancements under our benefit or retirement plans. Mr. Taiclet does not participate in a pension plan, as the salaried pension plan was closed to employees hired after December 31, 2005 and fully frozen effective January 1, 2020.
CEO Target Opportunity Mix *

* Fixed vs. variable and cash vs. equity components are designated in the Compensation Elements table on page 47. We consider base salary and annual incentives as short-term pay and PSUs, LTIP, and RSUs as long-term pay. Cash represents base salary, annual incentive target and LTIP target. We do not include retirement or other compensation components in the chart. Chart reflects base salary and annual incentives on a non-prorated basis and does not include the one-time replacement award of RSUs.

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Executive Compensation
Summary of Compensation Approach
Guiding Pay Principles
•Attract, motivate and retain executive talent
•Market-based 50th percentile approach to target all compensation elements
•Link executive pay to Enterprise performance
•Provide an appropriate mix of short-term vs. long-term pay and fixed vs. variable pay
•Align to stockholder interests and long-term Corporation value
Our Decision-Making Process
The Compensation Committee seeks input from our CEO and other members of our management team as well as input and advice from an independent compensation consultant to ensure the Corporation’s compensation philosophy and information relevant to individual compensation decisions are taken into account. Mr. Taiclet did not participate in the Board's and Compensation Committee's deliberations on his selection and appointment as the Corporation's new President and CEO and related compensation decisions.
Independent Pay Governance

Independent
Board Members
Review and approve compensation of the CEO and review and ratify compensation of other NEOs. Review with management, at least annually, the succession plan for the CEO and other senior positions.
Independent Compensation Consultant Provides advice on executive pay programs, pay levels and best practices. Provides design advice for annual LTI vehicles and other compensation programs.
Independent
Compensation Committee
Reviews and approves incentive goals relevant to NEO compensation. Reviews and approves the compensation for each NEO. Recommends CEO compensation to the independent members of the Board.

Stockholders &
Other Key Stakeholders
Provide feedback on various executive pay practices and governance during periodic meetings with management, which then is reviewed by and discussed with our independent Board members.

Role	Management	CEO	Management Compensation Consultant(1)	Independent Compensation Consultant(2)	Independent Compensation Committee	Independent Board Members
Peer Group / External Market Data and Best Practices for Compensation Design and Decisions	Reviews	Reviews	Develops	Develops/ Reviews	Reviews	—
Annual NEO Target Compensation	—	Recommends	—	Reviews	Approves	Ratify
Annual CEO Target Compensation	—	—	—	Advises	Recommends	Approve
Annual and Long-Term Incentive Measures, Performance Targets and Performance Results	Develops	Reviews	—	Reviews	Approves	Ratify
Long-Term Incentive Grants, Dilution, Burn Rate	Develops	Reviews	—	Reviews	Approves	Ratify
Risk Assessment of Incentive Plans	Reviews	Reviews	—	Develops	Reviews	—
Succession Plans	Develops	Reviews	—	—	—	Review
(1)    Aon and Willis Towers Watson.
(2)    Meridian Compensation Partners (Meridian).

44

Executive Compensation
How We Determine Market Rate Compensation
For each of the principal elements of executive compensation, we determine the “market rate” as the size-adjusted 50th percentile of our comparator group of companies. Size-adjusted market rates are calculated for us by Aon, using revenue regression analysis. This statistical technique accounts for revenue size differences within the peer group and results in a market rate for all compensation elements consistent with our revenue relationship to our peers. We also may adjust the market rate to reflect differences in an executive’s job scope relative to the industry or the comparator group of companies, as appropriate.
The Compensation Committee considers the current market data in combination with other internal factors when setting individual annual target pay levels, such as changes to market data year-over-year, internal pay equity, individual performance, job scope and criticality to the Corporation. Our incentive plans are designed so that actual performance in excess of established performance targets results in payouts above target and actual performance below established performance targets results in payouts below target or no payout.
How We Select the Comparator Group for Market Rate Purposes
To establish the market rate for each of the principal elements of compensation, we select a group of publicly-traded companies (our comparator group). We regularly review our comparator group to maintain relevancy and to ensure the availability of data, while seeking to avoid significant annual changes in the group to ensure a level of consistency. Because the number of comparable companies with our revenue level is not extensive, we include companies in our comparator group based on a number of factors, including:
•Similarity in size (a high correlative factor in determining pay), generally based on annual revenues;
•Participation in the Aon executive compensation survey (our primary source for data in making market comparisons), which enables us to obtain reliable data for market comparisons that otherwise may not be publicly available;
•Industrial companies and, to the extent possible, companies that compete in the aerospace and defense industry, which enables comparison with companies that face similar overall labor costs, economic factors and market fluctuations;
•Companies with which we compete for executive talent, as competitive conditions and the limited number of comparably-sized aerospace and defense companies require us to recruit outside of the core aerospace and defense companies for a broad range of disciplines (e.g., finance, human resources, legal, supply chain management) to obtain individuals with a broad range of skills that are transferable across industries; and
•Companies with comparable executive officer positions or management structures, which enables more appropriate compensation comparisons.
We do not consider market capitalization in selecting our comparator group because market capitalization can change quickly as industries and companies go in and out of favor as investments and companies restructure.
The data presented to and considered by the Compensation Committee regarding the level of compensation at the Corporation’s comparator group of peer companies was developed from the proprietary results of the Aon executive compensation survey, subject to review by Meridian. There was no change in the composition of our 2020 comparator group from 2019. All of the 2020 comparator group companies participated in the Aon survey. Our 2020 revenues represented the 64th percentile of the comparator group.

2020 Comparator Group Companies

3M Company	General Dynamics Corporation*	Raytheon Company*
Caterpillar Inc.	General Electric Company	The Boeing Company*
Cisco Systems, Inc.	Honeywell International Inc.*	United Parcel Service, Inc.
Deere & Company	International Business Machines Corporation	United Technologies Corporation*
DowDuPont Inc.**	Intel Corporation
FedEx Corporation	Northrop Grumman Corporation*

*    Aerospace & Defense Industry
**    In June 2019, DowDuPont Inc. completed a series of transactions to split into multiple separate entities but data is included given participation in the Aon survey prior to the split.
In June 2020, the Compensation Committee reviewed the comparator group, as it does each year. In light of the split of DowDuPont Inc., the Compensation Committee replaced DowDuPont Inc. with Dow Inc. and also added HP Inc. given its satisfaction of our criteria described above. This updated Comparator Group was used for compensation decisions for 2021.

www.lockheedmartin.com	2021 Proxy Statement	45

Executive Compensation
Compensation and Risk
The Corporation’s executive and broad-based compensation programs are intended to promote decision-making that supports a pay for performance philosophy while mitigating risk by utilizing the following design features:

•Mix of fixed and variable pay opportunities
•Multiple performance measures, multiple time periods and capped payouts under incentive plans
•Stock ownership requirements
•Oversight by independent Board committee
•Incentive goals set at the Enterprise or business segment level

•Moderate severance program that includes post-employment restrictive covenants
•Institutional focus on ethical behavior
•Annual risk assessment
•Compensation Committee oversight of equity burn rate and dilution
•Enhanced clawback policy

With the assistance of a risk assessment conducted by Meridian on an annual basis, the Compensation Committee concluded that risks arising from our executive and broad-based incentive compensation programs are not reasonably likely to have a material adverse effect on the Corporation.
Compensation Best Practices

Best Practices in Our Programs	Practices We Do Not Engage In or Allow
•    Pay aligns with performance
•    Market-based (50th percentile) approach for determining NEO target pay levels
•    Caps on annual and long-term incentives, including when Total Stockholder Return (TSR) is negative
•    Enhanced clawback policy on variable pay
•    Double-trigger provisions for change in control
•    Robust stock ownership requirements
•    Low burn rate and dilution
• No payment of dividends or dividend equivalents on unvested equity awards

•    No employment agreements
•    No option backdating, cash-out of underwater options or repricing
•    No excise tax assistance (gross-ups) upon a change in control
•    No tax gross-ups on personal use of corporate aircraft
•    No individual change in control agreements
•    No automatic acceleration of unvested incentive awards in the event of termination
•    No enhanced retirement formula or inclusion of long-term incentives in pensions
•    No enhanced death benefits for executives
•    No hedging or pledging of Company stock

46

Executive Compensation
2020 Named Executive Officers’ Compensation
2020 Target Compensation
Our NEOs’ target compensation for 2020 is shown below, which is closely aligned to the market rate. When determining pay for our NEOs, the Compensation Committee considers the current market data in combination with other internal factors when setting annual target pay levels, such as changes to market data year-over-year, internal pay equity, individual performance, job scope and criticality to the Corporation. Effective June 15, 2020, Marillyn A. Hewson transitioned to Executive Chairman and James D. Taiclet was elected President and Chief Executive Officer. Additionally, Frank A. St. John was appointed Chief Operating Officer effective June 15, 2020 and in connection with his promotion the Compensation Committee approved an additional $150,000 LTI grant (increasing his total annual LTI opportunity from $4.5 million to $4.65 million).

		Annual Incentive
NEO	Base Salary ($)	Target %	Target Amount ($)	2020 Annual LTI Grant ($)	Total Target Direct Compensation ($)
Mr. Taiclet*	1,700,000	175	1,636,250	14,000,204	17,336,454
Ms. Hewson	1,855,000	175	3,246,250	15,000,289	20,101,539
Mr. Possenriede	935,000	105	981,750	4,650,236	6,566,986
Mr. St. John	935,000	105	981,750	4,650,599	6,567,349
Mr. Ambrose	935,000	105	981,750	4,000,257	5,917,007
Ms. Evans	935,000	105	981,750	4,500,241	6,416,991
*    Mr. Taiclet's prorated 2020 base salary was $915,385. His annual incentive target amount shown above is prorated based on time served during 2020. His 2020 Annual LTI grant and Total Target Direct Compensation excludes his equity replacement grant with an approximate value of $5.55 million.
2020 Compensation Elements
Our compensation programs are designed to provide a mix of short- and long-term compensation, fixed and variable pay and cash and equity-based compensation, as well as to reflect our philosophy of providing pay for performance. Benefit, Retirement and Perquisite programs are not included in our compensation elements below (additional information about these programs can be found on page 57).

	Fixed		Variable

	Base Salary	+	Annual Incentive	+	Long-Term Incentives
					50% PSUs	20% LTIP	30% RSUs
WHAT?	Cash		Cash		Equity	Cash	Equity
WHEN?	Annual		Annual		3-year Performance Cycle	3-year Performance Cycle	3-year Cliff Vesting
HOW? Measures, Weightings & Payouts	Market rate, as well as internal pay equity, experience and critical skills
70% Financial
20% Sales, 40% Segment Operating Profit**, 40% Cash from Operations***
30% Strategic & Operational Key Metrics: Focus Programs, International, Mission Success®, Program Performance, Portfolio Shaping/Enterprise Initiatives, Innovation, Talent Management
Payout: 0-200% of target
					Relative TSR* ROIC** Performance Cash**	(50%) (25%) (25%)	Value delivered through long-term stock price performance
					• Award 0-200% of target # of shares • Relative TSR measure capped at 100% if TSR is negative • Value capped at 400% of stock price on date of grant x shares earned	• Payout 0-200% of target • Relative TSR measure capped at 100% if TSR is negative
WHY?	Provides competitive levels of fixed pay to attract and retain executives.		Attracts and motivates executives by linking annual Corporation performance to an annual cash incentive.
Creates strong alignment with stockholder interests by linking long-term pay to key performance metrics and stock price. Provides a balance of internal and market-based measures to assess long-term performance.
Promotes retention of key talent and aligns executive and stockholder interests.
*    See page 52 for 2020-2022 Relative TSR Comparators.
**    Refer to Appendix A for an explanation of Non-GAAP terms as well as our disclosure regarding forward-looking statements concerning future performance or goals for future performance.
*** Adjusted for unplanned pension contributions pursuant to resolutions of the Compensation Committee.

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Executive Compensation
Base Salary
Base salaries are reviewed and increased annually taking into account the market rate (50th percentile), the executive’s individual performance and internal pay equity. In establishing the base salary for each NEO, we determined the market rate using comparator group company data and evaluated whether the market rate should be adjusted up or down based on differences in the scope of the NEO’s position as compared to the industry and the comparator group companies.
2020 Annual Incentive
As has been the case since 2018, the 2020 annual incentive plan for our CEO, other NEOs and all other officers elected by the Board was based 70% on financial goals and 30% on strategic and operational goals measured at the Enterprise level, as illustrated in the graphic below. Although the annual incentive plan uses a formulaic approach, the Compensation Committee retains discretion in administering the plan, which discretion includes choosing and approving goals, assessing strategic and operational results and modifying payouts based on business segment and individual performance for any officer elected by the Board, including the NEOs.
Under the terms of our annual incentive plan, the CEO’s bonus and the bonus for each of the other NEOs cannot exceed 0.3% and 0.2%, respectively, of Cash from Operations. Annual incentive payouts range from 0% to 200% of target.
2020 Annual Incentive Goals and Results
At its February 2020 meeting, the Compensation Committee approved Enterprise-wide objectives for 2020 reflecting financial, strategic and operational goals. These goals are used as the Enterprise Component for all executives in the Corporation and serve as the only goals for the CEO, NEOs and all other officers elected by the Board. We have not made any modifications to our annual incentive goals in response to COVID-19 or the CARES Act.
Financial Assessment (70% Weight). The financial targets under the annual incentive plan align with the guidance we disclosed publicly at the beginning of 2020. We believe this approach to setting the financial metrics for annual incentive purposes appropriately links compensation to our effectiveness in meeting our public commitments to our stockholders. Our financial commitments are established at the completion of our annual long-range planning process and are consistent with our long-range plan commitments. The long-range planning process includes reviews of the assumptions used by the business segments in generating their financial projections, such as industry trends and competitive assessments, current and future projected program performance levels and the risks and opportunities surrounding these baseline assumptions. The long-range plan on which our financial goals are based is tied to the business environment in which we operate and can vary year-over-year. Our long-range plan values for Sales, Segment Operating Profit (see Appendix A for definition of Non-GAAP terms) and Cash from Operations are set forth in the 2020 guidance we provided publicly to investors in January 2020 and represent the target level (100% performance) for each of these metrics. For the purposes of assessing performance under our annual incentive program, Cash from Operations results are adjusted for unplanned pension contributions, so that the impact on incentive compensation is not a factor in the decision to make the additional pension contribution. We established maximum (200% performance) and threshold payout levels (50% performance) around these targets based on a review of historical performance against long-range plan commitments for each of the three annual incentive metrics, which ensures the appropriate level of rigor on each of the threshold, target and maximum goals. We used straight-line interpolation between target and both maximum and minimum historical performance levels. The Compensation Committee reviewed the methodology and the targets established as part of its annual process during 2020.

2020 Financial Measures	Weight	2020 Goals ($)	Results ($)	Calculated Payout	Weighted Payout
Sales	20%	62,750 - 64,250M	65,398M	160%	32%
Segment Operating Profit*	40%	6,800 - 6,950M	7,152M	156%	63%
Cash from Operations**	40%	≥ 7,600M	9,208M	200%	80%
Financial Payout Factor					175%
*    See Appendix A for definition of Non-GAAP terms.
**    Reported Cash from Operations for fiscal 2020 was $8.2B, which has been adjusted by $1.0 billion for unplanned pension contributions.

48

Executive Compensation
Strategic & Operational Assessment (30% Weight). Our strategic and operational performance assessments are evaluated differently than financial performance assessments. For the 2020 performance year, a broad set of goals were established for our strategic and operational commitments at the beginning of the year, including goals tied to the development of new business, program performance, technological innovation, and executing on sustainability initiatives, such as achievement of pre-established measures and targets related to diversity and talent management. The strategic and operational performance goals are not measured against quantitative performance criteria for each goal, because some are aspirational, cannot be forecasted reliably or are qualitative in nature. When determining the overall payout factor, the Compensation Committee considers both quantitative and qualitative results and applies discretion when evaluating performance in totality. The strategic and operational performance goals and results are set forth below.

2020 Strategic & Operational Goals Summary	Assessment Summary Highlights
Focus Programs Shape and secure key Focus Program wins and achieve Keep Sold Program milestones	•Orders of $68.1 billion and year-end backlog of $147.1 billion •Achieved 92% keep sold program milestones •79% win rate on programs throughout the year
International Continue international expansion through increased orders and sales	•$16.4B of net sales to international customers (including foreign military sales) •Continued strong international interest in our programs and focus on strengthening international relationships
Mission Success Achieve Mission Success milestones
•Achieved objectives for key metrics while mitigating external factors with completion of 95% targeted Mission Success events
•Key program milestones achieved throughout the Corporation in all customer operational domains

Program Performance Execute programs to achieve customer commitments and increase stockholder value	•Implemented new Corporate Focus Supplier (CFS) initiative •Returned $3.9 billion of Cash from Operations to our stockholders through dividends and share repurchases
Portfolio Shaping / Enterprise Initiatives Assess portfolio on an ongoing basis to maximize stockholder value, which includes M&A activity, streamlining operations and other enterprise initiatives
•Pursued strategic acquisitions and partnerships to drive business growth
•Exceeded affordability goals and realized corporate overhead savings
•Achievement or substantial progress on 2020 Sustainability Management Plan goals relating to: Business Integrity, Product Impact, Employee Wellbeing, Resource Efficiency and Information Security

Innovation Execute technology and digital transformation strategy, ensuring robust innovation, collaboration and strategic partnering
•Launched 21st Century Warfare initiative, integrating advanced concepts like direct energy and hypersonics with maturing /commercial technology like advanced communications / 5G and Artificial Intelligence
•Continued implementation of transformational digital capabilities and infrastructure across the enterprise

Talent Management Attract, develop and retain the workforce needed to deliver commitments to customers and stockholders
•Evolved the way we work and developed infrastructure for future success
•Successfully executed diversity and inclusion initiatives with respect to representation, attrition, external hiring, and leadership
•Achieved business objectives in 19 union negotiations

Strategic & Operational Payout Factor	180%
The Compensation Committee reviewed these accomplishments and recommended this factor to recognize the Corporation’s strong operational performance in a highly competitive environment while undertaking and executing major strategic initiatives.

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Executive Compensation
Summary of Annual Incentive Payout Calculations
For 2020, the Compensation Committee approved an annual incentive target of 175% of base salary for Mr. Taiclet, aligning with the 2020 market rates (50th percentile). Ms. Hewson's and Mr. Possenriede's annual incentive target percentage did not change and remained at 175% and 105% of base salary, respectively. Mr. St. John's target of 105% of base salary also did not change in connection with his appointment as COO during 2020. Our business segment EVPs' targets were set to 105% of their base salaries. The final payout factor and payout amounts for each of our NEOs, as determined by the Board, are shown below:

Summary of 2020 Enterprise Performance & Overall Payout Factor

	Weight	2020 Factors	Weighted Payout
Financial	70%	175%	123%
Strategic & Operational	30%	180%	54%
Overall Payout Factor			177%

	Base Salary	Target % of Salary	Target Award	X	Overall Payout	=	Payout
NEO	($)	(%)	($)		Factor		($)
Mr. Taiclet*	1,700,000	175	1,636,250	177%			2,896,200
Ms. Hewson	1,855,000	175	3,246,250				5,745,900
Mr. Possenriede	935,000	105	981,750				1,737,700
Mr. St. John	935,000	105	981,750				1,737,700
Mr. Ambrose	935,000	105	981,750				1,737,700
Ms. Evans	935,000	105	981,750				1,737,700
*Mr. Taiclet's annual incentive target and payout are prorated based on time served during fiscal year 2020.
2020 Long-Term Incentive Compensation
The following summary shows the 2020 LTI compensation mix for the CEO and other NEOs and principal terms of the awards.

PSUs (distributed in common stock):
Performance Measures: Three-year Relative TSR (50%), ROIC (25%) & Performance Cash (25%)
Caps:
•200% of target shares
•Relative TSR measure capped at 100% if the Corporation’s TSR is negative
•Value capped at 400% of stock price on date of grant times shares earned

RSUs (distributed in common stock): Vesting Schedule: RSUs cliff vest 100% three years after the grant date

3-Year LTIP (paid in cash):
Performance Measures: Three-year Relative TSR (50%), ROIC (25%) & Performance Cash (25%)
Caps:
•200% of target amount
•Relative TSR measure capped at 100% if the Corporation’s TSR is negative
•Individual payout capped at $10 million

50

Executive Compensation
In determining the appropriate level of equity grants for 2020, the Compensation Committee took into consideration the long-term incentive market rate (50th percentile) along with a variety of other factors, including the number of awards outstanding and shares remaining available for issuance under the Corporation’s equity incentive plans, the number of shares that would be issued under contemplated awards over the range of potential performance achievement, the total number of the Corporation’s outstanding shares, the resulting implications for stockholder dilution and the number of shares granted to our executives year-over-year.
PSU Awards (50% of the LTI award)
PSU awards are calculated by multiplying the overall target LTI award value by the 50% weighting assigned to the PSU portion. The number of PSUs granted is determined based on the closing stock price of the Corporation's common stock on the NYSE on the date of grant. Each NEO’s PSU target number of shares is determined as of the grant date of the award, and the actual number of shares earned at the end of the period is calculated based on our performance measured against the three financial metrics as follows: 50% Relative TSR, 25% ROIC and 25% Performance Cash.
The number of shares granted at the end of the cycle can range from 0% to 200% of the applicable target number of shares. If average TSR is negative at the end of the performance cycle, the payout factor for the Relative TSR measure is capped at 100%. In addition, the maximum value that can be earned under a PSU award is 400% of the stock price on the date of grant times the shares earned. The award calculation is formulaic pursuant to the provisions defined in the award agreement, and no adjustment can be made to the final number of shares granted, which is determined based on the performance outcomes relative to our pre-set goals. Participants also accrue deferred dividend equivalents on the shares earned, which are paid in cash following vesting of the underlying shares.
RSU Awards (30% of LTI award)
RSU awards are calculated by multiplying the overall target LTI award value by the 30% weighting assigned to the RSU portion.
The number of RSUs granted is determined based on the closing stock price of the Corporation's common stock on the NYSE on the date of grant. Deferred dividend equivalents are accrued during the vesting period and paid in cash following the vesting of the underlying shares.
LTIP Awards (20% of the LTI award)
LTIP awards are cash-based and are calculated by multiplying the overall target LTI award value by the 20% weighting assigned to the LTIP portion. Each NEO’s LTIP target is determined at the time of grant, and the actual award earned at the end of the three-year performance period is calculated based on the same performance measures as those used for the PSUs (50% Relative TSR, 25% ROIC and 25% Performance Cash).
Payouts can range from 0% to 200% of the applicable target. If average TSR is negative at the end of the performance cycle, the payout factor for the Relative TSR measure is capped at 100%. The award calculation is formulaic pursuant to the provisions defined in the award agreement, and no adjustment can be made to the final payout factor, which is determined based on the performance outcomes relative to our pre-set goals. For the 2020-2022 LTIP grants, any amount payable to a single participant in excess of $10 million will be forfeited.
Selection of LTI Performance Measures
The LTI performance metrics approved by the Compensation Committee are measures that we believe most effectively support our long-term business and strategic goals and directly tie the long-term goals of our executive leadership team to the interests of our stockholders.
The measurements used for the financial component of our 2020 annual incentive plan (Sales, Segment Operating Profit and Cash from Operations) also serve as the foundation for achieving our long-term goals such that we must consistently achieve or exceed the Corporation’s annual goals in order to achieve our LTI goals.
The selected LTI performance metrics consist of Relative TSR (50% weight), ROIC (25% weight) and Performance Cash (25% weight). We chose these three metrics because we believe they represent the best measures of value creation for the Corporation over a long-term period. We also applied equal weighting to the market-based measure of value creation, TSR, to what we believe are the best internal measures of value creation, Performance Cash and ROIC.

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Executive Compensation
We selected Relative TSR to measure our performance against our industry peers, including the S&P Aerospace Index companies and other large publicly traded U.S. Government contractors. Because every industry faces different challenges and opportunities, we believe that comparing our TSR against peers facing a similar business environment is preferred to comparisons outside our industry.
Accordingly, the Relative TSR Comparators for the 2020-2022 performance cycle are shown below:

2020-2022 Relative TSR Comparators

Arconic Inc.	Honeywell International Inc.	Textron Inc.
Booz Allen Hamilton Holding Corporation	Huntington Ingalls Industries, Inc.	The Boeing Company
CACI International Inc.	Leidos Holdings, Inc.	TransDigm Group Incorporated
General Dynamics Corporation	Northrop Grumman Corporation	Raytheon Technologies Corporation*
L3Harris Technologies	Science Applications International Corp.
*In April 2020, Raytheon Company and United Technologies Corporation merged to form Raytheon Technologies Corporation.
Because the Relative TSR index is not perfectly aligned with the businesses in which Lockheed Martin operates and because any number of macro-economic factors that could affect market performance are beyond the control of the Corporation, we use ROIC and Performance Cash as internal measures that are directly affected by management’s decisions. ROIC measures how effectively we employ our capital over time, while Performance Cash provides the means for investment or value creation. By including a cash measure in both our annual and long-term incentive plans, the plans mitigate the risk of short-term cash strategies that do not create long-term value.
In tandem, we believe that these metrics drive the behaviors of our management team in ways that are intended to create the most value for our stockholders.
Setting Performance Goals for PSUs and LTIP
Our long-range planning process is used to establish the target (100% level of payment) for the Performance Cash and ROIC metrics in the PSU and LTIP grants. In setting minimum and maximum levels of payment, we reviewed historical levels of performance against long-range plan commitments, and conducted sensitivity analyses on alternative outcomes focused on identifying likely minimum and maximum boundary performance levels. Levels between 100% and the minimum and maximum levels were derived using linear interpolation between the performance hurdles. The specific Performance Cash and ROIC target values for the 2020-2022 PSU and LTIP plans are not publicly disclosed at the time of grant due to the proprietary nature and competitive sensitivity of the information. However, the method used to calculate the awards will be based on actual performance compared to the Corporation’s 2020-2022 targets, which use straight-line interpolation between points.
The individual award agreements require pre-specified adjustments to ensure that the ultimate payouts are not impacted to the benefit or detriment of management by specified events that would result in a difference between planned and actual financial results, such as unplanned pension contributions, changes in accounting (GAAP) standards, the impact of an acquisition or divestiture valued at more than $1 billion, or changes in tax law or interpretations related to amortization for research and experimental expenditures.
In September 2020, the Compensation Committee approved changes to current and future LTI award agreements to allow the Corporation to adjust for the impact, if any, from the CARES Act provisions on payroll tax deferrals and progress payment class deviation changes. The Compensation Committee approved these amendments to outstanding long term incentive award agreements to ensure that the ultimate payouts are not impacted to a participant’s benefit or detriment by government stimulus and assistance programs enacted in response to COVID-19. No adjustments were made to our 2018-2020 results given the Corporation used the accelerated progress payments from the U.S. Government and payroll tax benefit to accelerate payments to our suppliers during 2020. Our deferral of payroll taxes under the CARES Act from 2020 to future periods now will not have the unintended effect of increasing our cash performance during 2020 (and corresponding decrease in cash in future periods) and the acceleration of progress payments to us by the U.S. Government under the CARES Act will also not have the unintended effect of increasing our cash performance during 2020. The amendments adopted in September 2020 also allow the Corporation to adjust for non-cash settlement charges associated with pension risk transfer transactions. We have in recent years entered into pension risk transfer transactions to manage our pension liabilities through the purchase of group annuity contracts for portions of our outstanding defined benefit pension obligations and future transactions could result in a non-cash settlement charge to earnings that should not affect the payout to management.
The Compensation Committee does not have discretion to adjust the results of the PSU and LTIP awards beyond the adjustments specified in the award agreements.

52

Executive Compensation
2020-2022 Performance Goals

Relative TSR (50%)*		Performance Cash (25%)		ROIC (25%)
Percentile Rank	Payout Factor	Goals	Payout Factor	Goals	Payout Factor
75th – 100th	200%	Plan + ≥ $2.0B	200%	Plan + ≥ 160 bps	200%
60th	150%	Plan + $1.5B	175%	Plan + 120 bps	175%
50th	100% (Target)	Plan + $1.0B	150%	Plan + 80 bps	150%
40th	50%	Plan + $0.5B	125%	Plan + 40 bps	125%
35th	25%	Plan	100%	Plan	100%
< 35th	0%	Plan - $0.2B	75%	Plan - 10 bps	75%
* 2020-2022 Relative TSR performance is measured against our industry peers in the S&P 500 Aerospace & Defense Index (S&P Aerospace) and other publicly traded U.S. Government Contractors, totaling 14 industry peers (See Page 52 for Relative TSR Comparators).		Plan - $0.5B	50%	Plan - 20 bps	50%
		Plan - $0.7B	25%	Plan - 30 bps	25%
		Below Plan - $0.7B	0%	Below Plan - 30 bps	0%
2018-2020 LTIP and PSU Awards
The cash-based LTIP and share-based PSU payouts for the three-year performance period ended December 31, 2020 shown below were calculated by comparing actual corporate performance for each metric for the period January 1, 2018 through December 31, 2020, against a table of payment levels from 0% to 200% (with the 100% payout level being considered target) established at the beginning of the performance period in February 2018. Except as discussed above in relation to government stimulus and assistance programs enacted in response to COVID-19 and pension risk transfer transactions, we have not made any modifications to our compensation programs or to our targets or goals, in response to COVID-19 or the CARES Act.

Measure	Performance Target	Performance Result	Weighting	Payout Factor
Relative TSR	50th Percentile	78th Percentile	50%	200%
Performance Cash*	$17.0B	$20.9B	25%	200%
ROIC*	20.7%	23.1%	25%	200%
*    See Appendix A for definition of Non-GAAP terms.
2018-2020 LTIP Payouts
Based on a weighted payout factor of 200%, the following table shows the payouts under the 2018-2020 LTIP made in 2021.

NEO*	Target ($)	Payout ($)
Ms. Hewson	2,447,000	4,894,000
Mr. Possenriede**	300,000	600,000
Mr. St. John	720,000	1,440,000
Mr. Ambrose	720,000	1,440,000
Ms. Evans**	380,000	760,000
*    Excludes Mr. Taiclet who did not receive a 2018 - 2020 LTIP award.
**    Reflects targets and payouts associated with the 2018-2020 awards received in prior Vice President roles.
2018-2020 PSU Awards
The 2018-2020 target PSU award value was allocated to each performance measure based on the pre-defined weightings, namely 50% to Relative TSR, 25% to ROIC, and 25% to Performance Cash. PSU awards earned are calculated by multiplying the payout factor for each performance metric by the target number of units for each performance metric. The actual value realized by the NEOs at vesting also depends on our stock price, which may be higher or lower than the grant date fair market value.

	2018-2020 Target PSUs (#)			Total Shares Distributed/Earned
NEO**	Relative TSR	Performance Cash*	ROIC*
Ms. Hewson	7,270	4,313	4,313	31,792
Mr. Possenriede***	90	53	53	392
Mr. St. John	2,140	1,269	1,269	9,356
Mr. Ambrose	2,140	1,269	1,269	9,356
Ms. Evans***	114	67	67	472
*    See Appendix A for definition of Non-GAAP terms.
**    Excludes Mr. Taiclet who did not receive a 2018 - 2020 PSU award.
***    Reflects targets and payouts associated with the 2018-2020 awards received in prior Vice President roles. For Ms. Evans, shares earned were prorated to reflect time served as an active employee during the three-year vesting period.

www.lockheedmartin.com	2021 Proxy Statement	53

Executive Compensation
2021 Incentives
2021 Annual Incentive Goals
There were no changes to our annual incentive plan design for the 2021 performance year, although the Board of Directors, acting upon the recommendation of the Compensation Committee, in February 2021 approved the Lockheed Martin Corporation 2021 Management Incentive Compensation Plan to replace the existing MICP. The 2021 MICP eliminates provisions in the prior MICP that were intended to qualify MICP payments as performance-based compensation subject to an exemption to the deductibility limit of Section 162(m) of the Internal Revenue Code, which was repealed in 2017. The 2021 MICP also aligns the pro-ration provisions to our broad-based incentive plan, which provides for daily pro-ration of payouts.
The Compensation Committee approved the key corporate commitments set forth below for purposes of assessing 2021 performance.
2021 Financial Goals (Weight 70%)
The financial commitments are consistent with our long-range plan commitments, and are the same ranges we provided as public guidance in January 2021 in our year-end earnings release. These commitments for 2021 are set forth below.

2021 Commitments	Weighting	2021 Goals ($)
Sales	20%	67,100 - 68,500M
Segment Operating Profit	40%	7,355 - 7,495M
Cash from Operations	40%	≥ 8,300M
For the purposes of assessing performance under our annual incentive program, Cash from Operations results are adjusted for unplanned pension contributions so that the impact on incentive compensation is not a factor in the decision to make additional pension contributions.
2021 Strategic and Operational Goals (Weight 30%)
•Focus Programs: Shape and secure Key Focus Program wins and achieve Keep Sold Program milestones
•International: Continue international expansion through increased orders and sales
•Mission Success: Achieve Mission Success milestones
•Enterprise Performance: Achieve customer commitments and increase stockholder value through program performance, product deliveries, supply chain performance, affordability and sustainability
•Portfolio Shaping / Enterprise Initiatives: Assess the Corporation portfolio on an ongoing basis to maximize stockholder value, including M&A activity, cost competitiveness and other Enterprise-wide initiatives
•Innovation: Execute 21st Century Warfare strategy to include technology development, demonstrations, and commercial partnerships. Drive infrastructure modernization, technology development and functional capability adoption to digitally transform the enterprise
•Talent Management: Attract, develop and retain the workforce needed to deliver commitments to customers, employees and stockholders
2021 Long-Term Incentive Award Opportunities
For 2021, the LTI award mix is the same as last year and for the CEO and other NEOs is allocated 50% toward PSUs, 20% toward LTIP and 30% toward RSUs.
The terms and performance measures of the 2021-2023 PSUs and LTIP awards are similar to the 2020-2022 awards (see pages 51-53). The 2021-2023 PSU and LTIP award agreements require specified adjustments to ensure that the ultimate payouts are not impacted to the benefit or detriment of management by specified events that would result in a difference between planned and actual financial results, including the impact of CARES Act provisions on payroll tax deferrals and progress payment changes, pension risk transfer transactions, or changes in tax law or interpretations related to amortization for research and experimental expenditures.
In February 2021, the Compensation Committee approved a new Relative TSR Comparators peer group beginning with the 2021-2023 performance cycle. While the S&P Aerospace & Defense peers and other large government contractors has been, in our judgment, the preferred peer group against which to compare our Relative TSR, it has been impacted by multiple business transactions and exhibited significant volatility in the number of its constituents over the past several years. To moderate the potential effect of corporate

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transactions on the peer group, the Compensation Committee approved an expanded peer group of 27 companies that meet the following parameters as of January 1, 2021:
•Global Industry Classification Standard - GICS 2010 - Capital Goods
•Listed on a major US index
•Revenue >$10B and Market cap >$5B
Other Compensation Matters
Our Use of Independent Compensation Consultants
The independent compensation consultant provides important information about market practices, the types and amounts of compensation offered to executives generally and the role of corporate governance considerations in making compensation decisions. The Compensation Committee’s charter authorizes it to retain outside advisors that it believes are appropriate to assist in evaluating executive compensation.
For 2020, the Compensation Committee continued to retain Meridian as an independent compensation consultant. In connection with its retention of Meridian, the Compensation Committee considered the following factors in assessing Meridian’s independence:
•Meridian’s services for the Corporation are limited to executive and director compensation.
•The compensation paid to Meridian is less than 1% of Meridian’s revenues.
•Meridian has business ethics and insider trading and stock ownership policies, which are designed to avoid conflicts of interest.
•Meridian employees supporting the engagement and their immediate family members do not own Lockheed Martin securities.
•Meridian employees supporting the engagement have no business or personal relationships with members of the Compensation Committee or with any Lockheed Martin executive officer.
At its February 2021 meeting, the Compensation Committee renewed the engagement of Meridian. At that time, Meridian confirmed the continuing accuracy of each of the factors described above.
The nature and scope of Meridian’s engagement was determined by the Compensation Committee and not limited in any way by management.
Policy Regarding Timing of Equity Grants
We have a corporate policy statement concerning the grant of equity awards. Under that policy:
•The Compensation Committee is responsible for determining the grant date of all equity awards to executive officers.
•No equity award may be backdated. A future date may be used if, among other reasons, the Compensation Committee’s action occurs in proximity to the release of earnings or during a trading blackout period.
•Proposed equity awards are presented to the Compensation Committee in February of each year. Off-cycle awards may be considered in special circumstances, which may include hiring, retention or acquisition transactions.
In addition, our equity plans explicitly prohibit repricing of stock options or paying cash for underwater stock options.
Clawback and Other Protective Provisions
The Governance Guidelines include a clawback policy, which provides that if the Board of Directors determines that an officer’s intentional misconduct, gross negligence or failure to report such acts by another person was a contributing factor in requiring us to restate any of our financial statements or constituted fraud, bribery or another illegal act (or contributed to another person’s fraud, bribery or other illegal act) which adversely impacted our financial position or reputation, then the Board shall take such action as it deems in the best interest of the Corporation and necessary to remedy the misconduct and prevent its recurrence. Among other actions, the Board may seek to recover or require reimbursement of any amount awarded to the officer after January 1, 2008, in the form of an annual incentive bonus or LTI award.
In February 2019, the Compensation Committee enhanced the clawback policy to ensure that it has the most appropriate level of discretionary authority and powers to protect the Corporation and its stockholders' interests. These enhancements were the result of the Compensation Committee's consideration of a number of highly publicized events involving high-level executives of other companies. Following the Compensation Committee’s proactive analysis of the Corporation's policies in light of these events, the

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Compensation Committee amended the clawback policy to add two additional situations in which incentive compensation paid to an officer could be clawed back: (1) an officer’s intentional misconduct or gross negligence that causes severe reputational or financial harm to the Corporation and (2) an officer’s misappropriation of Lockheed Martin Proprietary Information that causes, or is intended to cause, severe reputational or financial harm to the Corporation. These additional situations apply to incentive compensation awarded in 2019 and thereafter.
The clawback policy is incorporated into our annual incentive plan and in the award agreements for the long-term incentive awards, covering all variable incentive compensation. There were no events requiring Board consideration of a clawback action during 2020. In the event the Board recoups incentive compensation under the policy, management intends to disclose the aggregate amount of incentive compensation recovered, so long as the underlying event has already been publicly disclosed in our filings with the SEC. This disclosure would appear in the proxy statement following any such Board action and would provide the aggregate amount of recovery for each event if there is more than one applicable event. The award agreements for the NEOs also contain post-employment restrictive covenants. The post-employment restrictions were incorporated into all executive-level award agreements beginning in 2011, and compensation awarded under those agreements may be subject to clawback in the event an executive breaches any of the post-employment restrictive covenants.
Anti-Hedging and Pledging Policy
Our policies prohibit hedging and pledging of Lockheed Martin stock by all directors, officers and employees. Under our policies, Lockheed Martin directors, officers and employees may not purchase or sell derivative securities based on Lockheed Martin common stock or other Lockheed Martin securities. This policy also prohibits hedging or monetization transactions such as forward-sale contracts, equity swaps, collars and exchange funds, that are designed to hedge or offset any decrease in the market value of equity securities, lock in then-current market gains without the sale of the underlying security, or transactions in which the director or employee may divest aspects of the risks and rewards of ownership. This policy applies both to shares of Lockheed Martin common stock (1) that are granted to directors, officers or employees by Lockheed Martin as part of their compensation and (2) held, directly or indirectly, by directors, officers or employees.
Stock Ownership Requirements for Key Employees
To better align their interests with the long-term interests of our stockholders, we expect our officers (including the NEOs) and other members of management to maintain an ownership interest in the Corporation based on the following guidelines:

6x base salary for CEO and Chairman	4x base salary for Chief Financial Officer and Chief Operating Officer	3x base salary for Executive Vice Presidents	2x base salary for Senior Vice Presidents and Elected Vice Presidents
NEOs are required to achieve ownership levels within five years of assuming their role and must hold net shares from vested RSUs and PSUs and net shares from options exercised until the value of the shares equals the specified multiple of base salary. The securities counted toward their respective target threshold include common stock, unvested RSUs, and stock units under our 401(k) plans and other deferral plans. Unvested PSUs at target are not counted towards ownership levels. As of December 31, 2020, each of our NEOs had exceeded their respective ownership requirements.

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Benefit, Retirement and Perquisite Programs
We offer other compensatory arrangements to our NEOs. The purpose for these benefits is to ensure security of executives, provide assistance with business-related expenses, and be competitive with the other companies in our industry. Below is a summary of programs available to our NEOs. Further details are described in footnotes to the Summary Compensation Table on page 58.
Health, Welfare and Retirement Benefits. Our NEOs are eligible for savings, pension, medical, disability, and life insurance benefits under the plans available to salaried, non-union employees. We offer supplemental pension and savings plans to make up for benefits that otherwise would be unavailable due to Internal Revenue Service (IRS) limits on qualified plans. These plans are restorative and do not provide an enhanced benefit. We also offer a plan for the deferral of short-term and long-term cash performance incentive compensation. Pension and supplemental pension plans that the NEOs participate in were completely frozen effective January 1, 2020.
Perquisites and Security. Perquisites provided to the NEOs include executive physicals, relocation assistance (when applicable) and personal travel on the corporate aircraft, as well as home and personal security as needed to address security concerns arising out of our business. We believe security is necessary and generally provided to executives within our industry given the nature of our business. In the event of a threat to an executive officer, the CBS Committee reviews the security recommended by our Chief Security Officer, and approves accordingly. Furthermore, our Board has directed our CEO to use corporate aircraft for security reasons while on personal travel. Other NEOs may use the corporate aircraft for personal travel dependent upon circumstances and availability. For 2020, personal use of the corporate aircraft for Mr. Taiclet and Ms. Hewson amounted to $284,175 and $284,495, respectively. For Mr. Taiclet and Mr. St. John, the perquisites amounts reported for 2020 included $295,281 and $116,400, respectively, associated with their relocation expenses incurred during 2020 and pursuant to our relocation policy.
Tax Assistance. We do not have agreements or severance arrangements that provide tax gross-ups for excise taxes imposed as a result of a change in control. In 2020, we provided tax assistance for taxable security expenses, relocation-related expenses in accordance with our relocation policies, and travel expenses for a family member accompanying a NEO for a business reason. In addition, we pay an amount estimated to cover the state income tax imposed on employees who became subject to income tax in a state other than their state of residence due to business travel.
Tax assistance was provided for these items because the associated tax liability imposed on the executive would not have been incurred unless business reasons required the items to be provided or the executive to travel to the non-resident state. For Ms. Hewson, the total tax assistance amount reported for 2020 included a $61,256 payment attributable to non-resident state income taxes, including payment associated with long-term incentive awards, which were incurred as a result of her business travel to a state other than her state of residence. In connection with their new positions, Mr. Taiclet, Mr. Possenriede and Mr. St. John relocated during 2020, 2019 and 2019, respectively, and incurred certain related expenses that were tax-assisted under our relocation policy. For Mr. Taiclet and Mr. St. John, the total tax assistance amounts reported for 2020 included $174,136 and $68,204, respectively, associated with their relocation expenses incurred pursuant to our relocation policy.
Post-Employment, Change in Control, Divestiture and Severance Benefits
Our NEOs do not have employment agreements but participate in the Lockheed Martin Corporation Executive Severance Plan. Benefits are payable under this plan in the event of a Corporation-initiated termination of employment other than for cause. All of the NEOs are covered under the plan. The benefit payable in a lump sum under the plan is two weeks of basic severance plus a supplemental payment of one times the NEO’s base salary and the equivalent of one year’s target annual incentive bonus. For the CEO, the multiplier is 2.99 instead of one. NEOs participating in the plan also receive a lump sum payment to cover the cost of medical benefits for one year in addition to outplacement and relocation services. To receive the supplemental severance benefit, the NEO must execute a release of claims and an agreement containing post-employment, non-compete and non-solicitation covenants identical to those included in our NEOs’ LTI award agreements.
With respect to LTI, upon certain terminations of employment, including death, disability, retirement, layoff, divestiture or a change in control, the NEOs may be eligible for continued vesting on the normal schedule, immediate payment of benefits previously earned or accelerated vesting of LTI in full or on a pro rata basis. The type of event and the nature of the benefit determine which of these approaches will apply. The purpose of these provisions is to protect previously earned or granted benefits by making them available following the specified event. We view the vesting (or continued vesting) to be an important retention feature for senior-level employees. Because benefits paid at termination consist of previously granted or earned benefits, we do not consider termination benefits as a separate item in compensation decisions. Our LTI awards do not provide for tax assistance.
In the event of a change in control, our plans provide for the acceleration of the payment of the non-qualified portion of earned pension benefits and non-qualified deferred compensation. All LTI awards require a “double trigger” for vesting to accelerate (both a change in control and a qualifying termination of employment), unless the successor does not assume or continue the awards or provide substitute awards.

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Summary Compensation Table
The following table shows annual and long-term compensation awarded, earned or paid for services in all capacities to the NEOs for the fiscal year ended December 31, 2020 and, where applicable, the prior fiscal years. Numbers have been rounded to the nearest dollar. Mr. Taiclet received compensation for service as a non-employee director until June 14, 2020. Mr. Taiclet's director compensation is included in Stock Awards column (e) and All Other Compensation column (i).

		Salary	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total	Total Without Change In Pension Value*
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(e)	(g)	(h)	(i)	(j)
James D. Taiclet Chairman, President and Chief Executive Officer	2020	915,385	18,611,850	2,896,200	0	936,934	23,360,369	23,360,369

Marillyn A. Hewson Strategic Advisor to the CEO; Former Chairman, President and Chief Executive Officer	2020	1,877,519	12,818,340	10,639,900	2,445,000	719,066	28,499,825	26,054,825
	2019	1,857,301	11,375,516	10,377,344	6,478,070	825,751	30,913,982	24,435,912
	2018	1,769,262	9,788,097	8,758,727	68	1,200,459	21,516,613	21,516,545
Kenneth R. Possenriede Chief Financial Officer	2020	1,000,769	3,973,848	2,337,700	523,825	170,581	8,006,723	7,482,898
	2019	883,932	3,579,885	2,380,880	1,678,553	738,980	9,262,230	7,583,677
Frank A. St. John Chief Operating Officer	2020	981,202	3,984,777	3,177,700	968,931	406,495	9,519,105	8,550,174
	2019	900,673	3,122,369	2,503,697	1,410,068	583,012	8,519,819	7,109,751
	2018	848,462	2,880,137	2,081,940	0	255,109	6,065,648	6,065,648
Richard F. Ambrose Executive Vice President, Space	2020	947,212	3,418,465	3,177,700	528,557	181,380	8,253,314	7,724,757
	2019	900,673	3,122,369	2,845,950	1,513,734	200,781	8,583,507	7,069,773
	2018	857,500	2,880,137	2,303,783	138,976	113,105	6,293,501	6,154,525
Michele A. Evans Former Executive Vice President, Aeronautics	2020	947,212	3,845,716	2,497,700	858,837	218,638	8,368,103	7,509,266
	2019	900,673	3,122,369	2,450,580	1,174,554	238,639	7,886,815	6,712,261
Name and Principal Position (Column (a))
Information is provided for Mr. Taiclet for 2020 only and for Mr. Possenriede and Ms. Evans for 2020 and 2019 only because they were not NEOs in prior years. Mr. Taiclet was elected President and Chief Executive Officer effective June 15, 2020 and Chairman effective March 1, 2021. Ms. Hewson transitioned to Executive Chairman effective June 15, 2020, after serving as Chairman, President and Chief Executive Officer and retired as Executive Chairman effective March 1, 2021. Mr. St. John was promoted to Chief Operating Officer effective June 15, 2020, after serving as Executive Vice President, Rotary and Mission Systems since August 2019. Ms. Evans passed away on January 1, 2021.
Salary (Column (c))
Salary is paid weekly in arrears. The amount of salary reported may vary from the approved annual rate of pay because the salary reported in the table is based on the actual number of weekly pay periods in a year. Amounts for 2020 include payment of cash in lieu of vacation for Mr. Possenriede $53,558 (of which $17,981 was then donated under the Corporation's leave donation program) and Mr. St. John $35,577.

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Stock Awards (Column (e))
Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 (ASC 718), for RSUs granted in 2020, 2019 and 2018 and PSUs granted in 2020, 2019 and 2018, disregarding potential forfeitures based on service requirements. In 2020, RSUs and PSUs were granted in February 2020 (to Ms. Hewson, Mr. Possenriede, Mr. Ambrose, Ms. Evans and Mr. St. John) and July 2020 (to Mr. Taiclet and Mr. St. John). In addition, Mr. Taiclet's stock awards include an award of 372.7919 stock units made on January 30, 2020 under the Amended and Restated Directors Equity Plan (DEP) for his 2020 service as a non-employee director on our Board. This award had an aggregate grant date fair value computed in accordance with ASC 718 of $162,500 based on the closing price of our stock ($435.90) on the date of grant and was forfeited upon Mr. Taiclet assuming the role of President and Chief Executive Officer on June 15, 2020.

	2020 Aggregate Grant Date Fair Value RSUs	2020 Aggregate Grant Date Fair Value PSUs
	($)	($)
Mr. Taiclet*	9,880,058	8,731,792
Ms. Hewson	4,494,789	8,323,551
Mr. Possenriede	1,393,385	2,580,463
Mr. St. John	1,393,132	2,591,645
Mr. Ambrose	1,198,610	2,219,855
Ms. Evans	1,348,437	2,497,279
*Does not include Mr. Taiclet's equity award for his 2020 service as a non-employee director with an ASC 718 aggregate grant date fair value of $162,500.
The ASC 718 grant date fair value of one 2020 RSU ($384.17 for grants made in February 2020, $382.07 for Mr. Taiclet's replacement equity award granted in July 2020 and $382.01 for other grants made in July 2020), 2019 RSU ($303.59) and 2018 RSU ($354.60), is the closing price of one share of our stock on the date of grant, discounted to take into account the deferred dividend equivalents that are accrued until vesting.
Values for the PSUs, which are subject to performance conditions, are based on the probable outcome on the grant date of three separate performance conditions (50% of the target shares are earned based upon Relative TSR, 25% of the target shares are earned based upon Performance Cash, and 25% of the target shares are earned based upon ROIC).
The grant date fair value of $469.44 for February 2020, $571.15 for July 2020, $301.03 for 2019 and $420.75 for 2018 for the Relative TSR portion of the PSU award was determined using a Monte Carlo simulation model. The value was determined using the historical stock price volatilities of the companies in our comparator group over the most recent 2.84-year period for February 2020, 2.43-year period for July 2020, and 2.86-year period for 2019 and 2018, respectively, assuming dividends for each company are reinvested on a continuous basis and a risk-free rate of interest of 1.08% for February 2020, 0.16% for July 2020, 2.48% for 2019 and 2.38% for 2018, and that deferred dividend equivalents accrued on shares earned will be paid in cash upon vesting. The grant date fair value of $384.17 for February 2020, $382.04 for July 2020, $303.59 for 2019 and $354.60 for 2018 for the Performance Cash and ROIC portions of the awards is based on the closing price of our stock on the date of grant, discounted to take into account the deferred dividend equivalents that are accrued until vesting. In addition to the level of performance achieved, the value of the PSUs earned will be determined by the price of our stock on the date any shares are issued at the end of the performance period, which may be more or less than the grant date fair value.
The maximum grant date fair values of the 2020 PSU awards, assuming a 200% maximum payout on all three metrics are as follows: Mr. Taiclet: $17,463,583; Ms. Hewson: $16,647,102; Mr. Possenriede: $5,160,926; Mr. St. John: $5,183,289; Mr. Ambrose: $4,439,711; and Ms. Evans $4,994,557.
The maximum grant date fair values of the 2019 PSU awards, assuming a 200% maximum payout on all three metrics are as follows: Ms. Hewson: $14,197,080; Mr. Possenriede: $4,468,142; Mr. St. John: $3,897,381; Mr. Ambrose: $3,897,381; and Ms. Evans $3,897,381.
The maximum grant date fair values of the 2018 PSU awards, assuming a 200% maximum payout on all three metrics are as follows: Ms. Hewson: $12,235,264; Mr. Ambrose: $3,600,760; and Mr. St. John: $3,600,760.

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Non-Equity Incentive Plan Compensation (Column (g))
Includes the amount paid for annual incentive bonuses paid under the Lockheed Martin Corporation Amended and Restated 2006 Management Incentive Compensation Plan (MICP). The Compensation Committee will continue to use discretion to assess performance against objectives established at the beginning of the year. We also report amounts earned under our LTIP cash awards in the three-year period ending on December 31 of the year reported in Column (g) of the table.
The table below shows the respective 2020 annual incentive bonus and amount earned under the 2018-2020 cash LTIP and reported for each NEO:

	2020 Annual Incentive Payout	2018-2020 LTIP Payout
	($)	($)
Mr. Taiclet	2,896,200	0
Ms. Hewson	5,745,900	4,894,000
Mr. Possenriede	1,737,700	600,000
Mr. St. John	1,737,700	1,440,000
Mr. Ambrose	1,737,700	1,440,000
Ms. Evans	1,737,700	760,000
Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column (h))
Reports the change in the present value of the pension benefit for the NEO for the year reported (for example, from December 31, 2019 to December 31, 2020) and is not the amount that will be paid to the NEO. This column also reports above-market earnings on compensation that was deferred before 2009 by the NEOs under the Interest Investment Option of our Deferred Management Incentive Compensation Plan as follows: Ms. Hewson $6,661; Mr. Ambrose $2,144; and Ms. Evans $125. In 2019, this column also reported above-market earnings on compensation that was deferred before 2009 by the NEOs under the Interest Investment Option as follows: Ms. Hewson $5,259; Mr. Ambrose $1,693; and Ms. Evans $99. In 2018, this column also reported above-market earnings on compensation that was deferred before 2009 by the NEOs under the Interest Investment Option as follows: Ms. Hewson $68 and Mr. Ambrose $22. Above-market earnings represent the difference between the interest rate used to calculate earnings under the Interest Investment Option and 120% of the applicable federal long-term rate prescribed by the Internal Revenue Code. The Interest Investment Option was closed to new deferrals and transfers from other investment options effective July 1, 2009. See the 2020 Nonqualified Deferred Compensation table on page 69 for additional information.
The disclosure of the change in present value of the pension benefit is based on the Corporation’s final average compensation formula in its defined benefit plan which multiplies (x) a percentage (1.25% of compensation below the social security wage base and 1.5% above that level) times (y) years of service ending with 2019 times (z) the average of the employee’s highest three years of compensation in the last ten years ending with 2015. This is the same formula used for all participants accruing a pension benefit prior to 2020 and none of the NEOs has been credited with any extra years of service or provided a benefit from a special or enhanced formula. Under a three-year final average compensation formula, increasing service (prior to January 1, 2020), age and compensation (prior to January 1, 2016) resulted in increases in the accrued benefits for years prior to 2020. Effective January 1, 2020, accrued benefits under the qualified and nonqualified defined benefit pension plans for salaried employees were fully frozen.
The Summary Compensation Table uses the same discount rate and longevity assumptions that we use to report pension liabilities for all pension plan participants in our financial statements. These assumptions are updated annually for the year-end measurements of our pension plans. The amounts reported for 2020, 2019 and 2018 used a discount rate of 2.50%, 3.25% and 4.25%, respectively. The Change in Pension Value for the NEOs reported in Column (h) for 2020 was primarily related to a change in the discount rate assumptions from 3.25% as of December 31, 2019 to 2.50% as of December 31, 2020.

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All Other Compensation (Column (i))
Perquisites and other personal benefits provided to the NEOs in 2020 included: security; relocation benefits (when applicable); annual executive physicals; home office support; use of corporate aircraft for personal travel and other related expenses; travel and other expenses for a family member accompanying the NEO while on business travel; and promotional items. Not all of the listed perquisites or personal benefits were provided to each NEO. In addition, the Corporation made available a company-provided car and driver for personal commuting to some of the NEOs in 2020 and may provide event tickets from time to time, but requires the NEOs to reimburse the Corporation for the incremental cost to the Corporation of such items. The cost of any category of the listed perquisites and personal benefits did not exceed the greater of $25,000 or 10% of total perquisites and personal benefits for any NEO, except for: (i) security for Ms. Hewson $141,866; (ii) personal use of the corporate aircraft for Mr. Taiclet $284,175; Ms. Hewson $284,495; Mr. St. John $91,458; Mr. Ambrose $78,514; and Ms. Evans $119,951; and (iii) relocation expenses for Mr. Taiclet $295,281; and Mr. St. John $116,400. The incremental cost for use of corporate aircraft for personal travel and as part of relocation benefits was calculated based on the total personal travel flight hours multiplied by the estimated hourly aircraft operating costs for 2020 (including fuel, maintenance, staff travel expenses, catering and other variable costs, but excluding fixed capital costs for the aircraft, hangar facilities, and staff salaries).
The incremental cost for personal security is calculated based on billings for services and equipment from third parties and for overtime and related expenses where the services are provided by the Corporation’s personnel. Given the nature of our business, additional security may be provided for travel in high-risk areas or to address particular situations. We believe that providing personal security in response to concerns arising out of employment by the Corporation is business-related.
In addition to perquisites, column (i) also contains items of compensation listed in the following table. All items are paid under broad-based programs for U.S. salaried employees except for the non-employee director fees, tax assistance and the Lockheed Martin Corporation Supplemental Savings Plan (NQSSP) and the Lockheed Martin Corporation Nonqualified Capital Accumulation Plan (NCAP) (together, the Nonqualified Defined Contribution Plans) match or Corporation contributions. Amounts under Matching Gift Programs include matching contributions made to eligible universities, colleges and other non-profit organizations under the Corporation’s matching gift programs generally available to all employees and include contributions to be made in 2021 to match 2020 executive contributions. Amounts under Corporation Contributions to Health Savings Accounts reflect the Corporation's annual $500 contribution to the health savings accounts of all employees who have a high-deductible health insurance plan as of January 1 of a given year. Amounts under Term Life Insurance Opt-Out Credit reflect cash payments made to NEOs who opt out of the Corporation's broad-based employee term life insurance program, which option is available to all salaried employees of the Corporation. As permitted by the disclosure regulations, the premium cost for the NEOs' participation in the Corporation's broad-based employee term life insurance has not been included for 2020. The $73,924 in non-employee director fees that Mr. Taiclet received were for his service as a non-employee director for the period January 1, 2020 through June 14, 2020, prior to becoming President and Chief Executive Officer on June 15, 2020.
Other Items of Compensation Included in “All Other Compensation” Column (i)

	Tax Assistance for Business- Related Items	Corporation Contributions to Qualified Defined Contribution Plans	Corporation Contributions to Nonqualified Defined Contribution Plans	Corporation Contributions to Health Savings Accounts	Term Life Insurance Opt-Out Credit	Matching Gift Programs	Non-Employee Director Fees
Name	($)	($)	($)	($)	($)	($)	($)
Mr. Taiclet	174,136	22,146	35,862	—	—	0	73,924
Ms. Hewson	92,227	21,000	163,403	500	—	11,100	—
Mr. Possenriede	31,641	20,350	72,573	500	—	9,600	—
Mr. St. John	79,807	20,350	72,573	500	1,992	11,000	—
Mr. Ambrose	7,522	20,400	72,523	500	1,256	0	—
Ms. Evans	3,228	20,350	72,573	500	—	1,100	—
In 2020, the Corporation provided tax assistance on business-related items associated with taxable security expenses, relocation related expenses (when applicable), non-resident state income taxes on business travel and travel expenses for a family member accompanying the NEO while on business travel. For Ms. Hewson the total tax assistance amount reported for 2020 included a $29,334 payment attributable to security expenses and a $61,256 payment attributable to non-resident state income taxes, including payment associated with long-term incentive awards, which was incurred as a result of business travel to a state other than her state of residence; and for Mr. Taiclet and Mr. St. John, the total tax assistance amounts reported for 2020 included $174,136 and $68,204, respectively, associated with their relocation expenses incurred pursuant to our relocation policy. Tax assistance was provided for

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these items because the associated tax liability imposed on the executive would not have been incurred unless business reasons required the items to be provided or the executive to travel to the non-resident state or to be relocated.
*Total Without Change In Pension Value
The separate column labeled “Total Without Change in Pension Value” shows total compensation as required to be disclosed by the SEC in column (j) less the amount shown in Change in Pension Value and Nonqualified Deferred Compensation Earnings in column (h). We provided this column because the amount reported in column (h) for Change in Pension Value is not current compensation and represents the change in present value of an estimated stream of payments to be made following retirement. The methodology used to report the Change in Pension Value under applicable accounting rules is sensitive to assumptions about life expectancy and changes in the discount rate determined at each year end, which are functions of economic factors and actuarial calculations that are outside of the control of the Compensation Committee. The amounts shown in the separate column are not a substitute for the amounts reported in the Total column.
2020 Grants of Plan-Based Awards

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards
	Grant Date	Approval Date	Award Type	Threshold	Target	Maximum	Threshold	Target	Maximum
Name				($)	($)	($)	(#)	(#)	(#)	(#)	($)
(a)	(b)			(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
James D. Taiclet	1/30/2020	—	DEP	—	—	—	—	—	—	373	162,500
	—	—	MICP	114,538	1,636,250	3,272,500	—	—	—	0	0
	7/27/2020	6/25/2020	RSU	—	—	—	—	—	—	10,992	4,199,054
	7/27/2020	6/25/2020	RSU	—	—	—	—	—	—	14,869	5,681,004
	—	—	LTIP	175,000	2,800,000	5,600,000	—	—	—	0	0
	7/27/2020	6/25/2020	PSU	—	—	—	1,146	18,321	36,642	0	8,731,792
Marillyn A. Hewson	—	—	MICP	227,238	3,246,250	6,492,500	—	—	—	0	0
	2/27/2020	2/27/2020	RSU	—	—	—	—	—	—	11,700	4,494,789
	—	—	LTIP	187,500	3,000,000	6,000,000	—	—	—	0	0
	2/27/2020	2/27/2020	PSU	—	—	—	1,219	19,502	39,004	0	8,323,551
Kenneth R. Possenriede	—	—	MICP	68,723	981,750	1,963,500	—	—	—	0	0
	2/27/2020	2/27/2020	RSU	—	—	—	—	—	—	3,627	1,393,385
	—	—	LTIP	58,125	930,000	1,860,000	—	—	—	0	0
	2/27/2020	2/27/2020	PSU	—	—	—	378	6,046	12,092	0	2,580,463
Frank A. St. John	—	—	MICP	68,723	981,750	1,963,500	—	—	—	0	0
	2/27/2020	2/27/2020	RSU	—	—	—	—	—	—	3,510	1,348,437
	7/27/2020	6/25/2020	RSU	—	—	—	—	—	—	117	44,695
	—	—	LTIP	56,250	900,000	1,800,000	—	—	—	0	0
	—	—	LTIP	1,875	30,000	60,000	—	—	—	0	0
	2/27/2020	2/27/2020	PSU	—	—	—	366	5,851	11,702	0	2,497,279
	7/27/2020	6/25/2020	PSU	—	—	—	13	198	396	0	94,366
Richard F. Ambrose	—	—	MICP	68,723	981,750	1,963,500	—	—	—	0	0
	2/27/2020	2/27/2020	RSU	—	—	—	—	—	—	3,120	1,198,610
	—	—	LTIP	49,600	800,000	1,600,000	—	—	—	0	0
	2/27/2020	2/27/2020	PSU	—	—	—	326	5,201	10,402	0	2,219,855
Michele A. Evans	—	—	MICP	68,723	981,750	1,963,500	—	—	—	0	0
	2/27/2020	2/27/2020	RSU	—	—	—	—	—	—	3,510	1,348,437
	—	—	LTIP	56,250	900,000	1,800,000	—	—	—	0	0
	2/27/2020	2/27/2020	PSU	—	—	—	366	5,851	11,702	0	2,497,279

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Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns (c), (d) and (e))
Includes annual incentive grants (MICP) for 2020 and LTIP grants for the 2020-2022 performance period ending December 31, 2022.
The MICP measures performance over a one-year period and is described under “2020 Annual Incentive” on page 48. The threshold, or minimum amount payable (assuming an award is earned), is 7% of target while the maximum is 200% of target.
The LTIP award measures performance against three separate metrics described under “2020 Long-Term Incentive Compensation” on page 50. The threshold is the minimum amount payable for a specified level of performance stated in the LTIP award agreement. For the 2020-2022 award, the threshold amount payable is 6.25% of the target award. The maximum award payable under the LTIP award is 200% of target value. Awards are subject to forfeiture upon termination of employment prior to the end of the performance period, except in the event of retirement, death, disability, divestiture, layoff or change in control. If death, disability, or divestiture occurs prior to the end of the performance period, LTIP awards are prorated. If the employee retires or is laid off after six months from the date of grant, but prior to the end of the performance period, the LTIP awards are prorated. Following a change in control, the 2020-2022 LTIP awards vest at the target amount upon involuntary termination without cause or voluntary termination with good reason or if the successor does not assume the LTIP awards.
Mr. Taiclet's threshold, target and maximum for his MICP grant are prorated based on time served during fiscal year 2020.
Estimated Future Payouts Under Equity Incentive Plan Awards (Columns (f), (g) and (h))
The table includes PSU awards for the 2020-2022 performance period ending December 31, 2022. PSU awards typically have a three-year vesting period ending on the third anniversary of the date of grant (i.e., February 27, 2023 for the February 27, 2020 grants); however, the July 27, 2020 PSU grants have the same performance period and vesting end date as the February 27, 2020 grants. At the end of the vesting period, the amount earned is payable in shares of stock and cash representing deferred dividend equivalents accrued on the earned shares during the three-year performance period. PSU awards are subject to forfeiture upon termination of employment prior to the end of the vesting period, except in the event of retirement or layoff occurring after six months from the date of grant or in the event of death, disability or divestiture. In any of these events, PSU awards are paid out at the end of the vesting period on a prorated basis. Following a change in control, the PSUs vest at the target amount upon involuntary termination without cause or voluntary termination with good reason or if the successor does not assume the PSUs.
Shares are earned under the PSU awards based upon performance against three separate metrics described under “PSU Awards” on page 51. If performance falls below the threshold level of performance, no shares would be earned. Assuming any payment is earned, the minimum amount payable under the PSU award is 6.25% of the target shares, the lowest level payable under any of these metrics. The maximum number of shares payable under the PSU is 200% of the number of target shares.
All Other Stock Awards: Number of Shares of Stock (Column (i))
Shows the number of RSUs granted on February 27, 2020 and July 27, 2020. All RSU awards vest on the third anniversary of the date of grant except for the award of 14,869 RSUs granted to Mr. Taiclet as an equity replacement award to offset forfeited unvested incentive awards from his former employer. Of the 14,869 RSUs granted to Mr. Taiclet as an equity replacement award, 7,689 RSUs vest on the first anniversary of the grant date and 7,180 RSUs vest on the second anniversary of the grant date. RSU awards other than Mr. Taiclet's equity replacement award are subject to forfeiture upon termination of employment prior to the end of the vesting period, except in the event of retirement or layoff occurring after six months from the date of grant or death, disability or divestiture. RSU awards vest immediately upon death or disability. RSU awards are prorated upon divestiture if not assumed by the successor. Following a change in control, the RSUs vest upon involuntary termination without cause or voluntary termination for good reason or if the successor does not assume the RSUs. If the employee retires or is laid off after six months from the date of grant, but prior to the third anniversary of the date of grant, the RSUs become nonforfeitable and are paid at the end of the vesting period. Mr. Taiclet's equity replacement award is subject to the same provisions described above except in the event of retirement and layoff. In the event of retirement, Mr. Taiclet will forfeit all unvested RSUs. In the event of a layoff before the first anniversary of the grant date, 7,689 RSUs will immediately vest and the remainder will be forfeited. In the event of a layoff after the first anniversary but before the second anniversary of the date of grant, all remaining unvested RSUs will immediately vest.

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During the vesting period, deferred dividend equivalents are accrued and subject to the same vesting schedule as the underlying RSUs. At the end of the vesting period, the RSUs are paid in shares of stock and the deferred dividend equivalents are paid in cash. If any tax withholding is required on the 2020 RSUs and deferred dividend equivalents during the vesting period (for example, on account of retirement eligibility), the RSUs provide for accelerated vesting of the number of shares and deferred dividend equivalents required to satisfy the tax withholding. The award is then reduced by the number of shares and deferred dividend equivalents subject to acceleration of vesting for tax withholding.
In addition, for Mr. Taiclet, column (i) shows the annual award of stock units on January 30, 2020 under the Director's Equity Plan (DEP) made to Mr. Taiclet in his capacity as a non-employee director. This award was forfeited by Mr. Taiclet upon his commencement of employment as President and Chief Executive Officer on June 15, 2020.
Grant Date Fair Value of Stock Awards (Column (l))
Represents the aggregate grant date fair value computed in accordance with FASB ASC 718 for RSUs and PSUs granted in 2020 and stock units granted under the DEP in 2020, disregarding potential forfeitures based on service requirements.
The grant date fair value of the February 27, 2020, July 27, 2020 RSU grants (other than Mr. Taiclet's equity replacement award) and Mr. Taiclet's equity replacement award are $384.17, $382.01 and $382.07, respectively, per RSU, which is based on the closing price of one share of our common stock on the NYSE on the date of grant, discounted to take into account the deferred dividend equivalents accrued until vesting.
The grant date fair value for the PSUs, which are subject to performance conditions, is based on the probable outcome of each of the three performance conditions. The grant date fair value of $469.44 for February 2020 and $571.15 for July 2020 for the Relative TSR portion of the award is determined using a Monte Carlo simulation model. The grant date fair value of $384.17 for February 2020 and $382.04 for July 2020 for the Performance Cash and ROIC portions of the awards is based on the closing price of one share of our stock on the date of grant, discounted to take into account the deferred dividend equivalents accrued until vesting.
As described in the Compensation Discussion and Analysis on page 40, in determining 2020 awards of RSUs and PSUs other than Mr. Taiclet's replacement award, the closing stock price of Lockheed Martin common stock on the NYSE on the date of grant ($384.60 on February 27, 2020 and $382.09 on July 27, 2020) was used as opposed to the grant date fair value. For Mr. Taiclet's equity replacement award, which was intended to offset forfeited unvested incentives from his former employer estimated to be $5.5 million, the amount of RSUs to be awarded was based on the closing stock price of Lockheed Martin common stock on the NYSE on June 15, 2020 ($373.28), the effective date of Mr. Taiclet's appointment as President and CEO. The use of the closing stock price versus the grant date fair value results in a difference between the amounts described in the Compensation Discussion and Analysis and the Grant Date Fair Value of the Stock Awards reported in column (l).
In addition, Mr. Taiclet's award of stock units under the DEP for his 2020 service as a non-employee director had an aggregate grant date fair value computed in accordance with ASC 718 of $162,500. This award was forfeited upon Mr. Taiclet's commencement of employment as President and Chief Executive Officer on June 15, 2020.

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Outstanding Equity Awards at 2020 Fiscal Year-End

	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)		Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4)
Name	(#)	($)		(#)		($)	(#)		($)
(a)	(b)	(e)	(f)	(g)		(h)	(i)		(j)
James D. Taiclet	—	—	—	10,992	5	3,901,940	23,726	6	8,422,255
	—	—	—	14,869	7	5,278,198	—		—
Marillyn A. Hewson	82,935	82.01	1/28/2022	11,263	8	3,998,140	25,256	9	8,965,375
	—	—	—	13,509	10	4,795,425	45,554	11	16,170,759
	—	—	—	9,926	12	3,523,531	—		—
	—	—	—	31,792	13	11,285,524	—		—
Kenneth R. Possenriede	—	—	—	3,470	8	1,231,781	7,830	9	2,779,493
	—	—	—	4,241	10	1,505,470	14,337	11	5,089,348
	—	—	—	1,017	12	361,015	—		—
	—	—	—	392	13	139,152	—		—
Frank A. St. John	—	—	—	117	5	41,533	257	6	91,230
	—	—	—	3,510	8	1,245,980	7,578	9	2,690,038
	—	—	—	3,866	10	1,372,353	12,506	11	4,439,380
	—	—	—	3,045	12	1,080,914	—		—
	—	—	—	9,356	13	3,321,193	—		—
Richard F. Ambrose	—	—	—	2,994	8	1,062,810	6,736	9	2,391,145
	—	—	—	3,710	10	1,316,976	12,506	11	4,439,380
	—	—	—	2,922	12	1,037,252	—		—
	—	—	—	9,356	13	3,321,193	—		—
Michele A. Evans	—	—	—	3,379	8	1,199,477	7,578	9	2,690,038
	—	—	—	3,721	10	1,320,881	12,506	11	4,439,380
	—	—	—	1,289	12	457,569	—		—
	—	—	—	496	13	176,070	—		—
(1)Includes all unvested RSUs as well as PSUs granted on February 22, 2018 for the 2018-2020 performance period. The vesting period for the PSUs ended on February 22, 2021 and the performance period ended on December 31, 2020. The number of shares shown in column (g) for the 2018-2020 PSUs is the number of shares earned under the PSU metrics and paid upon vesting.
(2)The market value shown in column (h) is calculated by multiplying the number of shares shown in column (g) by the December 31, 2020 per share closing price of our stock ($354.98). NEOs also receive a cash payment for deferred dividend equivalents accrued through the end of the performance period for PSUs and the end of the vesting period for RSUs.
(3)Represents PSUs granted on February 27, 2020 and July 27, 2020 for the 2020-2022 performance period and on February 21, 2019 for the 2019-2021 performance period; the PSUs are earned and paid out in shares of our common stock at the end of the three-year vesting period based upon performance on three separate metrics (Relative TSR, Performance Cash, and ROIC). The number of shares of stock shown in column (i) is based upon the threshold level of performance for each of the three metrics or, if performance to date on the metric has exceeded the threshold level (as is the case for performance through December 31, 2020), the estimated level of performance as of December 31, 2020.
(4)The market value shown in column (j) is calculated by multiplying the number of PSUs reported in column (i) by the December 31, 2020 per share closing price of our stock ($354.98). NEOs also receive cash payment for deferred dividend equivalents accrued through the end of the performance period.
(5)Represents RSUs granted on July 27, 2020, which vest on July 27, 2023, except that vesting may occur earlier as described in the “2020 Grants of Plan-Based Awards” table.
(6)Represents PSUs granted on July 27, 2020 that have a performance period through December 31, 2022 and a vesting date of February 27, 2023 but provide for pro rata payments for certain terminations as described in the “2020 Grants of Plan-Based Awards” table.

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(7)Represents RSUs granted to Mr. Taiclet as an equity replacement award to offset forfeited unvested incentives from his former employer, of which 7,689 RSUs vest on July 27, 2021 and 7,180 RSUs vest on July 27, 2022, except that vesting may occur earlier as described in the “2020 Grants of Plan-Based Awards” table.
(8)Represents RSUs granted on February 27, 2020, which vest February 27, 2023, except that vesting may occur earlier as described in the “2020 Grants of Plan-Based Awards” table.
(9)Represents PSUs granted on February 27, 2020 and which are earned over a three-year period but provide for pro rata payments for certain terminations as described in the “2020 Grants of Plan-Based Awards” table.
(10)Represents RSUs granted on February 21, 2019, which vest on February 21, 2022, except that vesting may occur earlier as described in the “2020 Grants of Plan-Based Awards” table.
(11)Represents PSUs granted on February 21, 2019 and which are earned over a three-year period but provide for pro rata payments for certain terminations as described in the “2020 Grants of Plan-Based Awards” table.
(12)Represents RSUs granted on February 22, 2018, which vested on February 22, 2021.
(13)Represents PSUs granted on February 22, 2018, which vested on February 22, 2021.
Option Exercises and Stock Vested During 2020

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting (2)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
James D. Taiclet	—	—	—	—
Marillyn A. Hewson	—	—	53,113	22,942,579
Kenneth R. Possenriede	—	—	2,197	939,858
Frank A. St. John	—	—	2,305	996,913
Richard F. Ambrose	—	—	12,331	5,324,855
Michele A. Evans	8,360	2,926,772	2,428	1,028,630
(1)    Vesting on January 26, 2020 of RSUs and PSUs granted on January 26, 2017 following the three-year vesting period (for all NEOs except Mr. Taiclet); accelerated vesting on December 4, 2020 of a portion of RSUs granted on February 27, 2020 equal to the value of the tax withholding obligation due upon retirement-eligibility of the NEO (Ms. Hewson, Mr. Possenriede, and Mr. Ambrose); and accelerated vesting on December 4, 2020 of a portion of RSUs granted on February 27, 2020, February 21, 2019, and February 22, 2018 equal to the value of the tax withholding obligation due upon retirement-eligibility of the NEO (Ms. Evans). Represents aggregate number of shares vested prior to disposition of shares to the Corporation to satisfy tax withholding obligation.
(2)    Value realized was calculated based on the number of shares acquired on vesting multiplied by the per share closing price of our common stock on the date of vesting (January 26, 2020, $432.50 and December 4, 2020, $366.61).
2020 Pension Benefits
During 2020, the NEOs (except Mr. Taiclet) participated in the Lockheed Martin Corporation Salaried Employee Retirement Program (LMRP), which is a combination of several prior plans (collectively, the “Prior Plan”) for some salaried employees with protected benefits.
The calculation of retirement benefits under the LMRP is determined by a formula that takes into account the participant’s years of credited service ending with 2019 and average compensation for the highest three years of the last ten years of employment ending with 2015. Average compensation includes the NEO’s base salary and annual incentive bonuses. Normal retirement age is 65; however, benefits are payable as early as age 55 at a reduced amount or without reduction at age 60. Benefits are payable as a monthly annuity for the lifetime of the employee, as a joint and survivor annuity, as a life annuity with a five- or ten-year guarantee, or as a level income annuity. The calculation of retirement benefits under the Prior Plan is based on a number of formulas, some of which take into account the participant’s years of credited service and pay over the career of the NEO. Certain other formulas in the Prior Plan are based upon the final average compensation and credited service of the employee. Pay under certain formulas in the Prior Plan included salary, commissions, overtime, shift differential, lump sum pay in lieu of a salary increase and annual incentive bonuses awarded that year.
All of the NEOs who participate in the LMRP were vested and (with the exception of Mr. St. John) are eligible for early retirement as of December 31, 2020 under the LMRP.
During 2020, the NEOs (except Mr. Taiclet) also participated in the Lockheed Martin Corporation Consolidated Supplemental Retirement Benefit Plan (Supplemental Pension), which is a restorative plan that provides benefits in excess of the benefit payable under IRS rules through the LMRP, our tax-qualified plan (see the footnote to column (d) to the “2020 Pension Benefits” table below).

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The LMRP was frozen in two steps. Increases in compensation ceased to be taken into account effective January 1, 2016. Increases in service ceased to be taken into account effective January 1, 2020. This change in plan structure also carried over to the Supplemental Pension. As of January 1, 2020, eligible salaried employees (including the NEOs) receive a Corporation contribution of 6% of their base salary to the Lockheed Martin Corporation Salaried Savings Plan. The NEOs receive the 6% Corporation contribution in the NCAP after reaching the Internal Revenue Code limitation for this contribution in the qualified plan.
2020 Pension Benefits Table

		Number of Years of Credited Service(1)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
James D. Taiclet	Lockheed Martin Corporation Salaried Employee Retirement Program	—	—	0
	Lockheed Martin Corporation Consolidated Supplemental Retirement Benefit Plan	—	—	0
Marillyn A. Hewson	Lockheed Martin Corporation Salaried Employee Retirement Program	37.1	2,240,194	0
	Lockheed Martin Corporation Consolidated Supplemental Retirement Benefit Plan	—	54,495,289	0
Kenneth R. Possenriede	Lockheed Martin Corporation Salaried Employee Retirement Program	33.4	2,223,290	0
	Lockheed Martin Corporation Consolidated Supplemental Retirement Benefit Plan	—	6,586,393	0
Frank A. St. John	Lockheed Martin Corporation Salaried Employee Retirement Program	32.6	1,932,165	0
	Lockheed Martin Corporation Consolidated Supplemental Retirement Benefit Plan	—	4,576,038	0
Richard F. Ambrose	Lockheed Martin Corporation Salaried Employee Retirement Program	19.5	1,271,946	0
	Lockheed Martin Corporation Consolidated Supplemental Retirement Benefit Plan	—	8,143,748	0
Michele A. Evans	Lockheed Martin Corporation Salaried Employee Retirement Program	33.3	2,099,970	0
	Lockheed Martin Corporation Consolidated Supplemental Retirement Benefit Plan	—	3,777,725	0
(1)    The Number of Years of Credited Service is one year less than the actual number of years of service for the NEOs listed in the table as increases in service ceased to be taken into account effective January 1, 2020.
Plan Name (Column (b))
The Supplemental Pension uses the same formula for benefits as the tax-qualified plan uses for calculating the NEO’s benefit. Although all service recognized under the tax-qualified plan is recognized under the Supplemental Pension, a benefit would have been earned under the Supplemental Pension only in years when the NEO’s total accrued benefit would have exceeded the benefit accrued under the tax-qualified plan. The Supplemental Pension benefits are payable in the same forms as benefits are paid under the LMRP, except lump sum payments are available under the Supplemental Pension to NEOs who first became eligible to participate in the Supplemental Pension on or before December 16, 2005.
Present Value of Accumulated Benefit (Column (d))
The amounts in column (d) were computed using the same assumptions we used to account for pension liabilities in our financial statements and as described in Note 12 to our financial statements contained in our 2020 Annual Report, except that the amounts were calculated based on benefits commencing at age 60 (or current age if greater). We used these ages rather than the plan’s normal retirement age of 65 because an employee may commence receiving pension benefits at age 60 without any reduction for early commencement. Amounts paid under our plans use assumptions contained in the plans and may be different than those used for financial statement reporting purposes. Benefits under the LMRP are payable, at the election of the participant, as a monthly annuity for the lifetime of the employee, as a joint and survivor annuity, as a life annuity with a five or ten year guarantee, or as a level income annuity. The Supplemental Pension benefits are payable in the same forms as the benefits are paid under the LMRP, except that participants who first became eligible to participate in the Supplemental Pension on or before December 16, 2005 (all NEOs except Mr. Taiclet and Mr. St. John) may elect a lump sum payment of their SERP benefits. If a NEO elected a lump sum payment, the amount of the lump sum would be based on plan assumptions and not the assumptions used for financial statement reporting purposes. As a result, the actual lump sum payment would be an amount different than what is reported in this table. The age of the NEO at retirement would also impact the size of the lump sum payment. The amount using plan assumptions is shown in the “Potential Payments Upon Termination or Change in Control” table.

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2020 Nonqualified Deferred Compensation
Participants in our tax-qualified defined contribution plan may defer up to 40% of base salary on a pre-tax, Roth or after-tax basis. In addition, we make a matching contribution equal to 50% of up to the first 8% of base salary contributed by the participant. Employee and Corporation matching contributions in excess of the Internal Revenue Code limitations may be contributed to the NQSSP on a pre-tax basis at the election of the NEO. We also make Corporation contributions in excess of the Internal Revenue Code limitations to the NCAP equal to 6% of the NEO’s base salary. Employee contributions, matching and Corporation contributions to the plans are nonforfeitable at all times. NQSSP and NCAP contributions are credited with earnings or losses, as appropriate, based on the investment options in which the account has been invested, as elected by the participant. Each of the NQSSP and NCAP investment options is available under our tax-qualified defined contribution plan for salaried employees. The NQSSP and NCAP provide for payment following termination of employment in a lump sum or up to 25 annual installments at the participant’s election. All amounts accumulated and unpaid under the NQSSP and NCAP must be paid in a lump sum within 15 calendar days following a change in control.
The Deferred Management Incentive Compensation Plan (DMICP) provides the opportunity to defer, until termination of employment or beyond, the receipt of all or a portion of annual incentive bonuses and LTIP awards. NEOs may elect any of the investment funds available in the NQSSP (with the exception of the Company Stock Fund) and two investment alternatives available only under the DMICP for crediting earnings (losses). Under the DMICP Stock Investment Option, earnings (losses) on deferred amounts will accrue at a rate that tracks the performance of our common stock, including reinvestment of dividends. Under the DMICP Interest Investment Option, earnings accrue at a rate equivalent to the then published rate for computing the present value of future benefits under Cost Accounting Standards 415, Deferred Compensation (CAS 415 rate). The Interest Investment Option was closed to new deferrals and transfers from other investment options effective July 1, 2009, however, as was the case for 2018 and 2019, minimal above-market amounts are reported for 2020 for the pre-July 1, 2009 deferrals. Amounts credited to the Stock Investment Option may not be reallocated to other options. In addition, Stock Investment Option deferrals will be paid in shares of our common stock upon distribution. The DMICP provides for payment in January or July following termination of employment in a lump sum or up to 25 annual installments at the NEO’s election. All amounts accumulated under the DMICP must be paid in a lump sum within 15 days following a change in control.
This table reports compensation earned by the NEOs and deferred under NQSSP, NCAP and DMICP. The NQSSP is a nonqualified defined contribution plan with a match on a portion of the salary deferral. The NCAP is a nonqualified defined contribution excess plan with Corporation contributions. The DMICP is a nonqualified deferred compensation plan through which participants may defer their annual incentive bonus paid under the MICP or the cash-based LTIP received as part of their long-term incentive award opportunity.

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2020 Nonqualified Deferred Compensation Table

		Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions in Last FY	Aggregate Balance at Last FYE
Name		($)	($)	($)	($)	($)
(a)		(b)	(c)	(d)	(e)	(f)
James D. Taiclet	NQSSP	—	—	—	—	—
	NCAP	—	35,862	2,265	—	38,126
	DMICP	—	—	—	—	—
	TOTAL	—	35,862	2,265	—	38,126
Marillyn A. Hewson	NQSSP	349,308	69,861	912,131	—	8,489,270
	NCAP	—	93,542	26,201	—	252,048
	DMICP	—	—	6,251,951	—	54,505,343
	TOTAL	349,308	163,403	7,190,283	—	63,246,661
Kenneth R. Possenriede	NQSSP	203,515	33,919	147,827	—	2,488,137
	NCAP	—	38,654	12,946	—	79,738
	DMICP	910,896	—	608,214	—	6,645,624
	TOTAL	1,114,411	72,573	768,987	—	9,213,499
Frank A. St. John	NQSSP	203,515	33,919	136,440	—	1,229,553
	NCAP	—	38,654	8,992	—	83,352
	DMICP	578,437	—	586,283	—	5,754,649
	TOTAL	781,952	72,573	731,715	—	7,067,554
Richard F. Ambrose	NQSSP	146,846	29,369	148,783	—	2,860,964
	NCAP	—	43,154	11,584	—	104,151
	DMICP	—	—	(117,701)	—	6,595,597
	TOTAL	146,846	72,523	42,666	—	9,560,712
Michele A. Evans	NQSSP	203,515	33,919	149,803	—	1,768,247
	NCAP	—	38,654	8,599	—	75,510
	DMICP	2,118,515	—	816,346	—	7,808,786
	TOTAL	2,322,030	72,573	974,748	—	9,652,543
Executive Contributions in Last Fiscal Year (Column (b))
Includes salary deferrals to NQSSP in 2020, annual incentive bonus paid in 2020 for 2019 performance deferred to DMICP, and LTIP paid in 2020 for the 2017-2019 performance period deferred to the DMICP.
Registrant Contributions in Last Fiscal Year (Column (c))
Includes Corporation matching contributions to NQSSP made in 2020 and Corporation contributions made to NCAP in 2020. The NQSSP match and NCAP Corporation contributions are also included in column (i) of the “Summary Compensation Table.”

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Executive Compensation
Aggregate Balance at Last Fiscal Year End (Column (f))
The following table lists the amounts reported as executive or registrant contributions in columns (b) and (c) of the “2020 Nonqualified Deferred Compensation” table that are also reported as compensation in the “Summary Compensation Table” for 2020. These contributions consist of NEO and Corporation matching contributions made to the NQSSP and Corporation contributions made to the NCAP during 2020. Contributions with respect to 2020 performance deferred in 2021 (annual incentive bonus and LTIP) are not credited until 2021, and are not included in column (f). The following table also lists the amounts reported in column (f) as part of the Aggregate Balance at Last FYE (2020) that is reported as compensation for prior years in the “Summary Compensation Table” for years beginning with 2006. Column (f) includes earnings in excess of 120% of the applicable federal rate (above-market earnings) on deferrals made prior to July 1, 2009 reported for 2020 in column (h) of the Summary Compensation Table as follows: Ms. Hewson $6,661; Mr. Ambrose $2,144; and Ms. Evans $125.

		Of Amount Reported in Column (f)
	Aggregate Balance at December 31, 2020 in Column (f)	NEO and Corporation Contributions to NQSSP and Corporation Contributions to NCAP Reported in “Summary Compensation Table” for 2020	Amount Reported in “Summary Compensation Table” for Prior Years (Beginning with 2006)
Name	($)	($)	($)
Mr. Taiclet	38,126	35,862	0
Ms. Hewson	63,246,661	512,711	23,010,179
Mr. Possenriede	9,213,499	276,088	1,120,238
Mr. St. John	7,067,554	276,088	1,443,759
Mr. Ambrose	9,560,712	219,369	356,025
Ms. Evans	9,652,543	276,088	2,357,783

70

Executive Compensation
Potential Payments Upon Termination or Change in Control
The table below summarizes the benefits that become payable to a NEO at, following, or in connection with retirement, change in control, death, disability, layoff, divestiture, termination or resignation under the terms of our benefit plans.

	Retirement	Change in Control	Death/Disability/Layoff	Divestiture(1)	Termination/Resignation
Annual Incentive Bonus(2)	Payment (at age 55 and five years of service or age 65) may be prorated based on year-end performance results for retirement during the year with six months of participation in the year.	No provision.
Payment may be prorated at target for death, disability or layoff during the year with three months (six months in the case of layoff) of participation in the year.
No payment if layoff occurs at any time during the year, including on the last day of the year, and payment is made under the Executive Severance Plan.
				No provision.	No payment will be made for termination/resignation during the year.
RSUs(3)	Continued vesting of RSUs and dividend equivalents subject to six-month minimum service from date of grant.(3)
Immediate vesting of RSUs, PSUs at Target, LTIP at Target and dividend equivalents on RSUs and PSUs if not assumed by successor. Immediate vesting following involuntary termination without cause or voluntary termination with good reason within 24 months of change in control if assumed by successor.

Continued vesting of RSUs and dividend equivalents after layoff, subject to six-month minimum service from date of grant and, for the 2020-22 awards, execution of a release of claims.(3) Immediate vesting following death or disability.

Unless assumed by the successor, RSUs and dividend equivalents will vest on a pro rata basis based on the days into the vesting period at closing unless the employee is retirement-eligible in which case the RSU grant will continue to vest until the vesting date.

Forfeit unvested RSUs, PSUs and LTIP and dividend equivalents on RSUs and PSUs if termination occurs prior to becoming retirement-eligible or anytime if termination is due to misconduct.
Termination on or after the six-month anniversary of the grant date and either (i) age 55 and ten years of service or (ii) age 65 is treated as retirement-eligible.

PSUs & LTIP 2019-2021 & 2020-2022	Prorated payment of PSUs and LTIP (and dividend equivalents on PSUs) based on the performance at the end of the three-year performance period, subject to six-month minimum service from date of grant.
Prorated payment of PSUs and LTIP (and dividend equivalents on PSUs) based on the performance at end of the three-year performance period, subject to six-month minimum services from date of grant and, for 2020-22 awards, execution of a release of claims for layoff.
Prorated payment of PSUs and LTIP (and dividend equivalents on PSUs) based on the performance at the end of the three-year performance period.
Executive Severance Plan	No payment.	No payment unless terminated.
No payment in the case of death or disability. Payment of a lump sum amount equal to a multiple of salary, annual bonus equivalent, and health care continuation coverage cost plus outplacement services and relocation assistance. The multiple of salary and annual bonus equivalent for the CEO is 2.99; for all other NEOs it is 1.0.
				No payment.	No payment.

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Executive Compensation

	Retirement	Change in Control	Death/Disability/Layoff	Divestiture(1)	Termination/Resignation
Pension(4)
Qualified: Annuity payable on a reduced basis at age 55; annuity payable on a non-reduced basis at age 60; steeper reduction for early commencement at age 55 for terminations prior to age 55 than for terminations after age 55.
Supplemental: Annuity or lump sum at later of age 55 or termination, same early commencement reductions applied as for Pension-Qualified.
Qualified: No acceleration. Supplemental: Lump Sum within 15 calendar days of the change in control.
Qualified: Spousal annuity benefit as required by law in event of death unless waived by spouse. For either (i) disability between age 53 and 55 with eight years of service or (ii) layoff between age 53 and 55 with eight years of service or before age 55 with 25 years of service, participant is eligible for the more favorable actuarial reductions for participants terminating after age 55.
Supplemental: Annuity or lump sum at later of age 55 or termination, same provisions as Pension-Qualified for spousal waiver, disability, and layoff.
No provisions; absent a negotiated transfer of liability to buyer, treated as retirement or termination.
Qualified: Annuity payable on a reduced basis at age 55; annuity payable on a non-reduced basis at age 60; steeper reduction for early commencement at age 55 for terminations prior to age 55 than for terminations after age 55.
Supplemental: Annuity or lump sum, same early commencement reductions applied as for Pension-Qualified.

DMICP(5) / NQSSP(5) / NCAP(5)	Lump sum or installment payment in accordance with NEO elections.	Immediate lump sum payment.
DMICP: Lump sum or installment payments in accordance with NEO elections, except lump sum only for layoff prior to age 55.
NQSSP/NCAP: Lump sum for death; for disability or layoff, lump sum or installment payments in accordance with NEO elections.
Follows termination provisions.
DMICP: Lump sum or installment payments in accordance with NEO elections, except lump sum only if termination is prior to age 55.
NQSSP/NCAP: Lump sum or installment payments in accordance with NEO elections.

(1)Divestiture is defined as a transaction which results in the transfer of control of a business operation to any person, corporation, association, partnership, joint venture, or other business entity of which less than 50 percent of the voting stock or other equity interests (in the case of entities other than corporations) is owned or controlled directly or indirectly by us, one or more of our subsidiaries, or by a combination thereof following the transaction.
(2)See “Compensation Discussion and Analysis” for discussion of annual incentive bonus payment calculation.
(3)Mr. Taiclet's equity replacement award is subject to the same provisions on termination as the other RSUs except in the event of retirement or layoff. For his equity replacement award, Mr. Taiclet would forfeit all unvested RSUs upon retirement or resignation and, in the event of a layoff, before the first anniversary of the grant date, approximately half of the RSUs will immediately vest and the remainder will be forfeited. In the event of a layoff after the first anniversary but before the second anniversary of the date of grant, all remaining unvested RSUs will immediately vest.
(4)See “2020 Pension Benefits” table for present value of accumulated benefit.
(5)See “Aggregate Balance at Last FYE” column in “2020 Nonqualified Deferred Compensation” table for amounts payable.
The following table quantifies the payments under our executive compensation programs in RSU, LTIP and PSU awards and the lump sum payable under the Supplemental Pension that would be made for each NEO assuming a termination event occurred on December 31, 2020. Payments under other plans do not change as a result of the termination event, and quantification of those payments is found elsewhere in this Proxy Statement; benefits under plans available generally to salaried employees also are not included. The table shows amounts that would actually be paid on or shortly after December 31, 2020 on account of the trigger event. Amounts that are contingent upon future performance, continued vesting or already earned as of December 31, 2020 are described and quantified in the footnotes following the table. Award agreements for the NEOs contain clawback provisions and post-employment restrictive covenants. To receive a supplemental severance benefit or favorable vesting of 2020-22 RSU, LTIP and PSU awards on layoff, an executive must execute a release of claims and, for the supplemental severance benefit, an agreement containing two-year post-employment non-compete and non-solicitation covenants.

72

Executive Compensation
Potential Payments Upon Termination or Change in Control Table

		Retirement	Change In Control	Death/ Disability	Layoff	Divestiture	Termination/ Resignation(1)
Name		($)	($)	($)	($)	($)	($)
James D. Taiclet	Supplemental Pension(2)	0	0	0	0	0	0
	LTIP(3)	0	2,800,000	0	0	0	0
	RSUs(4)	0	9,309,443	9,309,443	2,767,886	2,407,212	0
	PSUs(5)	0	1,717,413	0	0	0	0
	Executive Severance(6)	0	0	0	14,070,623	0	0
	TOTAL	0	13,826,856	9,309,443	16,838,509	2,407,212	0
Marillyn A. Hewson	Supplemental Pension(2)	46,464,098	46,464,098	46,464,098	46,464,098	46,464,098	46,464,098
	LTIP(3)	0	5,860,000	0	0	0	0
	RSUs(4)	0	12,949,448	12,949,448	0	0	0
	PSUs(5)	0	10,518,778	0	0	0	0
	Executive Severance(6)	0	0	0	5,190,820	0	0
	TOTAL	46,464,098	75,792,324	59,413,546	51,654,918	46,464,098	46,464,098
Kenneth R. Possenriede	Supplemental Pension(2)	5,529,259	5,529,259	5,529,259	5,529,259	5,529,259	5,529,259
	LTIP(3)	0	1,830,000	0	0	0	0
	RSUs(4)	0	3,239,470	3,239,470	0	0	0
	PSUs(5)	0	1,465,074	0	0	0	0
	Executive Severance(6)	0	0	0	1,967,439	0	0
	TOTAL	5,529,259	12,063,803	8,768,729	7,496,698	5,529,259	5,529,259
Frank A. St. John	Supplemental Pension(2)	0	4,349,230	0	0	0	0
	LTIP(3)	0	1,715,000	0	0	0	0
	RSUs(4)	0	3,930,657	3,930,657	0	2,423,413	0
	PSUs(5)	0	3,075,021	0	0	0	0
	Executive Severance(6)	0	0	0	1,979,676	0	0
	TOTAL	0	13,069,908	3,930,657	1,979,676	2,423,413	0
Richard F. Ambrose	Supplemental Pension(2)	6,809,602	6,809,602	6,809,602	6,809,602	6,809,602	6,809,602
	LTIP(3)	0	1,585,000	0	0	0	0
	RSUs(4)	0	3,595,025	3,595,025	0	0	0
	PSUs(5)	0	2,992,405	0	0	0	0
	Executive Severance(6)	0	0	0	1,974,646	0	0
	TOTAL	6,809,602	14,982,032	10,404,627	8,784,248	6,809,602	6,809,602
Michele A. Evans	Supplemental Pension(2)	3,413,362	3,413,362	3,413,362	3,413,362	3,413,362	3,413,362
	LTIP(3)	0	1,685,000	0	0	0	0
	RSUs(4)	0	3,115,799	3,115,799	0	0	0
	PSUs(5)	0	1,364,466	0	0	0	0
	Executive Severance(6)	0	0	0	1,973,443	0	0
	TOTAL	3,413,362	9,578,627	6,529,161	5,386,805	3,413,362	3,413,362
Termination/Resignation
(1)    Resignation by executives who are eligible for retirement, for purposes of this table, is treated as retirement. All NEOs, except Mr. Taiclet and Mr. St. John, were eligible for retirement as of December 31, 2020.

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Executive Compensation
Supplemental Pension
(2)     The NEOs would not receive any enhancement to their Supplemental Pension in connection with any termination events or a change in control as of December 31, 2020, and payments under the Supplemental Pension would be payable to such NEOs in accordance with their individual elections, except in the case of a change in control. The Supplemental Pension lump sum value was calculated as the unreduced benefit at age 60 (or the NEO's actual age as of December 31, 2020, if greater) using plan assumptions. Payments under the Supplemental Pension do not commence prior to age 55, except in the case of a change in control; thus Mr. St. John is the only NEO who would experience an accelerated SERP payment in the case of a change in control as of December 31, 2020. The Supplemental Pension assumptions in effect for December 31, 2020, are a 4.00 percent discount rate (1.00 percent for benefits earned prior to 2005) and the mortality tables applicable to lump sum distributions for qualified plans under section 417(e) of the Internal Revenue Code (except the 1983 Group Annuity Mortality with sex distinction is used for benefits accrued prior to 2005, and this table is used for benefits accrued after 2004 if the resulting benefit is larger). All forms of payment, whether lump sum or annuities, are calculated using the plan assumptions to be actuarially equivalent, so there are no incremental benefits associated with any of the events or payment form. The Supplemental Pension assumptions are set forth in the plan document and are different than the assumptions used to calculate the accrued benefit reported in the “2020 Pension Benefits” or “Summary Compensation” tables or for financial reporting.
Long-Term Incentive Performance Awards
(3)    The table shows an amount payable in the event of a change in control trigger event for the 2019-2021 and 2020-2022 LTIP performance periods. For a trigger event based upon death, disability, retirement (or resignation after satisfying the requirements for retirement), layoff or divestiture on December 31, 2020, amounts (if any) for the 2019-2021 and 2020-2022 LTIP performance periods would not be payable until after the end of the performance period. The estimated prorated amounts payable for the 2019-2021 performance cycle based on performance through December 31, 2020 are: Ms. Hewson: $3,695,558; Mr. Possenriede: $1,162,939; Mr. St. John: $1,014,341; Mr. Ambrose: $1,014,341; and Ms. Evans: $1,014,341. The estimated prorated amounts payable for the 2020-2022 performance cycle based on performance through December 31, 2020 are: Mr. Taiclet: $1,207,564; Ms. Hewson: $1,293,819; Mr. Possenriede: $401,084; Mr. St. John: $401,083; Mr. Ambrose: $345,018; and Ms. Evans: $388,145. The table does not include amounts for the 2018-2020 performance cycle as these amounts are reported in the "Summary Compensation Table" (see notes to column (g)).
Restricted Stock Units
(4)    All 2018, 2019 and 2020 RSUs other than Mr. Taiclet's equity replacement award would continue to vest for retirement or layoff occurring on December 31, 2020, and would not become payable until February 2021, February 2022 and February 2023, respectively, and are not included in the table. If Mr. Taiclet retired or resigned as of December 31, 2020, his equity replacement award would be forfeited and, therefore is not included in the table. In addition, in the event of his layoff as of December 31, 2020, 7,689 RSUs of his unvested equity replacement award would immediately vest and the remainder would be forfeited. For a change in control (assuming satisfaction of the double trigger), death, disability, divestiture or, for Mr. Taiclet only, layoff, the reported value of the RSUs was based upon the closing price of our stock on December 31, 2020 ($354.98) plus deferred dividend equivalents that accrued. The amounts for retirement or layoff on December 31, 2020 are not payable until the end of the respective vesting periods (February 2021, February 2022 and February 2023 for the 2018, 2019 and 2020 RSUs, respectively) but would have the same value on December 31, 2020 as the amounts shown for immediate payment on account of death, disability and divestiture. If a NEO is retirement-eligible, then in the case of a divestiture occurring on December 31, 2020, the RSUs will continue to vest and are treated as a retirement.
Performance Stock Units
(5)    The table shows an amount payable in the event of a change in control trigger event for the 2018-2020, 2019-2021 and 2020-2022 performance periods. The amount shown for the PSUs upon a change in control is the target level of the shares valued using the closing price of our stock on December 31, 2020 ($354.98) plus deferred dividend equivalents that accrued. The table assumes the double trigger occurred. For a trigger event based upon death, disability, retirement (or resignation after satisfying the requirements for retirement), layoff or divestiture on December 31, 2020, amounts (if any) for the 2018-2020 and 2019-2021 and 2020-2022 PSU performance periods would be paid on a prorated basis following the end of the applicable performance period. The payments estimated to be paid on a non-prorated basis following the end of the performance cycle using the December 31, 2020 stock price are reported for the 2018-2020 PSU performance cycle in column (h) of the "Outstanding Equity Awards at 2020 Fiscal Year-End Table" and for 2019-2021 and 2020-2022 in column (j) of that table. The prorated amounts for a trigger event occurring on December 31, 2020 plus deferred dividend equivalents that accrued are for each cycle: (i) 2018-2020 cycle: Ms. Hewson: $11,547,255; Mr. Possenriede: $143,624; Mr. St. John: $3,398,858; Mr. Ambrose: $3,398,858; and Ms. Evans: $181,059; and (ii) 2019-2021 cycle: Ms. Hewson: $10,539,101; Mr. Possenriede: $3,317,671; Mr. St. John: $2,893,431; Mr. Ambrose: $2,893,431; and Ms. Evans: $2,893,431; and (iii) 2020-2022 cycle: Mr. Taiclet: $1,417,961; Ms. Hewson: $2,587,020; Mr. Possenriede: $802,151; Mr. St. John: $791,730; Mr. Ambrose: $690,164; and Ms. Evans: $776,251. The prorated amounts are based on the stock price and estimated performance as of December 31, 2020.
Executive Severance
(6)    The total amounts projected for severance payments due to layoff are based on the plan (as amended) approved by the Board in 2008. It includes payment for one year of salary (2.99 years for Mr. Taiclet) and one year of target annual incentive (2.99 for Mr. Taiclet), estimated costs for benefits continuation for one year, outplacement services and relocation assistance (if required under the plan terms).

74

Executive Compensation
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Corporation must annually disclose in its proxy statement the median of the annual total compensation of all of its employees (excluding the CEO), the annual total compensation of its CEO, and the ratio of the CEO compensation to the employee median compensation. The ratio of CEO pay to the pay of the Corporation’s median employee for fiscal year 2020 is 185 to one.
Lockheed Martin employs approximately 114,000 employees that are, in large part, highly-skilled professionals located primarily in the United States, but also represented in numerous other countries. For purposes of the fiscal year 2020 CEO pay ratio set forth above, we used the same median employee identified with respect to our fiscal year 2018 and 2019 CEO pay ratio, because there has not been a change in our employee population or employee compensation arrangements that we believe would significantly change the pay ratio disclosure.
The median employee was determined by calculating the total annual cash compensation (base salary plus annual incentive) of all employees except the CEO as of December 31, 2018, and then sorting those employees from highest to lowest; and determining the median employee from that list.
The total compensation for our CEO for fiscal year 2020 as set forth in the Summary Compensation Table (SCT) on page 58 was $23,360,369. For purposes of the CEO pay ratio, however, we have annualized our CEO's salary and certain perquisites since he only served a portion of the year as CEO (his total annualized compensation was $24,518,639). We did not annualize his annual incentive because a part of his one-time equity replacement award was intended to make him whole for the portion of the annual incentive he forfeited from his prior employer. We also did not annualize his long-term incentive award opportunity or his equity replacement grant because they represented awards that were independent of the amount of time served as CEO during the year. Finally, we have excluded the director compensation he received in 2020 prior to becoming CEO as not being representative of his CEO compensation.

Summary Compensation Table Components	Compensation for CEO Pay Ratio	Explanation of Amounts
Base Salary	$1,700,000	Annualized salary; actual salary of $915,385 disclosed in the Summary Compensation Table
Stock Awards	$18,611,850	Includes approximately $12.9 million annual LTI grant and $5.7 million one-time replacement award. Excludes $162,500 related to his 2020 annual non-employee director equity grant that was forfeited upon Mr. Taiclet becoming President and CEO
Non-Equity Incentive Plan Compensation	$2,896,200	Reflects pro-rated MICP annual incentive. Not annualized because part of the value of the equity replacement award was intended to offset the annual incentive forfeited from Mr. Taiclet's prior employer
Change in Pension and Non-qualified Deferred Compensation Earnings	$0	Mr. Taiclet had no 2020 compensation attributable to Change in Pension and Non-qualified Deferred Compensation Earnings
All Other Compensation	$1,310,589	Annualized certain compensation and perquisites for which amounts would have been incurred if Mr. Taiclet had been serving as CEO the entire year; excluded non-employee cash director fees Mr. Taiclet received in 2020 prior to becoming CEO because his base CEO salary is annualized
Total	$24,518,639
The total annual compensation for the median employee for fiscal year 2020 was $132,824, encompassing base salary, overtime, incentives/recognition awards, change in pension value and Corporation contributions to defined contribution plans. The annual total compensation of the median employee was determined in the same manner as the total compensation reported for our CEO in the summary compensation table (without the annualization adjustments disclosed above).

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Director Compensation
Annual Benchmarking
Director compensation is an important tool used to attract and retain qualified directors and to address the time, effort, expertise and accountability required of active Board membership. The Governance Committee annually reviews publicly available data for the companies in the comparator group we use for benchmarking executive compensation (listed on page 45) and makes recommendations to the Board regarding compensation for non-employee directors. Mr. Taiclet received compensation for his service on the Board until his commencement of service as President and CEO on June 15, 2020, and his annual director equity retainer was forfeited upon commencement of his employment with the Corporation. Although the Governance Committee reviews director compensation annually, it has been the practice of the Governance Committee to recommend changes no more frequently than every two years.
As director compensation for other comparator companies continues to increase during the two-year cycle, the Corporation’s position relative to the median for director compensation changes. For this reason, the Committee sets director compensation above the median with the expectation that compensation will decline relative to the median over the two-year cycle and may be below the median by the end of the two-year period. In 2020, Meridian, acting as independent compensation consultant to the Governance Committee, assisted in its review of director compensation and best practices in director compensation design. Based upon that review, the Board did not make any changes to directors' compensation for 2021.
Elements of Compensation

Annual Cash Retainer	$162,500 per year
Annual Equity Retainer	$162,500 per year, payable under the Directors Equity Plan
Audit Committee Chairman Cash Retainer	$30,000 per year
Management Development and Compensation Committee Chairman Cash Retainer	$30,000 per year
Other Committee Chairman Cash Retainers	$20,000 per year
Independent Lead Director Cash Retainer	$50,000 per year
Director Education	Reimbursed for costs and expenses
Equity Compensation
The annual equity retainer is paid in stock units under the Lockheed Martin Corporation Amended and Restated Directors Equity Plan (Directors Equity Plan). Except in certain circumstances, stock units vest 50 percent on June 30 and 50 percent on December 31 following the grant date. Upon a change in control or a director’s retirement, death, or disability, the director’s stock units become fully vested. Upon a director’s termination of service from our Board, we distribute the vested stock units, at the director’s election, in whole shares of stock or in cash, in a lump sum or in annual installments over a period of up to 20 years. Prior to distribution, a director has no voting, dividend or other rights with respect to the stock units held under the Directors Equity Plan, but is credited with additional stock units representing dividend equivalents (converted to stock units based on the closing price of our stock on the dividend payment dates). The Directors Equity Plan provides that a director eligible for retirement at the next annual meeting receives a prorated grant (one-third) for the four months of service prior to the annual meeting.
Consistent with the terms of the Directors Equity Plan, a director who has satisfied the Board’s stock ownership guidelines may elect to have vested stock units awarded on or after January 1, 2018 (together with any dividend equivalents thereon) paid in a lump sum on the first business day of April following vesting of the award rather than following termination of Board service. Any director who has not elected early payments or has not satisfied the stock ownership guidelines will continue to be paid along with any accumulated dividend equivalents upon termination or retirement from the Board.
Although the Directors Equity Plan authorizes the grant of stock units or stock options, in June 2014, the Board approved a resolution to the effect that each non-employee director would elect to receive the equity portion of the retainer in the form of stock units for each year beginning with 2015 and would not elect options to purchase shares unless the Board resolution is further amended or revoked.

76

Director Compensation
Deferred Compensation
The Lockheed Martin Corporation Directors Deferred Compensation Plan (Directors Deferred Compensation Plan) provides non-employee directors the opportunity to defer up to 100 percent of the cash portion of their fees. At the director's election, deferred amounts track the performance of: (i) the investment options available under the employee deferred compensation plans; or (ii) our common stock (with dividends reinvested). Deferred amounts are distributed in a lump sum or in up to 15 annual installments commencing at a time designated by the director following termination.
Director Stock Ownership Guidelines
To align their interests with the long-term interests of our stockholders, we expect our directors to maintain an ownership interest in the Corporation. Under our stock ownership guidelines for directors, non-employee directors have five years from the time they join the Board to achieve stock ownership levels (common stock or stock units) equivalent to five times the annual cash retainer. Each non-employee director has exceeded the stock ownership guidelines, except for Mr. Dunford, Mr. Johnson, Ms. Hollub and Ms. Reed-Klages (who joined the Board within the past three years). Mr. Taiclet is subject to the Stock Ownership Requirements for Key Employees as described on page 56.
2020 Director Compensation Table
The following table provides information on the compensation of our directors for the fiscal year ended December 31, 2020. Ms. Hewson did not receive separate compensation for service as a director of the Corporation during 2020. Mr. Taiclet received compensation for service as a director of the Corporation until he became President and Chief Executive Officer on June 15, 2020. Mr. Taiclet's 2020 director compensation is reported in the Summary Compensation Table, Stock Awards column (e) and All Other Compensation column (i), on page 58.

	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
Name*	($)	($)	($)	($)
(a)	(b)	(c)	(g)	(h)
Daniel F. Akerson	232,500	162,500	46	395,046
David B. Burritt	162,500	162,500	335	325,335
Bruce A. Carlson	162,500	162,500	1,815	326,815
Joseph F. Dunford, Jr.*	143,750	135,417	0	279,167
James O. Ellis, Jr.	182,500	162,500	5,683	350,683
Thomas J. Falk	192,500	162,500	10,295	365,295
Ilene S. Gordon	192,500	162,500	12,312	367,312
Vicki A. Hollub	162,500	162,500	2,887	327,887
Jeh C. Johnson	162,500	162,500	281	325,281
Debra Reed-Klages	162,500	162,500	0	325,000
*    Mr. Dunford joined the Board effective February 10, 2020.
Fees Earned or Paid in Cash (Column (b))
Represents the aggregate dollar amount of 2020 fees earned or paid in cash for services as a director, including annual retainer, committee chairman retainer and independent Lead Director retainer.

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Director Compensation
Stock Awards (Column (c))
Represents the aggregate grant date fair value computed in accordance with ASC 718 for awards of stock units in 2020 under the Directors Equity Plan. For 2020, each of Messrs. Akerson, Burritt, Carlson, Ellis, Falk, Johnson, and Ms. Gordon, Ms. Hollub and Ms. Reed-Klages was credited with 372.7919 stock units with an aggregate grant date fair value of $162,500. The grant date fair value of these awards was the closing price of our stock ($435.90) on the date of the grant (January 30, 2020). Mr. Dunford was credited with 355.0981 stock units with an aggregate grant date fair value of $135,417. The grant date fair value for his award was $381.35 per share on the date of grant (March 2, 2020).
All Other Compensation (Column (g))
Perquisites and other personal benefits provided to directors did not exceed $10,000. All other compensation includes matching contributions made to eligible universities, colleges, and other non-profit organizations under the Corporation’s matching gift programs that are generally available to all employees. The Corporation’s matching contribution includes the following charitable contributions made in 2020 or to be made by the Corporation in 2021 to match a contribution in the prior year: Mr. Ellis $1,000; Mr. Falk $10,000; Ms. Gordon $12,000; and Ms. Hollub $1,000. Other amounts include tax assistance related to travel expenses for an invited guest accompanying a director while on business travel.

78

Security Ownership of Management and Certain Beneficial Owners
Directors and Executive Officers
The following table shows Lockheed Martin common stock beneficially owned by and stock units credited to each NEO, director, nominee and all NEOs, directors, nominees and other executive officers as a group as of February 26, 2021. Except as otherwise noted, the named individuals have sole voting and investment power with respect to such securities. No director, nominee or NEO, individually or as a group, beneficially owned more than one percent of our outstanding common stock. All amounts are rounded to the nearest whole share. No shares have been pledged. The address of each director, nominee and executive officer is c/o Lockheed Martin Corporation, 6801 Rockledge Drive, Bethesda, MD 20817.

Name	Common Stock	(1) (2)	Stock Units*		Total
Daniel F. Akerson	7,503	3	4,952	5	12,455
Richard F. Ambrose	7,311		25,506	7,8,9	32,817
David B. Burritt	6,512		17,993	5,6	24,505
Bruce A. Carlson	1,172		2,929	5,6	4,101
James F. Dunford, Jr.	362		501	5	864
James O. Ellis, Jr.	20,015		1,597	5	21,612
Thomas J. Falk	5,250	4	11,788	5	17,038
Ilene S. Gordon	980		2,655	5	3,635
Marillyn A. Hewson	148,909		38,050	7,8,9	186,959
Vicki A. Hollub	1,202		1,227	5,6	2,429
Jeh C. Johnson	1,419		501	5	1,921
Kenneth R. Possenriede	3,591		16,544	7,8,9	20,135
Debra L. Reed-Klages	607		501	5	1,109
Frank A. St. John	6,817		12,560	7,8,9	19,377
James D. Taiclet	2,413		38,174	8,9	40,587
All directors, nominees and executive officers as a group (21 individuals)	257,871		233,807		491,678
*    Does not include PSUs.
(1)Includes common stock not currently owned but which could be acquired within 60 days through the exercise of stock options for Ms. Hewson 82,935. Includes shares payable at termination with respect to vested stock units credited under the Directors Equity Plan for which a director has elected payment in stock for Mr. Burritt 509; Mr. Carlson 1,172; Mr. Dunford 362; Mr. Ellis 19,815; Ms. Gordon 230; Ms. Hollub 1,202; Mr. Johnson 1,419; Ms. Reed-Klages 452; and Mr. Taiclet 1,036. Units for which a director has elected payment in cash are reported in the “Stock Units” column. There are no voting rights associated with stock units.
(2)Includes shares attributable to the participant’s account in the Lockheed Martin Salaried Savings Plan for Mr. Ambrose 365; Ms. Hewson 527; Mr. Possenriede 804; Mr. St. John 10; and Mr. Taiclet 23. Participants have voting power and investment power over the shares.
(3)For Mr. Akerson, includes 3 shares held by his spouse.
(4)Represents shares beneficially owned by Mr. Falk and his spouse through a family limited partnership.
(5)Represents stock units under the Directors Equity Plan for which directors have elected to receive distributions of units in the form of cash and unvested stock units credited on February 1, 2021 (annual equity award 501) for Mr. Akerson 4,952; Mr. Burritt 10,019; Mr. Carlson 2,537; Mr. Dunford 501; Mr. Ellis 1,597; Mr. Falk 11,788; Ms. Gordon 2,655; Ms. Hollub 501; Mr. Johnson 501; and Ms. Reed-Klages 501. There are no voting rights associated with stock units.
(6)Represents stock units under the Directors Deferred Compensation Plan representing deferred cash compensation for Mr. Burritt 7,974; Mr. Carlson 392 and Ms. Hollub 726. The stock units (including dividend equivalents credited as stock units) are distributed in the form of cash. There are no voting rights associated with stock units.

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Security Ownership of Management and Certain Beneficial Owners
(7)Includes stock units attributable to the participant’s account under the DMICP for Mr. Ambrose 12,075; Ms. Hewson 9,238; Mr. Possenriede 1,908; and Mr. St. John 140. Although most of the units will be distributed following termination or retirement in shares of stock, none of the units are convertible into shares of stock within 60 days of February 26, 2021. There are no voting rights associated with stock units.
(8)Includes stock units attributable to the participant’s account under the NQSSP for Mr. Ambrose 3,216; Ms. Hewson 4,040; Mr. Possenriede 2,097; Mr. St. John 99 and Mr. Taiclet 22. Amounts credited to a participant’s account in the NQSSP are distributed in cash following termination of employment. There are no voting rights associated with stock units.
(9)Includes unvested RSUs for Mr. Ambrose 10,215; Ms. Hewson 24,772; Mr. Possenriede 12,539; Mr. St. John 12,321; and Mr. Taiclet 38,152. Each RSU represents a contingent right to receive one share of common stock. There are no voting rights associated with RSUs.
Security Ownership of Certain Beneficial Owners
The following table shows information regarding each person known to be a “beneficial owner” of more than 5% of our common stock. For purposes of this table, beneficial ownership of securities generally means the power to vote or dispose of securities, or the right to acquire securities within 60 days that may be voted or disposed of, regardless of any economic interest in the securities. All information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on the dates indicated in the footnotes to this table.

Name and Address	Amount of Common Stock	Percent of Outstanding Shares
State Street Corporation(1) State Street Financial Center One Lincoln Street Boston, MA 02111	41,481,043	14.8
The Vanguard Group(2) 100 Vanguard Boulevard Malvern, PA 19355	21,657,574	7.7
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	16,564,701	5.9
Capital World Investors(4) 333 South Hope Street Los Angeles, CA 90071	16,187,677	5.8
(1)As reported on a Schedule 13G/A filed on February 24, 2021 by State Street Corporation on behalf of itself and specified direct and indirect subsidiaries (State Street) in their various fiduciary and other capacities. State Street had shared voting power with respect to 40,620,469 shares and shared dispositive power with respect to 41,478,942 shares and did not have sole dispositive or sole voting power over any shares. State Street Bank and Trust Company (SSBTC) is the trustee and State Street Global Advisors Trust Company (SSGA) is the independent fiduciary and investment manager for Lockheed Martin common stock held in a master trust for Lockheed Martin benefit plans. SSBTC beneficially owns 31,697,118 of the shares held by State Street all of which are held in its capacity as trustee for various Lockheed Martin benefit plans and SSBTC had shared voting power over 31,697,118 shares and shared dispositive power over 1,306,864 shares. SSGA beneficially owns 36,204,035 of the shares held by State Street of which 30,390,254 were held by SSGA as independent fiduciary and investment manager for Lockheed Martin employee benefit plans and SSGA had shared voting power over 5,148,403 shares and shared dispositive power over 36,203,371 shares.
(2)As reported on a Schedule 13G/A filed on February 10, 2021 by The Vanguard Group. The Vanguard Group had sole dispositive power over 20,577,480 shares, shared dispositive power over 1,080,094 shares, shared voting power over 411,585 shares and did not have sole voting power over any shares.
(3)As reported on a Schedule 13G/A filed on January 29, 2021 by BlackRock, Inc. BlackRock, Inc. had sole dispositive power over 16,564,701 shares and sole voting power over 15,117,838 shares and did not have shared dispositive or shared voting power over any shares.
(4)As reported on a Schedule 13G/A filed on February 16, 2021 by Capital World Investors (Capital World), a division of Capital Research and Management Company. Capital World had sole dispositive power over 16,187,677 shares and sole voting power over 16,174,893 shares and did not have shared dispositive or shared voting power over any shares.

80

Proposal 4	Stockholder Proposal to Adopt Stockholder Action by Written Consent
•    Stockholders have rejected substantially similar proposals from the same proponent six times previously, including last year.
•    Stockholders already have the right to call a special meeting at any time.
•    Strong existing corporate governance policies provide stockholders multiple means to express their views and ensure Board accountability.
The Board unanimously recommends that you vote AGAINST Proposal 4.

Mr. John Chevedden has informed us that he intends to introduce the proposal set forth below at the Annual Meeting.
Beginning of Stockholder Proposal—Text and Graphic are Reprinted from the Stockholder Submission:

Proposal 4 — Shareholder Right to Act by Written Consent
Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This includes shareholder ability to initiate any appropriate topic for written consent.
Taking action by written consent in place of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle like the election of a new director.
It is also more important than ever to be able to replace a director through written consent because it is now almost impossible to remove a Lockheed Martin director otherwise because a director can be removed only for cause. Removal only for cause is an euphemistic way to say that a director has near immunity to being removed.
This proposal topic won outstanding 47% support at the 2020 Lockheed Martin annual meeting. And this was before the shareholder right to call a special in-person shareholder meeting was essentially eliminated by the 2020 pandemic. Plus a 2020 LMT bylaw change appears to mean that shareholders may now only get 10-days notice of a shareholder meeting.
Also the deliberations of the Lockheed Martin Board on this topic in 2020, with Mr. Daniel Akerson as Governance Committee Chairman, completely overlooked the safeguards that can be built into granting shareholders a right to act by written consent.
Plus the 2020 shareholder proposal on this topic could not foresee that the pandemic would severely restrict a future special shareholder meeting which could simply be a bare bones online meeting with restricted interaction. And the Governance Committee under Mr. Akerson rested a lot of its argument on the outdated notion of what could be accomplished at a special shareholder meeting.
The Bank of New York Mellon Corporation (BK) said it adopted written consent in 2019 after 45%-support (2% less than the 2020 LMT vote) for a written consent shareholder proposal. And this was a year before the pandemic put an end to in-person shareholder meetings — perhaps forever. It is so much easier for management to conduct an online shareholder meeting that management is now spoiled and will never want to return to an in-person shareholder meeting.
Shareholders are also severely restricted in making their views known at online shareholder meetings because all challenging questions and comments can be screened out at an online meeting.
For instance Goodyear management hit the mute button right in the middle of a formal shareholder proposal presentation at its 2020 shareholder meeting to bar constructive criticism.
Shareholders now need to have the option more than ever to take action outside of a shareholder meeting since online shareholder meetings are shareholder engagement wasteland.

Please vote yes:
Shareholder Right to Act by Written Consent — Proposal 4
End of Stockholder Proposal—Board Opposition Statement on Following Page

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Proposal 4: Stockholder Proposal to Adopt Stockholder Action by Written Consent

Board of Directors Statement in Opposition to Proposal 4
The Board recommends that stockholders vote AGAINST this proposal because the Board views the requested change as not in the best interests of the stockholders and unnecessary given the Corporation’s strong corporate governance practices and Board accountability to stockholders, as described below.
•    Substantially identical proposals were rejected by the Corporation’s stockholders in 2020, 2018, 2015, 2014, 2013 and 2011. This will be the seventh time in the past ten years that the same proponent has proposed a substantially similar proposal and each previous time stockholders have rejected such a proposal. The Board does not believe any material developments have occurred since the last time stockholders rejected such a proposal that should change stockholders’ views on this proposal.
•    Our stockholders already have the right to call a special meeting at any time. Any stockholder who individually owns 10 percent, or stockholders who in the aggregate own 25 percent, of our outstanding common stock may demand the calling of a special meeting to consider any business properly before the stockholders. This threshold is half (or less) of what would be necessary to act by written consent under the proposal. The rights requested by the proposal would be duplicative of this existing stockholder right to call a special meeting, but without important protections and advantages afforded by the stockholder meeting process. See below and “Stockholder Right to Call Special Meeting” on page 32.
•    The Board believes allowing stockholders to act by written consent circumvents the deliberative stockholder meeting process. Implementation of this proposal could result in an unfair and unsound process because it allows stockholders to take action without complying with the procedural safeguards inherent in the stockholder meeting process. For example, action by written consent does not require that all stockholders receive notice of the written consent proposal, be given adequate time to review the subject matter of the proposal or be given the opportunity to consider alternative views on the proposal. The Board believes that requiring stockholder business be acted upon at a meeting is an inherently more structured, democratic and open process and helps to ensure the accuracy and completeness of information presented to all stockholders for their consideration.
•    Written consent provides a greater opportunity for abuse. The proposal does not impose any ownership requirements on the stockholders soliciting written consent and, as a result, it could be initiated by a single stockholder holding a very small number of shares. It may encourage short-term stock ownership manipulation by a small group of investors (including those who accumulate a short-term voting position through borrowed shares) to advance a special agenda that may be contrary to the long-term best interests of the Corporation and its stockholders. The proposal may also create confusion because multiple groups of stockholders would be able to solicit written consents simultaneously, some of which may be duplicative or contradictory.
•    We have a long-standing commitment to sound corporate governance practices and an active investor engagement program to ensure Board accountability. At the direction of the Board, the Corporation engages directly with its stockholders throughout the year to seek their views on an array of issues, including corporate governance matters. In addition to the then-existing right to call a special meeting, the Board proactively adopted proxy access in 2016, which gives stockholders the right to include director nominations in the Corporation's proxy statement for the annual meeting, and in 2017 the Board proactively amended the Corporation's Bylaws to provide that the stockholders have the power to amend the Corporation's Bylaws. Our directors also remain accountable to our stockholders through annual elections by our stockholders with a majority voting standard and a resignation policy for directors who do not receive a majority of votes cast in an uncontested election. Our Board has demonstrated its commitment to Board refreshment and to the election of highly qualified independent directors who bring diverse perspectives to our Board with skills that are aligned with our long-term business strategy. Over the past five years, six new independent directors have been elected to the Board. In 2019, the Board also elected a new independent Lead Director.
The Board will continue to review corporate governance best practices and adopt those practices that it believes, in light of the circumstances, serve the best interests of the Corporation and our stockholders.

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Proposal 5	Stockholder Proposal to Issue a Report on Human Rights Due Diligence
•The Corporation’s existing policies and practices reflect our strong commitment to ethical business practices and respect for human rights
•Sales of our products and services to the U.S. and its allies promote global security and are done in compliance with applicable laws
•Preparing the report would produce little or no value to stockholders but would impose an unnecessary burden and expense on our company
The Board unanimously recommends that you vote AGAINST Proposal 5.

We have been informed that the Sisters of Charity of Saint Elizabeth, The Sisters of St. Francis of Philadelphia and the School Sisters of Notre Dame Cooperative Investment Fund intend to introduce the proposal set forth below at the Annual Meeting.
Beginning of Stockholder Proposal—Text and Footnotes are Reprinted from the Stockholder Submission:

Whereas: Lockheed Martin is the world’s largest defense contractor and is exposed to significant actual and potential adverse human rights impacts resulting from the use of its weapons and defense technologies. Human rights risks include the rights to life, liberty and personal security, privacy, non-discrimination, and peaceful assembly and association. The UN Guiding Principles on Business and Human Rights (UNGPs), unanimously endorsed by the UN Human Rights Council in June 2011, constitute the global authoritative framework outlining the roles and responsibilities of states and companies with respect to human rights. While regulation of the international arms trade falls under the state duty to protect human rights, the UNGPs define clear expectations for defense companies to respect human rights in their operations and supply chains, and address risks linked to use of products. A 2019 Amnesty International report found that Lockheed Martin lacks human rights due diligence procedures to effectively identify, assess, prevent, mitigate, and remediate its human rights impacts.[1]
Prominent human rights organizations have recorded indiscriminatory use of Lockheed Martin weaponry against civilians consistently over time.[2] Lockheed Martin has exported military goods to at least 12 states which are engaged in armed conflict, have a record of human rights violations, or are at risk of corruption and fragility, including Saudi Arabia, Israel, and the United Arab Emirates (UAE). Reports have linked Lockheed Martin weaponry to war crimes and violations of international humanitarian law in Yemen, including the widely condemned attack on a school bus in 2018 that resulted in the deaths of dozens of children.[3] The company is set to play a central role in the sale of F-35 fighter jets to the UAE, as part of the country’s recent normalization agreement with Israel.[4]
The company is connected to $40 billion in contracts related to nuclear weapons.[5] The Treaty on the Prohibition of Nuclear Weapons, which enters into force in 2021, may require Lockheed Martin to demonstrate that the company is not conducting prohibited activities in jurisdictions that ratified the Treaty.
Furthermore, the company faces multiple lawsuits for toxic pollutant contamination from a Florida facility that has resulted in brain lesions, multiple sclerosis, cancer, and birth defects, as well as litigation linked to a uranium facility.
In spite of its existing Codes, there is no evidence of effective implementation across business functions.[6] Disclosure on governance and embedding of the commitment to respect human rights throughout the business is absent. Failure to respect human rights and increase due diligence in high risk business areas exposes the company and its investors to financial, legal, regulatory, reputational, and human capital management risks.
Resolved: Shareholders request the Board of Directors prepare a report, at reasonable cost and omitting proprietary information, on Lockheed Martin’s human rights due diligence process to identify, assess, prevent, mitigate, and remedy actual and potential human rights impacts associated with high-risk products and services, including those in conflict-affected areas.
____________________
[1] https://www.amnesty.org/download/Documents/ACT3008932019ENGLISH.PDF
[2] https://www.hrw.org/reports/2007/lebanon0907/lebanon0907web.pdf; https://www2.ohchr.org/english/bodies/hrcouncil/docs/12session/A-HRC-12-48.pdf
[3] https://www.paxforpeace.nl/media/files/mwatana-day-of-judgement.pdf
[4] https://www.bbc.com/news/world-middle-east-54737029
[5] https://www.un.org/law/icjsum/9623.htm
[6] https://www.lockheedmartin.com/content/dam/lockheed-martin/eo/documents/ethics/ethics-code-of-conduct-2020.pdf

End of Stockholder Proposal—Board Opposition Statement on Following Page

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Proposal 5: Stockholder Proposal to Issue a Report on Human Rights Due Diligence

Board of Directors Statement in Opposition to Proposal 5
The Board has considered this proposal and recommends that stockholders vote AGAINST this proposal for the following reasons:
•The Board believes the Corporation’s existing policies and practices appropriately and adequately address the concerns raised in this proposal. Our policies, procedures, and practices reflect our strong commitment to ethical business practices and respect for human rights. As outlined in our Good Corporate Citizenship and Respect for Human Rights Policy (Human Rights Policy), at Lockheed Martin, we believe that respect for human rights is an essential element of being a good corporate citizen. Our commitment to respect human rights underlies Setting the Standard, the Lockheed Martin Code of Ethics and Business Conduct (Code of Conduct), and our stated values—Do What’s Right, Respect Others, and Perform with Excellence. This commitment applies to all employees, the Board, and others who represent or act for us. This policy outlines human rights commitments that include fair employment practices and wages, and the prohibition of harassment, discrimination, child or forced labor and human trafficking. Our commitment to good corporate citizenship and human rights is also reinforced through our Supplier Code of Conduct, which sets the expectation that our suppliers will honor the same values we do. In addition, on September 1, 2020, we adopted a corporate policy on the ethical development of use of artificial intelligence (AI) that outlines our principles and concepts for the development, procurement, deployment or internal use of AI systems consistent with our Code of Conduct, including consideration of human rights, with a focus on ensuring that we remain responsible, we take deliberate steps to minimize unintended bias, capabilities are traceable with transparent and auditable methodologies, capabilities are reliable with explicit, well-defined uses, and are able to detect and avoid unintended consequences. We make our Human Rights Policy, Code of Conduct and Supplier Code of Conduct publicly available on our website. Please see the Human Rights section of the proxy statement on page 27 for a description of our human rights policy and principles, due diligence approach and Board oversight.
•Our military sales activities promote global security and are regulated by the U.S. Government and reviewed and approved by the Executive Branch with oversight from Congress to ensure they support U.S. national security and foreign policy objectives, including consideration of whether any arms transfer contributes to the risk of human rights abuses. International sales of our defense products and services occur on a government-to-government basis via foreign military sales (FMS) programs, and by direct commercial sales from Lockheed Martin to our customers. Both forms of transactions are authorized by the Arms Export Control Act and support U.S. foreign policy objectives. The Defense Security Cooperation Agency manages FMS sales for the U.S. Department of Defense. These activities are regulated by the U.S. government and are reviewed and approved by the Executive Branch and Congress to ensure that they support U.S. national security and foreign policy objectives and that arms are not redirected and used for unauthorized purposes. The applicable regulatory processes require these branches of government to consider the risk that an arms transfer contributes to abuses of human rights. We strictly adhere to U.S. government oversight and policy in all matters relating to international sales and specifically to the transfer of products and technologies to foreign entities, and have a robust trade compliance program to ensure that all sales of our products are conducted in accordance not only with international trade laws and regulations of the U.S. but also of each foreign country in which we operate. All of our sales are subject to our Code of Conduct and all applicable U.S. and foreign laws and regulations, including those related to anti-corruption, import-export control, taxation, repatriation of earnings, exchange controls and the anti-boycott provisions of the U.S. Export Controls Reform Act of 2018.
•Preparing the report called for by the stockholder proposal would produce little or no benefit to our stockholders but would impose unnecessary burden and expense on the Corporation. We believe the report called for by the stockholder proposal is unnecessary in light of our existing human rights policies and that the concerns raised by the proposal would be more appropriately directed to public officials who determine foreign policy rather than being channeled through the federal proxy rules. A formal report as contemplated by the proposal would be costly and time consuming to produce and the proposal relates to the Corporation’s ordinary business operations, which is the proper purview of management as overseen by the Board.
The Board remains committed to human rights and ensuring that Lockheed Martin continues to adhere to the high standard for human rights to which it holds itself. We do not believe the report called for by the stockholder proposal would enhance those objectives and, for the reasons set forth above, we do not believe the preparation of a report is in the best interests of the stockholders.

84

Annual Meeting Questions and Answers

Why is the Annual Meeting format virtual?
The Corporation will conduct the Annual Meeting exclusively online through a live audio webcast via the Internet. We have adopted this format to assist in protecting the health and safety of the Corporation's stockholders and employees in light of continued public health concerns regarding COVID-19 and to facilitate stockholder attendance and to enable stockholders to participate fully and equally, regardless of size, resources, or physical location. These Proxy Materials include instructions on how to access and participate in the virtual Annual Meeting and how you may vote your shares before or during the Annual Meeting.
How do I participate in the virtual Annual Meeting?
Stockholders may attend the Annual Meeting via the Internet by visiting www.meetingcenter.io/266927146. The password, if prompted for one, is LMT2021. You will be prompted to enter the unique control number received with your proxy card (for registered stockholders) or voting instruction form (for beneficial owners) to join and participate in the meeting. See "What is the difference between holding shares as a registered stockholder and as a beneficial owner?" below for information on how to determine whether you are a registered stockholder or a beneficial owner.
While we expect that the vast majority of beneficial owners will be able to participate using the control number received with their voting instruction form, we recommend that beneficial owners confirm this ability with the broker, bank or other nominee through which they hold their shares. If your broker, bank or other nominee does not provide an ability to access the virtual Annual Meeting, then you will be required to request a legal proxy from them to participate in the virtual Annual Meeting. See "How can I vote during the Annual Meeting" for information on how to request a legal proxy.
Stockholders who hold shares through a Lockheed Martin benefit plan who join the Annual Meeting by using the control number received on their voting instruction form will be able to ask questions but not vote during the meeting.
If you do not have a control number, you may participate in the Annual Meeting as a guest but will not have the option to vote or ask questions during the meeting.
The Annual Meeting will begin promptly at 8:00 a.m. EDT, on April 22, 2021. You may begin to log into the meeting platform approximately 30 minutes before the start and test your computer audio system. We encourage stockholders to access the meeting prior to the start time.
How do I submit a question at the virtual Annual Meeting?
Stockholders accessing the meeting using a control number provided on their proxy card or voting instruction form will be able to submit questions. Once past the login screen, click on the "messages" icon on the screen to submit your question. We will hold a general discussion session at the conclusion of the meeting during which we intend to answer pertinent questions submitted during the meeting, as time permits.
What if I have technical difficulties accessing or during the meeting?
If you encounter difficulties accessing the meeting click the "Additional Information" button on the Meeting Center login page for assistance. If you encounter difficulties after accessing the meeting, click the "Help" button in the upper right hand corner of the meeting page for assistance.

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Annual Meeting Questions and Answers
Who is entitled to vote at the Annual Meeting?
Holders of our common stock at the close of business on February 26, 2021 (the Record Date) are entitled to participate and vote their shares at the Annual Meeting. As of the Record Date, there were 278,712,199 shares issued and outstanding. Each share outstanding on the Record Date is entitled to one vote on each proposal presented at the Annual Meeting. This includes shares held through Lockheed Martin Direct Invest, our dividend reinvestment and stock purchase plan, and through our employee benefit plans. Your proxy card shows the number of shares held in your account(s) as of the Record Date. Whether or not you plan to attend the virtual Annual Meeting, the Corporation encourages all stockholders to vote on the proposals prior to the Annual Meeting in accordance with the instructions you receive with your Proxy Materials.
What is the difference between holding shares as a registered stockholder and as a beneficial owner?
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (Computershare), you are considered the “registered stockholder” of those shares. We mail the Proxy Materials and our Annual Report to you directly.
If your shares are held in a stock brokerage account or by a bank or other nominee (street name), you are considered the “beneficial owner” of the shares that are registered in street name. In this case, the Proxy Materials and our Annual Report were forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions included in the mailing.
Participants in a Lockheed Martin benefit plan with shares allocated to their account should review the information on procedures for voting by plan participants on page 88.
What am I voting on and what are the Board voting recommendations?
Our stockholders will be voting on the following proposals if properly presented:

Proposal	Description	Board Voting Recommendations	Page
1	Election of Directors	FOR ALL DIRECTOR-NOMINEES	11
2	Ratification of Appointment of Ernst & Young LLP as our Independent Auditors for 2021	FOR	36
3	Advisory Vote to Approve the Compensation of our Named Executive Officers (Say-on-Pay)	FOR	39
4	Stockholder Proposal to Adopt Stockholder Action by Written Consent	AGAINST	81
5	Stockholder Proposal to Issue a Report on Human Rights Due Diligence	AGAINST	83
Can other matters be decided at the Annual Meeting?
At the time this Proxy Statement went to press, we were not aware of any other matters to be presented at the Annual Meeting. If other matters are properly presented for consideration at the Annual Meeting, the proxy holders appointed by our Board (who are named on your proxy card if you are a registered stockholder) will have the discretion to vote on those matters in accordance with their best judgment on behalf of stockholders who provide a valid proxy by Internet, by telephone or by mail if you received it by mail.
How can I vote in advance of the Annual Meeting?
•If your shares are registered in your name, you can vote using any of the methods described below.
•If your shares are held in the name of a broker, bank, or other nominee, your nominee will provide you with instructions on the procedure for voting your shares. Employees with shares allocated to an employee benefit plan account should review the information on procedures for voting by employees on page 88.
•If you hold shares in multiple accounts, you may receive multiple Proxy Material packages (electronically and/or by mail). Please be sure to vote all of your Lockheed Martin shares in each of your accounts in accordance with the voting instructions you receive.

86

Annual Meeting Questions and Answers
By Internet or Telephone
You can vote your shares via the Internet at www.investorvote.com. Please have your proxy card in hand when you go online. You will have an opportunity to confirm your voting selections before your vote is recorded.
You can vote your shares by telephone by calling toll free 1-800-652-8683 within the U.S., Canada, and Puerto Rico, or 1-781-575-2300 from other locations. Please have your proxy card in hand when you call. You will have an opportunity to confirm your voting selections before your vote is recorded.
Internet and telephone voting facilities for registered stockholders will be available 24 hours a day until the voting poll is closed during the Annual Meeting. If you vote your shares on the Internet or by telephone, you do not have to return your proxy card.
The availability of Internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or other nominee. You should follow the voting instructions in the materials that you received from your nominee.
By Mail
If you received your Proxy Materials by mail, mark, date and sign the proxy card and return it in the postage prepaid envelope provided. If voting instructions are provided, shares represented by the proxy card will be voted in accordance with the voting instructions.
If you want to vote in accordance with the Board’s recommendations, sign, date and return the proxy card without marking it. The named proxy holders will vote signed but unmarked proxy cards in accordance with the Board’s recommendations.
If you are a registered stockholder, and the postage prepaid envelope is missing, please mail your completed proxy card to Lockheed Martin Corporation, c/o Computershare Investor Services, P.O. Box 505045, Louisville, KY 40233-9718.
How can I vote during the Annual Meeting?
If you are a registered stockholders, then you can vote electronically during the Annual Meeting by accessing the meeting at www.meetingcenter.io/266927146 using the unique control number found on your proxy card and then following the instructions. The password, if prompted for one, is LMT2021.
If you are a beneficial owner of shares, we recommend that you confirm your ability to participate during the virtual Annual Meeting with the broker, bank or other nominee through which you hold your shares. While we expect that the vast majority of beneficial owners will be able to participate using the control number received with their voting instruction form, this may not be the case for each broker, bank or other nominee. If your broker, bank or other nominee informs you that you will not be able to access the virtual meeting other than as a guest, then you must register in advance to attend and vote at the virtual Annual Meeting. To register, you must obtain a legally valid proxy from your broker, bank or other nominee and present it to our transfer agent, Computershare. After you have received a valid proxy from your broker, bank or other agent, it should be emailed to Computershare at legalproxy@computershare.com and should be labeled "Legal Proxy" in the subject line. Please include proof from your broker, bank or other agent of your valid proxy (e.g., a forwarded email from your broker, bank or other agent with your valid proxy attached, or an image of your valid proxy attached to your email or included in your mailing). Requests for registration must be received by Computershare no later than 5:00 p.m. EDT, on Monday, April 19, 2021. You will then receive a confirmation of your registration, with a control number, by email from Computershare.
A legal proxy is an authorization from you (if you are a registered stockholder), or your broker, bank or other nominee (if you are a beneficial owner) to vote the shares held in your name or in the nominee’s name that satisfies Maryland law and the SEC requirements for proxies.
Stockholders who hold shares through a Lockheed Martin benefit plan who join the Annual Meeting by using the unique control number received on their voting instruction form will be able to ask questions but not vote during the meeting.

www.lockheedmartin.com	2021 Proxy Statement	87

Annual Meeting Questions and Answers
Can I change my proxy vote?
Yes. If you are a registered stockholder, you can change your proxy vote or revoke your proxy at any time before the Annual Meeting by:
•returning a signed proxy card with a later date;
•authorizing a new vote electronically through the Internet or by telephone;
•delivering a written revocation of your proxy to Lockheed Martin Corporation, Attention: Senior Vice President, General Counsel and Corporate Secretary, 6801 Rockledge Drive, Bethesda, MD 20817, before your original proxy is voted at the Annual Meeting; or
•voting electronically during the Annual Meeting.
If you are a beneficial owner of shares, you can submit new voting instructions by contacting your broker, bank or other nominee and may be able to submit a vote at the Annual Meeting depending on what your broker, bank or other nominee informs you.
What if I return my proxy card but do not provide voting instructions?
Proxies that are signed and returned but do not contain voting instructions will be voted:
•FOR the election of the eleven director-nominees listed in this proxy statement (Proposal 1);
•FOR the ratification of the appointment of Ernst & Young LLP, an independent registered public accounting firm, as our independent auditors for the 2021 fiscal year (Proposal 2);
•FOR the advisory vote to approve the compensation of our named executive officers (Say-on-Pay) (Proposal 3);
•AGAINST the stockholder proposal to adopt stockholder action by written consent (Proposal 4);
•AGAINST the stockholder proposal to issue a report on human rights due diligence (Proposal 5); and
•In the best judgment of the named proxy holders if any other matters are properly brought before the Annual Meeting.
How do I vote if I participate in one of the Corporation’s 401(k) or defined contribution plans?
As a participant in one of our employee 401(k) or defined contribution plans, you can direct the plan trustees how to vote shares allocated to your account(s) on a voting direction card, electronically through the Internet or by telephone. Most active employees who participate in these benefit plans will receive an email notification announcing Internet availability of the Proxy Materials and how to submit voting directions.
If you do not provide timely directions to the plan trustee, shares allocated to your account(s) will be voted by the plan trustee depending on the terms of your plan or other legal requirements.
Plan participants may attend the virtual Annual Meeting and ask questions, but may not vote plan shares at the Annual Meeting. If you wish to vote, whether you plan to attend the virtual Annual Meeting or not, you should direct the trustee of your plan(s) how you wish to vote your plan shares no later than 11:59 p.m., EDT, on April 19, 2021.
How many shares must be present to hold the Annual Meeting?
In order for us to lawfully conduct business at our Annual Meeting, a majority of the shares outstanding and entitled to vote as of the Record Date, must be present virtually or by proxy. This is referred to as a quorum. Your shares are counted as present at the Annual Meeting if you attend the Annual Meeting and vote in person or abstain from voting, or if you properly return a proxy by Internet, by telephone or by mail in advance of the Annual Meeting and do not revoke the proxy.
Will my shares be voted if I don’t provide my proxy or instruction card?
Registered Stockholders
If your shares are registered in your name, your shares will not be voted unless you provide a proxy by Internet in advance of the Annual Meeting, by telephone, by mail, or vote electronically during the Annual Meeting.

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Annual Meeting Questions and Answers
Plan Participants
If you are a participant in one of our employee 401(k) or defined contribution plans and you do not provide timely directions to the plan trustee, shares allocated to your account(s) will be voted by the plan trustee depending on the terms of your plan and other legal requirements.
Beneficial Owners
If you hold shares through an account with a broker and you do not provide voting instructions, under NYSE rules, your broker may vote your shares on routine matters only. The ratification of the appointment of Ernst & Young LLP (Proposal 2) is considered a routine matter, and your broker can therefore vote your shares on that Proposal even if you do not provide voting instructions. Proposals 1, 3, 4, and 5 are not considered routine matters, and your broker cannot vote your shares on those Proposals unless you provide voting instructions. Votes withheld by brokers in the absence of voting instructions from a beneficial owner are referred to as “broker non-votes.”
Multiple Forms of Ownership
The Corporation cannot provide a single proxy or instruction card for stockholders who own shares in multiple forms as registered stockholders, plan participants or beneficial owners. As a result, if your shares are held in multiple types of accounts, you must submit your votes for each type of account in accordance with the instructions you receive for that account.
What is the vote required for each proposal?
For Proposal 1, the votes that stockholders cast “FOR” a director-nominee must exceed the votes that stockholders cast “AGAINST” a director-nominee to approve the election of each director-nominee. For each of Proposals 2, 3, 4 and 5 the affirmative vote of a majority of the votes cast is required to approve the proposal.
“Votes cast” excludes broker non-votes and excludes abstentions. Proposals 2, 3, 4 and 5 are advisory and non-binding. However, the Board will review the voting results on these proposals and take the results into account when making future decisions regarding these matters.
What is the effect of an abstention?
A stockholder who abstains on some or all matters is considered present for purposes of determining if a quorum is present at the Annual Meeting, but an abstention is not counted as a vote cast under Maryland law. Accordingly, an abstention has no effect on the vote on any proposal.
What is the effect of a broker non-vote?
If a broker casts a vote on Proposal 2 (Ratification of Auditors), the vote will be included in determining whether a quorum exists for holding the meeting. The broker does not have authority to vote on the other proposals absent directions from the beneficial owner.
As a result, if the beneficial owner does not vote on Proposals 1, 3, 4, or 5 so that there is a “broker non-vote” on those items, the broker non-votes do not count as votes cast for that proposal and have no effect on the proposal. Thus, a broker non-vote on these proposals will not impact our ability to obtain a quorum, will not affect the outcome with respect to the election of directors and will not otherwise affect the outcome of the vote on a proposal that requires the affirmative vote of a majority of the votes cast on the proposal.
Who will count the votes?
Representatives of Computershare will tabulate the votes and act as inspectors of election for the Annual Meeting.
Where can I find the voting results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspectors of election and disclosed by the Corporation in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

www.lockheedmartin.com	2021 Proxy Statement	89

Annual Meeting Questions and Answers
What is “householding” and how does it affect me?
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, we send only one Annual Report and Proxy Statement to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to reduce our printing and postage costs. Stockholders who participate in householding will continue to receive separate proxy cards. We do not use householding for any other stockholder mailings, such as dividend checks, Forms 1099 or account statements.
If you are eligible for householding, but received multiple copies of the Annual Report and Proxy Statement and prefer to receive only a single copy of each of these documents for your household, please contact Computershare, Shareholder Relations, P.O. Box 505000, Louisville, KY 40233-5000, or call 1-877-498-8861. If you are a registered stockholder residing at an address with other registered stockholders and wish to receive a separate Annual Report or Proxy Statement at this time or in the future, we will provide you with a separate copy. To obtain this copy, please contact Computershare as indicated above. If you own shares through a broker, bank, or other nominee, you should contact the nominee concerning householding procedures.
Can I receive a copy of the Annual Report?
Yes. We will provide a copy of our Annual Report without charge, upon written request, to any registered or beneficial owner of common stock entitled to vote at the Annual Meeting. Requests should be made in writing addressed to Investor Relations, Lockheed Martin Corporation, 6801 Rockledge Drive, Bethesda, MD 20817, by calling Lockheed Martin Stockholder Direct at 1-800-568-9758, or by accessing the Corporation’s website at www.lockheedmartin.com/investor.
Can I view the Proxy Statement and Annual Report on the Internet?
Yes. The Proxy Statement and Annual Report are available on the Internet at www.edocumentview.com/LMT. Subject to the “householding” procedures above, all stockholders will receive paper copies of the Proxy Statement, proxy card and Annual Report by mail unless the stockholder has consented to electronic delivery or is an employee with shares allocated in an employee benefit plan. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements, and other information regarding Lockheed Martin.
Can I choose to receive the Proxy Statement and Annual Report on the Internet instead of receiving them by mail?
Yes. If you are a registered stockholder, you can elect to receive future Annual Meeting materials, including Annual Reports and Proxy Statements, on the Internet only and not receive copies in the mail by visiting Shareholder Services at www.lockheedmartin.com/investor and completing the online consent form. Your request for electronic transmission will remain in effect for all future Annual Reports and Proxy Statements, unless withdrawn. Withdrawal procedures also are available on this website. If you are a beneficial owner, contact your broker, bank or other nominee.
Most active employees who participate in the Corporation’s 401(k) and defined contribution plans will receive an email notification announcing Internet availability of the Proxy Materials. A paper copy will not be provided unless requested by the employee following the instruction in the email notification.
Who pays the cost of this proxy solicitation?
The Corporation pays the cost of soliciting proxies on behalf of the Board for the Annual Meeting. We may solicit proxies by Internet, by telephone, by mail or in person. We may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send Proxy Materials to beneficial owners on our behalf. We reimburse them for their reasonable expenses. We have retained Morrow Sodali LLC, 470 West Avenue, Stamford, CT 06902 to aid in the solicitation of proxies and to verify related records for a fee of $45,000, plus expenses. To the extent necessary to ensure sufficient representation at the Annual Meeting, we may request the return of proxies by mail, express delivery, courier, telephone, Internet or other means. Stockholders are requested to return their proxies without delay.

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Annual Meeting Questions and Answers
How do I submit a proposal or nomination for the Annual Meeting of Stockholders in 2022?
Address to Submit a Stockholder Proposal: Any stockholder who wishes to submit a proposal or nominate a director for consideration at the 2022 Annual Meeting must send their proposal to Lockheed Martin Corporation, Attention: Senior Vice President, General Counsel and Corporate Secretary, 6801 Rockledge Drive, Bethesda, MD 20817.
Deadline and Submission Requirements for Stockholder Proposals: There are separate requirements for stockholder proposals under SEC Rule 14a-8 and proposals under our proxy access bylaw provision as stated below. A copy of our Bylaws can be found at www.lockheedmartin.com/corporate-governance.

Type of Proposal	Deadline	Submission Requirements
Stockholder Proposal to be included in our proxy statement and proxy card	November 12, 2021	Must comply with applicable SEC Rules (including SEC Rule 14a-8); see also Staff Legal Bulletin 14, which may be found at www.sec.gov
Proxy Access Nominee - stockholder nomination of director to be included in our proxy statement and proxy card	Must be received between October 13, 2021 and November 12, 2021	Must provide the information required under our Bylaws, including Section 1.11
Stockholder Proposal or Director Nominee not intended to be included in our proxy statement and proxy card	Must be received between October 13, 2021 and November 12, 2021	Must provide the information required under our Bylaws, including Section 1.10
How can I contact the Corporation’s non-management directors?
Stockholders and all interested parties may communicate with the independent Lead Director or with the non-management directors as a group. If you wish to raise a question or concern to the independent Lead Director or the non-management directors as a group, you may do so by writing to the independent Lead Director by email at Lead.Director@lmco.com. You also may write to the independent Lead Director or Non-Management Directors, c/o Senior Vice President, General Counsel and Corporate Secretary, Lockheed Martin Corporation, 6801 Rockledge Drive, Bethesda, MD 20817.
Our Senior Vice President, General Counsel and Corporate Secretary or her delegate reviews all correspondence sent to the Board. The Board has authorized our Senior Vice President, General Counsel and Corporate Secretary or her delegate to respond to correspondence regarding routine stockholder matters and services (e.g., stock transfers, dividends, etc.). Correspondence from stockholders relating to accounting, internal controls or auditing matters are brought to the attention of the Audit Committee. All other correspondence is forwarded to the independent Lead Director who determines whether distribution to a Board committee or to the full Board for review is appropriate. Any director may, at any time, review a log of all correspondence addressed to the Board and request copies of such correspondence.
Can I find additional information on the Corporations' website?
Yes. Although the information contained on our website is not part of this Proxy Statement, you will find information about the Corporation and our corporate governance practices at www.lockheedmartin.com/corporate-governance. Our website contains information about our Board, Board committees, Charter, Bylaws, Code of Conduct, Governance Guidelines and information about insider transactions. Stockholders may obtain, without charge, hard copies of the above documents by writing to Investor Relations, Lockheed Martin Corporation, 6801 Rockledge Drive, Bethesda, MD 20817.
Can I find additional information about the stockholder proponents?
Yes. As required by SEC regulations, upon receiving an oral or written request from a stockholder to the Corporate Secretary, Lockheed Martin Corporation, 6801 Rockledge Drive, Bethesda, MD 20817 or (301) 897-6000, we will provide the address and reported holdings of our common stock of the sponsors of the stockholders proposals included within this Proxy Statement.

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Additional Information and Other Matters
Appendix A: Definition of Non-GAAP (Generally Accepted Accounting Principles) Measures
This Proxy Statement contains Non-GAAP financial measures (as defined by SEC Regulation G). While we believe that these Non-GAAP financial measures may be useful in evaluating Lockheed Martin, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, our definitions for Non-GAAP measures may differ from similarly titled measures used by other companies or analysts.
Segment Operating Profit
Segment Operating Profit represents operating profit from our business segments before unallocated income and expense. This measure is used by our senior management in evaluating the performance of our business segments. The caption “Total Unallocated Items” reconciles Segment Operating Profit to Consolidated Operating Profit. We use Segment Operating Profit as a performance goal in the annual incentive plan.

2020
Profit
($M)	($)
Segment Operating Profit (Non-GAAP)	7,152
Total Unallocated Items	1,492
Consolidated Operating Profit (GAAP)	8,644
Return on Invested Capital (ROIC)
ROIC is defined as net earnings plus after-tax interest expense divided by average invested capital (total equity plus debt) after adjusting total equity by adding back adjustments related to the Corporation’s post-retirement benefit plans. We use ROIC as a performance measure for LTIP and PSUs.

ROIC Calculation ($M)	Three-Year 2018–2020
Net Earnings(a)	$6,036
Interest Expense (multiplied by 79%) (a)(b)	504
Return	$6,540
Average Debt(c)(d)	$13,463
Average Equity(d)(e)	2,528
Average Benefit Plan Adjustments(d)(f)	12,349
Average Invested Capital	$28,340
ROIC	23.1%
(a)Three-year 2018-2020 values for Net Earnings, Interest Expense and any Return related adjustments reflect average values over the period.
(b)Represents after-tax interest expense utilizing the federal statutory rate of 21 percent in 2018-2020. Interest expense is added back to net earnings as it represents the return to debt holders. Debt is included as a component of average invested capital.
(c)Debt consists of long-term debt, including current maturities, and short-term borrowings (if any).
(d)The three-year averages are calculated using thirteen quarter point balances at the start of the plan performance period and at the end of each quarter for each of the three-years in the performance period.
(e)Equity includes non-cash adjustments, primarily to recognize the funded/unfunded status of the Corporation’s benefit plans.
(f)Average Benefit Plan Adjustments reflect the cumulative value of entries identified in the Corporation’s Consolidated Statements of Equity as well as adjusted to normalize for the $2,396M benefit associated with the adoption of Accounting Standards Update No. 2018-02.

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Additional Information and Other Matters
Performance Cash
Performance Cash represents the Corporation’s Cash from Operations adjusted for items as described in the PSU and LTIP award agreements. For the 2018-2020 performance cycle award agreements, Cash from Operations was adjusted for the items in the table below to calculate Performance Cash.

2018-2020
Cash Flow ($M)	($)
Cash from Operations (GAAP)	18,632
Pension Funding Adjustment
Actual Pension Funding	7,483
Planned Pension Funding	5,226
Delta	2,257
Adjustment for Unplanned Tax Payments / (Benefits) on Divestitures	31
Adjustment for Tax Payments/(Benefits) on Additional Pension Contributions	(28)
Net Adjusting Items	2,260
Performance Cash (Non-GAAP)	20,892

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Additional Information and Other Matters
Disclosure Regarding Forward-Looking Statements
This Proxy Statement contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•the impact of COVID-19 or future pandemics or epidemics on our business, including the potential for facility closures or work stoppages, supply chain disruptions, program delays, our ability to recover our costs under contracts, and changing government funding and acquisition priorities and payment policies and regulations;
•the Corporation’s reliance on contracts with the U.S. Government, which are conditioned upon the availability of funding and can be terminated by the U.S. Government for convenience, and the Corporation’s ability to negotiate favorable contract terms;
•budget uncertainty, affordability initiatives or the risk of future budget cuts;
•risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs including the Corporation’s largest, the F-35 program;
•planned production rates for significant programs; compliance with stringent performance and reliability standards; materials availability;
•the performance and financial viability of key suppliers, teammates, joint ventures, joint venture partners, subcontractors and customers;
•economic, industry, business and political conditions including their effects on governmental policy and government actions that disrupt our supply chain or prevent the sale or delivery of our products (such as delays in obtaining Congressional approvals for exports requiring Congressional notification and export license delays due to COVID-19);
•trade policies or sanctions (including potential Chinese sanctions on us or our suppliers, teammates or partners; U.S. Government sanctions on Turkey and its removal from the F-35 program and potential U.S. Government actions to restrict sales to the Kingdom of Saudi Arabia and the United Arab Emirates);
•the Corporation's success expanding into and doing business in adjacent markets and internationally and the differing risks posed by international sales;
•changes in foreign national priorities, and foreign government budgets;
•the competitive environment for the Corporation’s products and services, including increased pricing pressures, aggressive pricing in the absence of cost realism evaluation criteria, competition from outside the aerospace and defense industry, and bid protests;
•the timing and customer acceptance of product deliveries;
•the Corporation’s ability to continue to innovate and develop new products and to attract and retain key personnel and transfer knowledge to new personnel; the impact of work stoppages or other labor disruptions;

•the impact of cyber or other security threats or other disruptions to the Corporation’s businesses;
•the Corporation’s ability to implement and continue and the timing and impact of capitalization changes such as share repurchases and dividend payments;
•the Corporation’s ability to recover costs under U.S. Government contracts and changes in contract mix;
•the accuracy of the Corporation’s estimates and projections and the potential impact of changes in U.S. or foreign tax laws;
•timing and estimates regarding pension funding and movements in interest rates and other changes that may affect pension plan assumptions, stockholders' equity, the level of the FAS/CAS adjustment and actual returns on pension plan assets;
•the successful operation of joint ventures that we do not control and our ability to recover our investments;
•realizing the anticipated benefits of acquisitions or divestitures, joint ventures, teaming arrangements or internal reorganizations;
•risks related to our previously announced acquisition of Aerojet Rocketdyne, including the failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals and our ability to successfully and timely integrate the business and realize synergies and other expected benefits of the transaction
•the Corporation’s efforts to increase the efficiency of its operations and improve the affordability of its products and services;
•the risk of an impairment of the Corporation's assets, including the potential impairment of goodwill recorded as a result of the acquisition of the Sikorsky business;
•the availability and adequacy of the Corporation’s insurance and indemnities;
•our ability to benefit fully from or adequately protect our intellectual property rights;
•procurement and other regulations and policies affecting our industry, export of our products, cost allowability or recovery, preferred contract type, and performance and progress payments policy, including a reversal or modification to the DoD’s increase to the progress payment rate in response to COVID-19;
•the effect of changes in accounting, taxation, or export laws, regulations, and policies and their interpretation or application; and
•the outcome of legal proceedings, bid protests, environmental remediation efforts, audits, government investigations or government allegations that the Corporation has failed to comply with law, other contingencies and U.S. Government identification of deficiencies in the Corporation’s business systems.

These are only some of the factors that may affect the forward-looking statements contained in this Proxy Statement. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see the Corporation’s filings with the SEC including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2020 and subsequent quarterly reports on Form 10-Q. The Corporation’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.
The Corporation’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this Proxy Statement speak only as of the date of its filing. Except where required by applicable law, the Corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this Proxy Statement to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this Proxy Statement are intended to be subject to the safe harbor protection provided by the federal securities laws.

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Lockheed Martin Corporation
6801 Rockledge Drive
Bethesda, MD 20817
www.lockheedmartin.com
________________________________________________________

© 2021 Lockheed Martin Corporation

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IMPORTANT ANNUAL MEETING INFORMATION 000004

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

- Go to **www.investorvote.com**
- Follow the steps outlined on the secure website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the U.S., Canada and Puerto Rico any time on a touch tone telephone.
- Or call 1-781-575-2300 from other locations.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposal: Election of Directors (see below): The Board of Directors recommends a vote **FOR all the nominees.**

1. Nominees:

Nominee	For	Against	Abstain
01 - Daniel F. Akerson	☐	☐	☐
02 - David B. Burritt	☐	☐	☐
03 - Bruce A. Carlson	☐	☐	☐
04 - Joseph F. Dunford, Jr.	☐	☐	☐
05 - James O. Ellis, Jr.	☐	☐	☐
06 - Thomas J. Falk	☐	☐	☐
07 - Ilene S. Gordon	☐	☐	☐
08 - Vicki A. Hollub	☐	☐	☐
09 - Jeh C. Johnson	☐	☐	☐
10 - Debra L. Reed-Klages	☐	☐	☐
11 - James D. Taiclet	☐	☐	☐

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B Proposals: The Board of Directors recommends a vote **FOR** Proposals **2 and 3.**

Proposal	For	Against	Abstain
2. Ratification of Appointment of Ernst & Young LLP as Independent Auditors for 2021	☐	☐	☐
3. Advisory Vote to Approve the Compensation of our Named Executive Officers (Say-on-Pay)	☐	☐	☐

The Board of Directors recommends a vote **AGAINST** Proposals **4 and 5.**

Proposal	For	Against	Abstain
4. Stockholder Proposal to Adopt Stockholder Action by Written Consent	☐	☐	☐
5. Stockholder Proposal to Issue a Report on Human Rights Due Diligence	☐	☐	☐

C Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

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The 2021 Annual Meeting of Stockholders of Lockheed Martin Corporation will be held on Thursday, April 22, 2021 at 8:00 a.m. EDT, virtually via the internet at www.meetingcenter.io/266927146.

To access, vote and submit questions during the virtual Annual Meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting, if prompted for one, is LMT2021.

Even if you plan on attending the virtual Annual Meeting, we encourage you to vote your shares in advance using one of the methods described on this proxy card.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

LOCKHEED MARTIN CORPORATION

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Proxy Card For 2021 Annual Meeting of Stockholders

The undersigned hereby appoints James D. Taiclet, Kenneth R. Possenriede and Maryanne R. Lavan, and each of them, as proxies (Proxies) of the undersigned with respect to common stock of Lockheed Martin Corporation (Corporation) owned by the undersigned, with full power of substitution, to vote and act for the undersigned at the 2021 Annual Meeting of Stockholders of Lockheed Martin Corporation to be held on Thursday, April 22, 2021 at 8:00 a.m. EDT, virtually via the internet at www.meetingcenter.io/266927146 and at any adjournments or postponements thereof. The Proxies shall vote in accordance with the instructions indicated on the card, and are authorized to vote in their discretion on other business that may properly come before the meeting and any adjournments or postponements. **The Proxies will vote as the Board of Directors recommends where a choice is not specified.**

Please mark, date and sign this card and return it promptly in the enclosed envelope. To vote by Internet or telephone, see the instructions on the reverse side. **This proxy is solicited on behalf of the Corporation's Board of Directors.**

To vote in accordance with the Board of Directors' recommendations, please sign and date below; no boxes need to be checked.

D Authorized Signatures — Date and sign below. This section must be completed for your vote to be counted.

Please sign this proxy as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. The signer hereby revokes all previous proxies given by the signer to vote at the Annual Meeting or any adjournments or postponements thereof.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.

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LOCKHEED MARTIN

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposal: Election of Directors (see below): The Board of Directors recommends a vote **FOR all the nominees.**

1. Nominees:

Nominee	For	Against	Abstain
01 - Daniel F. Akerson	☐	☐	☐
02 - David B. Burritt	☐	☐	☐
03 - Bruce A. Carlson	☐	☐	☐
04 - Joseph F. Dunford, Jr.	☐	☐	☐
05 - James O. Ellis, Jr.	☐	☐	☐
06 - Thomas J. Falk	☐	☐	☐
07 - Ilene S. Gordon	☐	☐	☐
08 - Vicki A. Hollub	☐	☐	☐
09 - Jeh C. Johnson	☐	☐	☐
10 - Debra L. Reed-Klages	☐	☐	☐
11 - James D. Taiclet	☐	☐	☐

B Proposals: The Board of Directors recommends a vote **FOR** Proposals **2 and 3.**

	For	Against	Abstain
2. Ratification of Appointment of Ernst & Young LLP as Independent Auditors for 2021	☐	☐	☐
3. Advisory Vote to Approve the Compensation of our Named Executive Officers (Say-on-Pay)	☐	☐	☐

The Board of Directors recommends a vote **AGAINST** Proposals **4 and 5.**

	For	Against	Abstain
4. Stockholder Proposal to Adopt Stockholder Action by Written Consent	☐	☐	☐
5. Stockholder Proposal to Issue a Report on Human Rights Due Diligence	☐	☐	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1 U P X 4 9 3 3 1 3 1

03DZ2D

LOCKHEED MARTIN CORPORATION

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Proxy Card For 2021 Annual Meeting of Stockholders

The undersigned hereby appoints James D. Taiclet, Kenneth R. Possenriede and Maryanne R. Lavan, and each of them, as proxies (Proxies) of the undersigned with respect to common stock of Lockheed Martin Corporation (Corporation) owned by the undersigned, with full power of substitution, to vote and act for the undersigned at the 2021 Annual Meeting of Stockholders of Lockheed Martin Corporation to be held on Thursday, April 22, 2021 at 8:00 a.m. EDT, virtually via the internet at www.meetingcenter.io/266927146 and at any adjournments or postponements thereof. The Proxies shall vote in accordance with the instructions indicated on the card, and are authorized to vote in their discretion on other business that may properly come before the meeting and any adjournments or postponements. **The Proxies will vote as the Board of Directors recommends where a choice is not specified.**

Please mark, date and sign this card and return it promptly in the enclosed envelope. **This proxy is solicited on behalf of the Corporation's Board of Directors.**

To vote in accordance with the Board of Directors' recommendations, please sign and date below; no boxes need to be checked.

C Authorized Signatures — Date and sign below. This section must be completed for your vote to be counted.

Please sign this proxy as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. The signer hereby revokes all previous proxies given by the signer to vote at the Annual Meeting or any adjournments or postponements thereof.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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LOCKHEED MARTIN

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE_____________ SACKPACK____________

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Voting directions submitted by Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on April 19, 2021 for participants in one of the Corporation's 401(K) or defined contribution plans with Lockheed Martin common stock allocated to his or her account(s).

Vote by Internet

- Go to **www.investorvote.com**
- Follow the steps outlined on the secure website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the U.S., Canada and Puerto Rico any time on a touch tone telephone.
- Or call 1-781-575-2300 from other locations.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Voting Direction Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposal: Election of Directors (see below): The Board of Directors recommends a vote **FOR all the nominees.**

1. Nominees:

Nominee	For	Against	Abstain
01 - Daniel F. Akerson	☐	☐	☐
02 - David B. Burritt	☐	☐	☐
03 - Bruce A. Carlson	☐	☐	☐
04 - Joseph F. Dunford, Jr.	☐	☐	☐
05 - James O. Ellis, Jr.	☐	☐	☐
06 - Thomas J. Falk	☐	☐	☐
07 - Ilene S. Gordon	☐	☐	☐
08 - Vicki A. Hollub	☐	☐	☐
09 - Jeh C. Johnson	☐	☐	☐
10 - Debra L. Reed-Klages	☐	☐	☐
11 - James D. Taiclet	☐	☐	☐

B Proposals: The Board of Directors recommends a vote **FOR** Proposals **2 and 3.**

Proposal	For	Against	Abstain
2. Ratification of Appointment of Ernst & Young LLP as Independent Auditors for 2021	☐	☐	☐
3. Advisory Vote to Approve the Compensation of our Named Executive Officers (Say-on-Pay)	☐	☐	☐

The Board of Directors recommends a vote **AGAINST** Proposals **4 and 5.**

Proposal	For	Against	Abstain
4. Stockholder Proposal to Adopt Stockholder Action by Written Consent	☐	☐	☐
5. Stockholder Proposal to Issue a Report on Human Rights Due Diligence	☐	☐	☐

C Non-Voting Item

Comments — Please print your comments below.

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<STOCK#> 03DZ3G

The 2021 Annual Meeting of Stockholders of Lockheed Martin Corporation will be held on Thursday, April 22, 2021 at 8:00 a.m. EDT, virtually via the internet at www.meetingcenter.io/266927146.

To access and ask questions during the virtual Annual Meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

As a plan participant, you will not be able to vote the shares held in your plan account during the Annual Meeting and must vote in advance by the deadline on the reverse side of this form.

The password for this meeting, if prompted for one, is LMT2021.

IMPORTANT NOTICE TO PARTICIPANTS WITH LOCKHEED MARTIN CORPORATION COMMON STOCK ALLOCATED TO ACCOUNTS IN CERTAIN COMPANY-SPONSORED SAVINGS PLANS:

Dear Plan Participant:

State Street Bank and Trust Company (State Street) is the Trustee with respect to the Lockheed Martin Corporation common stock held in the following plans:

Lockheed Martin Corporation Salaried Savings Plan
Lockheed Martin Corporation Hourly Employee Savings Plan Plus
Lockheed Martin Corporation Capital Accumulation Plan
Lockheed Martin Corporation Capital Accumulation Plan for Hourly Employees
Lockheed Martin Corporation Operations Support Savings Plan
Lockheed Martin Corporation Performance Sharing Plan for Bargaining Employees
Lockheed Martin Corporation Basic Benefit Plan for Hourly Employees

This voting direction card is used for the purpose of providing confidential voting directions to State Street with respect to the shares held in the plans listed above. All matters to be voted upon at the Annual Meeting of Stockholders are extremely important and are described in the Proxy Statement.

Sincerely,

State Street Bank and Trust Company, Trustee

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

LOCKHEED MARTIN CORPORATION

Proxy Voting Direction Card For 2021 Annual Meeting of Stockholders

State Street Bank and Trust Company, as Trustee of the plans listed above, is directed to vote the shares of Lockheed Martin Corporation (Corporation) common stock allocated to my account(s) in one or more of the plans listed above, at the 2021 Annual Meeting of Stockholders of Lockheed Martin Corporation to be held on Thursday, April 22, 2021 at 8:00 a.m. EDT, virtually via the internet at www.meetingcenter.io/266927146 and at any adjournments or postponements thereof. State Street will vote in accordance with the directions indicated on the card. **State Street will vote signed cards that are returned in accordance with recommendations of the Board of Directors where voting directions are not specified.** If no voting direction is received or if this proxy voting direction card is returned unsigned, the shares allocated to my account(s) will be voted by State Street in proportion to those shares allocated to accounts of participants for which timely directions were received, unless contrary to ERISA. Plan Participants are requested to mark, date and sign this card and return it promptly in the enclosed envelope. To vote by Internet or telephone, see instructions on the reverse side. **This proxy voting direction card is solicited on behalf of the Corporation's Board of Directors.**

D Authorized Signatures — Date and sign below. This section must be completed for your vote to be counted.

Please sign this proxy voting direction card as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. The signer hereby revokes all previous proxies given by the signer to vote at the Annual Meeting or any adjournments or postponements thereof.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.

Memorandum

DATE:        March 15, 2021

TO:        Lockheed Martin Savings Plan Participants

FROM:        Maryanne R. Lavan, Senior Vice President, General Counsel and
        Corporate Secretary

SUBJECT:    Important Notice Regarding Availability of Lockheed Martin Proxy Materials

Lockheed Martin employees are the largest holders of our common stock (representing approximately 11 percent of our outstanding shares). As a Lockheed Martin savings plan participant, you are entitled to vote your shares held through the Lockheed Martin savings plans on the matters to be voted upon at the Corporation’s Annual Meeting of Stockholders on April 22, 2021.

Tomorrow, you will receive an email from Computershare Trust Company, N.A. (cpucommunications.com), our independent registrar and transfer agent, with a subject line of “Important Notice Regarding Availability of Lockheed Martin Proxy Materials.” The email will include a link to the Corporation’s 2020 Annual Report and 2021 Proxy Statement (together, the Proxy Materials). It will also contain information on how to vote your shares confidentially through the Internet or by telephone.

Your vote is very important. Please look for your email from Computershare and vote promptly. Note that you may receive multiple proxy packages and voting instructions (electronically and/or by mail). These materials may not be duplicates as you may hold shares of Lockheed Martin stock in multiple accounts. Please be sure to vote all of your shares in each of your accounts in accordance with the directions on the proxy card(s) and/or voting instruction form(s) you receive.

A hard copy of the Proxy Materials can be requested by calling toll free 1-877-223-3863 or 1-267-468-0767, if outside the U.S. Requests will be fulfilled until 3:00 p.m. Eastern Daylight Time on April 12, 2021.

Please note: computer settings vary and unknown email addresses, such as those from Computershare, may sometimes be directed to your “Junk Email” folder. If you do not see the email from Computershare in your inbox, check your “Junk Email” folder.

Email to Employee Plan Participants (to be sent 03/16/2021)

Email subject will be:
Important Notice Regarding Availability of Lockheed Martin
Proxy Materials

Annual Report, Proxy Statement and Voting Instructions for the Lockheed Martin Corporation Annual Meeting of Stockholders on April 22, 2021

Proxy Login Control Number:

To: Lockheed Martin Corporation Savings Plan Participants

You are receiving this email because you are a participant in a Lockheed Martin Corporation savings plan. Instead of receiving your 2020 Annual Report and 2021 Proxy Statement (Proxy Materials) by mail, you can conveniently access your Proxy Materials and vote online at www.investorvote.com. To view the Proxy Materials and cast your vote, enter the Proxy Login Control Number above (without any spaces) and follow the on-screen instructions.

To obtain a hard copy of Proxy Materials (free of charge):
•Call 1-877-223-3863 within the U.S.
•Call 1-267-468-0767 from outside the U.S.
•Requests must be received by 3:00 p.m., Eastern Daylight Time, on April 12, 2021

Voting deadline:
•11:59 p.m., Eastern Daylight Time, on Monday, April 19, 2021

Please note that you may receive multiple proxy packages and voting instructions (electronically and/or by mail). These materials may not be duplicates as you may hold shares of Lockheed Martin stock in multiple accounts. Please be sure to vote all of your shares in each of your accounts in accordance with the directions on the proxy card(s) and/or voting instruction form(s) you receive.

Please cast your vote today!

Computershare Trust Company, N.A.
Independent Registrar and Transfer Agent for Lockheed Martin Corporation

Email Reminder to Employee Plan Participants

Email will have date when sent

Email subject will be:
Reminder Notice - Important Notice Regarding Availability of Lockheed Martin
Proxy Materials

Annual Report, Proxy Statement and Voting Instructions for the Lockheed Martin Corporation Annual Meeting of Stockholders on April 22, 2021

Proxy Login Control Number:

To: Lockheed Martin Corporation Savings Plan Participants

You are receiving this email because you are a participant in a Lockheed Martin Corporation savings plan. Instead of receiving your 2020 Annual Report and 2021 Proxy Statement (Proxy Materials) by mail, you can conveniently access your Proxy Materials and vote online at www.investorvote.com. To view the Proxy Materials and cast your vote, enter the Proxy Login Control Number above (without any spaces) and follow the on-screen instructions.

To obtain a hard copy of Proxy Materials (free of charge):
•Call 1-877-223-3863 within the U.S.
•Call 1-267-468-0767 from outside the U.S.
•Requests must be received by 3:00 p.m., Eastern Daylight Time, on April 12, 2021

Voting deadline:
•11:59 p.m., Eastern Daylight Time, on Monday, April 19, 2021

Please note that you may receive multiple proxy packages and voting instructions (electronically and/or by mail). These materials may not be duplicates as you may hold shares of Lockheed Martin stock in multiple accounts. Please be sure to vote all of your shares in each of your accounts in accordance with the directions on the proxy card(s) and/or voting instruction form(s) you receive.

Please cast your vote today!

Computershare Trust Company, N.A.
Independent Registrar and Transfer Agent for Lockheed Martin Corporation

[[company_logo]]

Lockheed Martin Corporation
Annual Meeting of Stockholders
April 22, 2021 at 8:00 a.m. Eastern Daylight Time
Virtually at www.meetingcenter.io/266927146
Password: LMT2021 (if prompted for one)

Control Number:[[SingleControlNumber]]

To: [[Registration]]

Lockheed Martin Corporation's 2021 Annual Meeting Materials including the 2020 Annual Report and 2021 Proxy Statement are now available online. You may also vote your shares online for the Annual Meeting of Stockholders.

To view the Proxy Statement and Annual Report visit: www.edocumentview.com/LMT

To cast your vote, please visit www.investorvote.com and follow the on-screen instructions. You will be prompted to enter the Proxy Login Control Number above in this e-mail to access this voting site.

You may also vote your shares by telephone by calling (800) 652-8683 within the U.S. and Canada and (781) 575-2300 from other countries. Follow the instructions provided by the recorded message.

Thank you for submitting your very important vote.

Questions? For additional assistance regarding your account please visit www.computershare.com/ContactUs where you will find useful FAQs, phone numbers and our secure online contact form.

Please do not reply to this email. This mailbox is not monitored and you will not receive a response.

CERTAINTY | INGENUITY | ADVANTAGE

LOCKHEED MARTIN

Computershare

Computershare Trust Company, N.A.
PO BOX 505000
Louisville, KY 40233-5000
Within USA, US territories & Canada 877 498 8861
Outside USA, US territories & Canada 781 575 2879
www.computershare.com/investor

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Re: Important Notice Regarding Availability of Lockheed Martin Proxy Materials 1234 5678 9012 345

We recently attempted to notify you via e-mail that the above meeting materials are now available online. Unfortunately, your e-mail notice was returned to us as undeliverable.

To view the Proxy Statement and Annual Report visit:
www.edocumentview.com/LMT

To cast your vote and to update your e-mail address, please visit:

www.investorvote.com

You will be prompted to enter the proxy login details provided above to access the voting site.

Also, please remember to update your e-mail address at www.computershare.com/investor to ensure that you receive future notices via e-mail.

Thank you for using our online meeting services.

Sincerely,

Computershare

03EWNA